                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63024

PROSPECTUS

                                4,520,555 SHARES

                          MICROTEL INTERNATIONAL, INC.

                                  COMMON STOCK

         The shares of our common stock being offered under this prospectus are being offered by some of our security holders identified in this prospectus for their own accounts. Our common stock trades on the NASD's OTC Bulletin Board under the symbol "MCTL." On July 23, 2001, the high and low sale prices for a share of our common stock were $0.42 and $0.40, respectively.

         The mailing address and the telephone number of our principal executive offices are 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730,
(909) 987-9220.
                              --------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                -----------------

         This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July 30, 2001.


                                TABLE OF CONTENTS

DESCRIPTION                                                                                                PAGE NO.
-----------                                                                                                --------
Prospectus Summary..............................................................................................3
Risk Factors....................................................................................................7
Special Note Regarding Forward-Looking Statements..............................................................14
Use of Proceeds................................................................................................15
Dividend Policy................................................................................................15
Price Range of Common Stock....................................................................................15
Capitalization.................................................................................................16
Selected Consolidated Historical Financial Data................................................................17
Management's Discussion and Analysis of Financial Condition and Results of Operations..........................19
Business.......................................................................................................33
Management.....................................................................................................54
Certain Relationships and Related Transactions.................................................................64
Principal And Selling Security Holders.........................................................................70
Plan of Distribution...........................................................................................76
Description of Capital Stock...................................................................................78
Legal Matters..................................................................................................82
Experts........................................................................................................82
Additional Information.........................................................................................82
Index to Financial Statements and Financial Statement Schedule................................................F-1


                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

                          MICROTEL INTERNATIONAL, INC.

         We are a Delaware corporation that was formed July 14, 1989 under the name CXR Corp. We amended our certificate of incorporation to change our name to CXR Corporation in October 1989 and then to MicroTel International, Inc. in March 1995.

         Through our three direct wholly-owned operating subsidiaries, XET Corporation (formerly, XIT Corporation), CXR Telcom Corporation and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we design, manufacture, assemble, and market products and services in the following two material business segments:

         o        Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

         o Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 2000 were to customers in the telecommunications industry, we also have significant sales to industrial, aerospace and military customers.

                                  THE OFFERING

Common stock offered by selling security holders             4,520,555(1)

Common stock outstanding prior to this offering              20,570,703(2)

Common stock outstanding following this offering if all      25,046,258(1)(2)
shares are sold

Use of Proceeds                      All proceeds of this offering will be
                                     received by selling security holders for their own accounts.

Risk Factors                         You should read the "Risk Factors"
                                     section beginning on page 7, as
                                     well as other cautionary statements
                                     throughout this prospectus, before
                                     investing in shares of our common stock.

-------------

(1) Assumes exercise of all of the warrants whose underlying shares of common stock are covered by this prospectus in exchange for 1,712,305 shares of common stock, conversion of all of the shares of Series A Preferred Stock whose underlying shares of common stock are covered by this prospectus in exchange for 1,263,250 shares of common stock, conversion of all of the shares of Series B Preferred Stock whose underlying shares of common stock are covered by this prospectus in exchange for 1,500,000 shares of common stock, and immediate resale of all of those 4,475,555 shares of common stock.

(2) As of July 24, 2001, a total of 20,570,703 shares of common stock were issued and outstanding, excluding:

         o 3,713,100 shares reserved for issuance under our stock option plans, of which options to purchase 1,673,924 shares were outstanding;
         o 1,263,250 shares issuable upon conversion of our Series A Preferred Stock, all of which shares of common stock are covered by this prospectus;
         o 1,500,000 shares issuable or to become issuable upon conversion of our Series B Preferred Stock, all of which shares of common stock are covered by this prospectus;
         o 2,206,756 shares issuable upon exercise of outstanding warrants, including the warrants whose underlying shares of common stock are covered by this prospectus; and
         o any additional shares of common stock we may issue from time to time after July 24, 2001.


                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               THREE                                                THREE MONTHS ENDED
                                       YEAR    MONTHS                 YEARS ENDED                         MARCH 31,
                                      ENDED     ENDED                  DECEMBER 31,                      (UNAUDITED)
STATEMENTS OF OPERATIONS AND         SEPT. 30, DEC. 31,  ----------------------------------------   --------------------
COMPREHENSIVE INCOME DATA:             1996      1996      1997      1998       1999       2000      2000         2001
                                       ----      ----      ----      ----       ----       ----      ----         ----
Net sales........................    $14,270   $ 3,100   $27,251   $30,100    $25,913     $28,050   $5,860      $7,465
Income (loss) from operations....      1,402      (277)   (6,916)      343     (3,578)      1,527      (64)        175
Income (loss) from continuing
   operations....................      1,686      (258)   (7,640)     (562)    (4,198)      1,703      (64)        110
Loss from discontinued operations       (603)     (647)   (2,053)     (623)      (398)       (699)     (56)         --
Net income (loss)................      1,083      (905)   (9,693)   (1,185)    (4,596)      1,004     (127)        107
Total comprehensive income (loss)        994      (779)   (9,953)     (979)    (4,921)        499      169        (115)
Basic earnings (loss) per share..      $0.17    $(0.15)   $(0.96)   $(0.10)    $(0.28)      $0.05   $(0.01)      $0.01
Diluted earnings (loss) per share      $0.17    $(0.15)   $(0.96)   $(0.10)    $(0.28)      $0.04   $(0.01)      $0.00
Weighted average shares
   outstanding, basic............      5,841     6,064    10,137    11,952     16,638      19,504   18,174      23,816
Weighted average shares
   outstanding, diluted..........      5,841     6,064    10,137    11,952     16,638      23,027   18,174      23,816

PRO FORMA STATEMENTS OF
OPERATIONS AND COMPREHENSIVE
INCOME DATA:
Net sales............................................................................    $29,680
Income from operations...............................................................      1,219
Income from continuing operations....................................................      1,255
Loss from discontinued operations....................................................       (699)
Net income...........................................................................        556
Total comprehensive income...........................................................         51
Basic earnings per share.............................................................       0.03
Diluted earnings per share...........................................................       0.02
Weighted average shares outstanding, basic...........................................     19,504
Weighted average shares outstanding, diluted.........................................     23,904

                                                                                                      MARCH 31, 2001
                                                                                                      --------------
BALANCE SHEET DATA:                                                                                     (unaudited)
Cash and cash equivalents...........................................................................      $   368
Working capital.....................................................................................        2,688
Total assets........................................................................................       18,043
Long-term debt, net of current portion..............................................................          225
Stockholders' equity................................................................................        5,688
Convertible redeemable preferred stock..............................................................          261

         No cash dividends on our common stock were declared during any of the periods presented above. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XET Corporation (the accounting acquirer) in the reverse acquisition of MicroTel International, Inc. by XET Corporation on March 26, 1997.

         The historical financial data above for periods prior to the merger is that of XET Corporation. In conjunction with the reverse acquisition accounting treatment, XET Corporation changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three-month period ended December 31, 1996 represents the "transition" period between XET Corporation's fiscal year ended September 30, 1996 and the beginning of its new fiscal year on January 1, 1997.

         The unaudited pro forma results of operations data for the year ended December 31, 2000 set forth above gives pro forma effect to the acquisition of T-Com, LLC, as if T-Com, LLC and MicroTel had been combined as of the beginning of 2000. The pro forma results are not necessarily indicative of the results which would have occurred if the business combination had been in effect at the beginning of the period presented, nor does it purport to present results of operations for future periods.

         In October 2000, we decided to discontinue our circuits segment's operations. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in historical financial data above.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS.

         We incurred significant net operating losses in each of the years ended December 31, 1999 and 1998 and incurred a net operating profit in the year ended December 31, 2000 and the three months ended March 31, 2001. We realized a net loss of approximately $4.6 million for the twelve months ended December 31, 1999, as compared to incurring a net loss of approximately $1.2 million for the twelve months ended December 31, 1998. For the twelve months ended December 31, 2000, we recorded net income of $1.0 million. For the three months ended March 31, 2001, we recorded net income of $107,000. Our accumulated deficit and accumulated other comprehensive loss through March 31, 2001 were approximately $18.7 million and $1.0 million, respectively, and as of that date we had a total stockholders' equity of approximately $5.7 million. Although we recently reported profitable operations, there is no assurance that we will continue to maintain profitable operations in the future. If we are unable to do so, there may be a material adverse effect on our cash flows, which could cause us to violate covenants under our credit facility and could impede our ability to raise capital through debt or equity financing to the extent we may need it for our continued operations or for planned expansion. Consequently, future losses may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

FINANCIAL STATEMENTS OF OUR FOREIGN SUBSIDIARIES ARE PREPARED USING THE RELEVANT FOREIGN CURRENCY THAT MUST BE CONVERTED INTO UNITED STATES DOLLARS FOR INCLUSION IN OUR CONSOLIDATED FINANCIAL STATEMENTS. AS A RESULT, EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY IMPACT OUR REPORTED RESULTS OF OPERATIONS.

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could have an effect on our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. Sales of our products and services to customers located outside of the United States accounted for approximately 53% of our net sales for the year ended December 31, 2000 and approximately 57% of our net sales for the quarter ended March 31, 2001. We currently anticipate that foreign sales will account for a similar proportion of our net sales for the year ended December 31, 2001. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure.

MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN US. IN ORDER TO COMPETE SUCCESSFULLY, WE MUST KEEP PACE WITH OUR COMPETITORS IN ANTICIPATING AND RESPONDING TO THE RAPID CHANGES INVOLVING THE ELECTRONIC COMPONENTS AND TELECOMMUNICATIONS INDUSTRIES.

         Our future success will depend upon our ability to enhance our current products and services and to develop and introduce new products and services that keep pace with technological developments, respond to the growth in the telecommunications and electronic components markets in which we compete, encompass evolving customer requirements, provide a broad range of products and achieve market acceptance of our products. Many of our existing and potential competitors have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Our lack of resources relative to our competitors may cause us to fail to anticipate or respond adequately to technological developments and customer requirements or to experience significant delays in developing or introducing new products and services. These failures or delays could cause us to reduce our competitiveness, revenues, profit margins or market share.

OUR LACK OF LONG-TERM PURCHASE ORDERS OR COMMITMENTS MAY ADVERSELY AFFECT OUR BUSINESS IF DEMAND IS REDUCED.

         During the year ended December 31, 2000 and the quarter ended March 31, 2001, the sale of telecommunications equipment and related services accounted for approximately 56% and 51%, respectively, of our total sales and the sale of electronic components accounted for approximately 44% and 49%, respectively, of our total sales. In many cases we have long-term contracts with our telecommunications and electronic components customers that cover the general terms and conditions of our relationships with them but that do not include long-term purchase orders or commitments. Rather, our customers issue purchase orders requesting the quantities of telecommunications equipment they desire to purchase from us, and if we are able and willing to fill those orders, then we fill them under the terms of the contracts. Accordingly, we cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a reduced demand for our products that could result from a general economic downturn, from changes in the telecommunications and electronic components industries, including the entry of new competitors into the market, from the introduction by others of new or improved technology, from an unanticipated shift in the needs of our customers, or from other causes.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

         The major components of our products include circuit boards, microprocessors, chipsets and memory components. Most of these components are available from multiple sources. However, we currently obtain some components used in our products from single or limited sources. Some modem chipsets used in our data communications products have been in short supply and are frequently on allocation by semiconductor manufacturers. We have, from time to time, experienced difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that our suppliers will continue to meet our requirements. If our existing suppliers are unable to meet our requirements, we could be required to alter product designs to use alternative components or, if alterations are not feasible, we could be required to eliminate products from our product line.

         Shortages of components could not only limit our product line and production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher cost substitute components. Significant increases in the prices of components could have a material adverse effect on our results of operations because our products compete on price, and therefore we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortages of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products, such as many of our digital switches, that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations will not occur.

IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY OR COMPLETE STRATEGIC ACQUISITIONS, OUR LONG-TERM COMPETITIVE POSITIONING MAY SUFFER.

         Our business strategy includes growth through acquisitions that we believe will improve our competitive capabilities or provide additional market penetration or business opportunities in areas that are consistent with our business plan. Identifying and pursuing strategic acquisition opportunities and integrating acquired products and businesses requires a significant amount of management time and skill. Acquisitions may also require us to expend a substantial amount of cash or other resources, not only as a result of the direct expenses involved in the acquisition transaction but also as a result of ongoing research and development activities that may be required to maintain or enhance the long-term competitiveness of acquired products, particularly those products marketed to the rapidly evolving telecommunications industry. If we are unable to complete strategic acquisitions due to our inability to identify appropriate targets or to manage the difficulties or costs involved in the acquisitions, our long-term competitive positioning could suffer.

WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Carmine T. Oliva, and our Executive Vice President, Graham Jefferies. Mr. Oliva co-founded XET Corporation and has developed personal contacts and other skills that we rely upon in connection with our financing, acquisition and general business strategies. Mr. Jefferies is a long-time employee of MicroTel who we have relied upon in connection with our United Kingdom acquisitions and who fulfills significant operational responsibilities in connection with our foreign operations. Consequently, the loss of Mr. Oliva, Mr. Jefferies or one or more other key members of management could have a material adverse effect on us. Although we have entered into employment agreements with several key employees, we have not entered into any employment agreement with any of our executive officers other than with Mr. Oliva and Mr. Jefferies. We maintain key-man life insurance on Mr. Oliva and Mr. Jefferies. However, we cannot assure you that we will be able to maintain this insurance in effect or that the coverage will be sufficient to compensate us for the loss of the services of Mr. Oliva or Mr. Jefferies.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE.

         Our quarterly operating results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control. Fluctuations in our operating results may result from a variety of factors.

         For example, changes affecting the telecommunications industry, including consolidations and restructuring of United States and foreign telephone companies, can cause our sales to decrease or increase. Our sales may increase if we obtain new customers as a result of the consolidations or restructurings. However, our sales may decrease, either temporarily to the extent we have difficulty collecting monies due from our customers who are in the process of reorganizing, or permanently to the extent our customers are acquired by or combined with companies that are and choose to remain customers of our competitors.

         In addition, the cyclical nature of the telecommunications business due to the budgetary cycle of the regional Bell operating companies, or RBOCs, has had and will continue to have for the foreseeable future a significant impact on our quarterly operating results. RBOCs generally obtain approval for their annual budgets during the first quarter of each calendar year. If an RBOC's annual budget is not approved early in the calendar year or is insufficient to cover its desired purchases for the entire calendar year, we are unable to sell products to the RBOC during the period of the delay or shortfall.

         Due to these factors and other factors, including changes in general economic conditions, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful in predicting future performance. If our operating results do not meet the expectations of investors, our stock price may fluctuate or decline.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THESE RIGHTS COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         Our future success will be highly dependent on proprietary technology, particularly in our telecommunications business. However, we do not hold any patents and we currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. Our management believes that because of the rapid pace of technological change in the industries in which we operate, the legal intellectual property protection for our products is a less significant factor in our success than the knowledge, abilities and experience of our employees, the frequency of our product enhancements, the effectiveness of our marketing activities and the timeliness and quality of our support services. Consequently, we rely to a great extent on trade secret protection for much of our technology. However, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors or customers will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology. Our financial condition would be adversely impacted if we were to lose our competitive position due to our inability to adequately protect our proprietary rights as our technology evolves.

BECAUSE WE MAY HAVE INADVERTENTLY FAILED TO COMPLY WITH THE FEDERAL TENDER OFFER RULES, WE COULD FACE SIGNIFICANT LIABILITIES WHICH, IN TURN, COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         During 1998 and 1999 we modified the terms of some of our outstanding warrants and the terms of our Series A Preferred Stock. These transactions may have been subject to the federal tender offer rules that would have required us to make filings with the Securities and Exchange Commission and to conduct our activities in a manner prescribed by the tender offer rules. We did not make any of these filings nor did we comply with the other requirements of the tender offer rules. Although we believe that our activities surrounding the modifications to our warrants and Series A Preferred Stock are not subject to the federal tender offer rules, the Securities and Exchange Commission, as well as those security holders who participated in the modification transactions, may disagree with us. If that were to happen, we may be subject to fines by the Securities and Exchange Commission and may be required by the Securities and Exchange Commission and/or the security holders to rescind the transactions. The dollar amount of any fines and the costs associated with rescission, including the related legal and accounting costs, are difficult for us to quantify, yet they could be significant. If they are significant, our financial condition would be adversely impacted.

IF WE FAIL TO COMPLY WITH ENVIRONMENTAL REGULATIONS, WE COULD FACE SIGNIFICANT LIABILITIES.

         We are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used in our circuit board manufacturing processes. Any failure to comply with present and future regulations could subject us to future liabilities or the suspension of production. These regulations could also require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. We may also from time to time be subject to lawsuits with respect to environmental matters. The extent of our liability under any suit is not determinable and may have a material adverse effect on us.

IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our telecommunications products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our telecommunications products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

THE LIMITATION ON OUR USE OF NET OPERATING LOSS CARRYFORWARDS MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS AND CASH FLOWS.

         We have substantial net operating loss, or NOL, carryforwards for federal and state tax purposes. Because of our ownership changes resulting from a merger in 1997, our use of these NOL carryforwards to offset future taxable income will be limited. To the extent we are unable to fully use these NOL carryforwards to offset future taxable income, we will be subject to income taxes on future taxable income, which will negatively impact our results of operations and cash flows.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

         The market prices of securities of technology-based companies, including electronics hardware companies, currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. The market price of our common stock may continue to exhibit significant fluctuations in response to the following factors, many of which are beyond our control:

         o        variations in our quarterly operating results;
         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;
         o economic conditions specific to the electronics hardware industry;
         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
         o        regulatory developments;
         o        additions or departures of key personnel; and
         o        future sales of our common stock or other securities.

         The price at which you purchase shares of common stock offered by this prospectus may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE TO US ON ACCEPTABLE TERMS, OR AT ALL. IF WE OBTAIN FINANCING THROUGH THE ISSUANCE OF EQUITY SECURITIES, FURTHER DILUTION TO EXISTING STOCKHOLDERS MAY RESULT. WE MAY BE REQUIRED TO OBTAIN FINANCING THROUGH ARRANGEMENTS THAT MAY REQUIRE US TO RELINQUISH RIGHTS OR CONTROL TO SOME OF OUR PROPRIETARY TECHNOLOGIES.

         Our future capital requirements will depend upon many factors, including the magnitude of our sales and marketing efforts, the development of new products and services, possible future strategic acquisitions, the progress of our research and development efforts and the status of competitive products and services. We believe that current and future available capital resources will be adequate to fund our operations for the foreseeable future. However, to the extent we are in need of any additional financing, there can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If we raise additional funds by issuing equity securities, further dilution to the existing stockholders may result. If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product development and marketing efforts or to obtain funds through arrangements with partners or others that may require us to relinquish rights to some of our technologies or potential products, services or other assets. Accordingly, the inability to obtain financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development and marketing efforts that historically have contributed significantly to our competitiveness.

SHARES OF OUR COMMON STOCK ELIGIBLE OR TO BECOME ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

         As of July 24, 2001, we had outstanding 20,570,703 shares of common stock, of which 20,353,203 shares were unrestricted or were eligible for resale without registration under Rule 144 of the Securities Act of 1933, 45,000 shares were being included for resale under this prospectus and an additional 1,743,285 shares were entitled to be registered for resale. As of July 24, 2001, we also had outstanding options, warrants and preferred stock that were exercisable for or convertible into 6,643,930 shares of common stock. Of these, 1,673,924 shares of common stock underlying options were registered for resale, and 1,712,305 shares of common stock underlying warrants and 2,763,250 shares of common stock underlying preferred stock were being included for resale under this prospectus. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. Any adverse effect on the market price for our common stock could make it difficult for us to sell equity securities at a time and at a price that we deem appropriate.

BECAUSE OUR STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

         Until May 12, 1999, our common stock was quoted on the Nasdaq SmallCap Market. We were unable to maintain the minimum bid price of $1.00 per share and our stock was delisted from that market. Since May 13, 1999, our common stock has been traded under the symbol "MCTL" on the NASD's OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF MICROTEL, POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our stockholders. Of these shares, 200 have been designated as Series A Preferred, of which 25 are currently outstanding. In addition, 150,000 shares have been designated as Series B Preferred Stock, all of which are currently outstanding. The rights of the holders of our common stock are subject to the rights of the holders of our currently outstanding preferred stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which would delay, defer or prevent a change in control of MicroTel. Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could adversely affect the market value of our common stock.

THE ANTI-TAKEOVER EFFECTS OF DELAWARE LAW COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK.

         Section 203 of the General Corporation Law of Delaware prohibits us from engaging in business combinations with interested stockholders, as defined by statute. These provisions may have the effect of delaying or preventing a change in control of MicroTel without action by our stockholders, even if a change in control would be beneficial to our stockholders. Consequently, these provisions could adversely affect the price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including among others:

         o the projected growth in the telecommunications and electronic components markets;
         o our business strategy for expanding our presence in these markets;
         o anticipated trends in our financial condition and results of operations; and
         o our ability to distinguish ourselves from our current and future competitors.

         You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly. On July 23, 2001, the high and low sale prices for a share of our common stock were $0.42 and $0.40, respectively.

                                 DIVIDEND POLICY

         No dividends on our common stock have been paid by us to date. Our line of credit with Wells Fargo Business Credit, Inc. prohibits the payment of cash dividends on our common stock. The certificates of designation related to our Series A Preferred Stock and our Series B Preferred Stock provide that shares of those series of preferred stock are not entitled to receive cash dividends. We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends on our common stock within the foreseeable future. Any future payment of dividends on our common stock will be determined by our board of directors and will depend on our financial condition, results of operations, contractual obligations and other factors deemed relevant by our board of directors.

                           PRICE RANGE OF COMMON STOCK

         Until May 12, 1999, our common stock was traded on the Nasdaq SmallCap Market. On May 13, 1999, the listing of our common stock on the Nasdaq SmallCap Market was discontinued, and thereafter our common stock has been traded on the NASD's OTC Bulletin Board under the symbol "MCTL." The table below shows for each fiscal quarter indicated the high and low bid prices per share of our common stock as obtained from the Historical Research Department of The Nasdaq Stock Market, Inc. and from Pink Sheets LLC. The prices shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                                    PRICE RANGE
                                                                                ---------------------
                                                                                LOW              HIGH
                                                                                ---              ----
1999:
First Quarter (January 1 - March 31)..................................          .375             1.125
Second Quarter (April 1 - June 30)....................................          .1875             .5625
Third Quarter (July 1 - September 30).................................          .18               .40
Fourth Quarter (October 1 - December 31)..............................          .16               .44

2000:
First Quarter.........................................................          .42              2.8125
Second Quarter........................................................          .4375            1.25
Third Quarter.........................................................          .4375             .8438
Fourth Quarter........................................................          .20               .53

2001:
First Quarter.........................................................          .34               .5625
Second Quarter.........................................................         .35               .59


         As of July 24, 2001, we had 20,570,703 shares of common stock outstanding held of record by approximately 3,600 stockholders, and the high and low sale prices of our common stock on the OTC Bulletin Board on that date were $0.42 and $0.40, respectively.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.


                                                                                        MARCH 31, 2001
                                                                                       ---------------
                                                                                         (UNAUDITED)
                                                                                    (IN THOUSANDS, EXCEPT
                                                                                         SHARE DATA)
        Cash and cash equivalents.............................................                 $368
                                                                                               ----
        Long-term debt, less current portion..................................                  225
        Convertible redeemable preferred stock, $10,000 unit value. Authorized
          200 shares; issued and outstanding 25 shares (aggregate liquidation
          preference of $250).................................................                  261
        Stockholders' equity:
          Preferred Stock, $0.01 par value. Authorized 10,000,000 shares.
             Convertible Series B Preferred Stock, $0.01 par value, 150,000 shares authorized, 150,000 shares issued and outstanding
             (aggregate liquidation preference of $960)                                         938
          Common Stock, $0.0033 par value. Authorized 50,000,000 shares; issued
            and outstanding, 20,570,415.......................................                   68
        Additional paid-in capital............................................               24,307
        Accumulated deficit...................................................              (18,672)
        Accumulated other comprehensive loss..................................                 (953)
                                                                                          ----------
          Total stockholders' equity..........................................                5,688
                                                                                          ----------
          Total capitalization................................................            $   6,542
                                                                                          ==========

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following selected consolidated historical financial data should be read in conjunction with the consolidated financial statements and the notes to those statements and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data with respect to the years ended December 31, 1998, 1999 and 2000 and the consolidated balance sheet data at December 31, 1999 and 2000 are derived from, and are qualified by reference to, the consolidated audited financial statements included elsewhere in this prospectus. The consolidated statements of operations and comprehensive income data set forth below with respect to the three month periods ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 are derived from unaudited financial statements included elsewhere in the prospectus which, in the opinion of our management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for these periods. The historical results are not necessarily indicative of results to be expected for any future periods.

                                                    THREE                                                          THREE MONTHS
                                          YEAR      MONTHS                                                             ENDED
                                         ENDED      ENDED               YEARS ENDED DECEMBER 31,                     MARCH 31,
                                       SEPT. 30,   DEC. 31,    ---------------------------------------------   ---------------------
                                          1996        1996        1997        1998        1999        2000        2000        2001
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                                                    (UNAUDITED)
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME DATA:
Net sales ...........................  $ 14,270    $  3,100    $ 27,251    $ 30,100    $ 25,913    $ 28,050    $  5,860    $  7,465
Cost of sales .......................     9,442       2,332      18,069      17,353      17,066      15,529       3,534       4,350
                                       --------    --------    --------    --------    --------    --------    --------    --------
Gross profit ........................     4,828         768       9,182      12,747       8,847      12,521       2,326       3,115
Selling, general and administrative
   expenses .........................     3,426       1,045       8,608      10,202      10,584       9,827       2,147       2,581
Engineering and product development
   expenses .........................        --          --       1,797       2,202       1,841       1,167         243         359
Write-down of goodwill ..............        --          --       5,693          --          --          --          --          --
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) from operations .......     1,402        (277)     (6,916)        343      (3,578)      1,527         (64)        175
Total other income (expense) ........       304          49        (627)       (804)       (492)        207          --         (65)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) from continuing
   operations before income taxes ...     1,706        (228)     (7,543)       (461)     (4,070)      1,734         (64)        110
Income tax expense ..................        20          30          97         101         128          31           7           3
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) from continuing
operations ..........................     1,686        (258)     (7,640)       (562)     (4,198)      1,703         (71)        107
Discontinued operations:
   Loss from operations of
     discontinued segment ...........      (603)       (647)     (2,053)     (1,203)       (847)       (212)        (56)         --
   Gain (loss) on disposal of
    discontinued segment including
    provision for phase out period of
    $158 in 2000 ....................        --          --          --         580         449        (487)         --          --
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) ...................  $  1,083    $   (905)   $ (9,693)   $ (1,185)   $ (4,596)   $  1,004    $   (127)   $    107
Foreign currency translation
   adjustment .......................  $    (89)   $    126    $   (260)   $    206    $   (325)   $   (505)   $    296    $   (222)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total comprehensive income (loss) ...  $    994    $   (799)   $ (9,953)   $   (979)   $ (4,921)   $    499    $    169    $   (115)
                                       =========   =========   =========   =========   =========   =========   =========   =========
Basic earnings (loss) per share from
   continuing operations ............  $   0.27    $  (0.05)   $  (0.76)   $  (0.05)   $  (0.26)   $   0.09    $  (0.01)   $   0.01
Diluted earnings (loss) per share
   from continuing operations .......  $   0.27    $  (0.05)   $  (0.76)   $ (0.05) $     (0.26)   $   0.07    $  (0.01)   $   0.00
Basic earnings (loss) per share from
   discontinued operations ..........  $  (0.10)   $  (0.10)   $  (0.20)   $(0.05) $      (0.02)   $  (0.04)   $  (0.00)         --
Diluted earnings (loss) per share
   from discontinued operations .....  $  (0.10)   $  (0.10)   $  (0.20)   $(0.05) $      (0.02)   $  (0.03)   $  (0.00)         --
Basic earnings (loss) per share .....  $   0.17    $  (0.15)      (0.96)   $(0.10) $      (0.28)   $   0.05    $  (0.01)   $   0.01
Diluted earnings (loss) per share ...  $   0.17    $  (0.15)   $  (0.96)   $(0.10) $      (0.28)   $   0.04    $  (0.01)   $   0.00
Weighted average shares outstanding,
   basic ............................     5,841       6,064      10,137      11,952      16,638      19,504      18,174      23,816
Weighted average shares outstanding,
   diluted ..........................     5,841       6,064      10,137      11,952      16,638      23,027      18,174      23,816

                                                                 YEARS ENDED DECEMBER 31
                                 SEPTEMBER 30,     --------------------------------------------------     MARCH 31,
                                     1996          1996       1997       1998        1999        2000       2001
                                 -------------     ----       ----       ----        ----        ----    -----------
BALANCE SHEET DATA:                                                                                      (UNAUDITED)
Cash and cash equivalents......      $   492      $  574   $  1,571     $   450     $  450      $  756     $   368
Working capital................        3,911       3,554      4,625       4,999      1,080       2,780       2,688
Total assets...................       12,870      12,316     20,129      20,352     16,489      19,484      18,043
Long-term debt, net of current
   portion.....................        1,755       2,019      2,012       1,175        143         282         225
Stockholders' equity...........        5,486       4,753      6,011       5,482      3,801       5,807       5,688
Convertible redeemable
   preferred stock.............           --          --          1       1,516        588         259         261

         No cash dividends on our common stock were declared during any of the periods presented above. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XET Corporation (the accounting acquirer) in the reverse acquisition of MicroTel International, Inc. by XET Corporation on March 26, 1997.

         The historical financial data above for periods prior to the merger is that of XET Corporation. In conjunction with the reverse acquisition accounting treatment, XET Corporation changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three-month period ended December 31, 1996 represents the "transition" period between XET Corporation's fiscal year ended September 30, 1996 and the beginning of its new fiscal year on January 1, 1997.

         In October 2000, we decided to discontinue our circuits segment's operations. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in historical financial data above.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES AND THE INFORMATION INCLUDED UNDER THE CAPTION "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We previously organized our operations in three business segments:

         o        Instrumentation and Test Equipment;
         o        Components and Subsystem Assemblies; and
         o        Circuits.

         In an effort to focus our attention and working capital on our telecommunications test instruments and our transmission and network access products, we sold substantially all of the assets of XCEL Arnold Circuits, Inc. in April 1998 and sold substantially all of the assets of HyComp, Inc., a manufacturer of hybrid circuits, in April 1999.

         Effective August 1, 2000, we acquired the assets and business operations of T-Com, LLC, or T-Com, a telecommunications field test instruments manufacturer located in Sunnyvale, California. T-Com produced central office equipment, which is equipment that is typically employed in switching centers and network operating centers.

         In October 2000, we decided to discontinue our circuits segment. On November 28, 2000, we sold XCEL Etch Tek, which was our only remaining material circuit board business and was a division of our wholly-owned subsidiary, XET Corporation. We intend to retain our Monrovia, California circuit board manufacturing facility as a small captive supplier of circuit boards to XET Corporation's Digitran Division in our electronic components segment.

         Through our three direct wholly-owned operating subsidiaries, XET Corporation, CXR Telcom Corporation, or CXR Telcom, and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we presently design, manufacture, assemble, and market products and services in the following two material business segments:

         o        Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

         o Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 2000 were to customers in the telecommunications industry, we also have significant sales to industrial, aerospace and military customers.

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of total net sales.

                                                                                                  THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,              MARCH 31,
                                                               ----------------------------        ----------------
                                                               1998        1999        2000        2000        2001
                                                               ----        ----        ----        ----        ----
Net sales................................................      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales............................................       57.7        65.9        55.4        60.3        58.3
                                                               ------      ------      ------      ------      ------
Gross profit.............................................       42.3        34.1        44.6        39.7        41.7
Selling, general and administrative expenses.............       33.9        40.8        35.0        36.6        34.6
Engineering and product development expenses.............        7.3         7.1         4.2         4.1         4.8
                                                               ------      ------      ------      ------      ------
Operating income (loss)..................................        1.1       (13.8)        5.4        (1.1)        2.3
Interest expense.........................................       (2.2)       (1.6)       (1.5)       (1.6)       (1.2)
Other income (expense)...................................       (0.4)       (0.3)        2.3         1.6        (0.4)
                                                               ------      ------      ------      ------      ------
Income (loss) from continuing operations before income
   taxes.................................................       (1.5)      (15.7)        6.2        (1.1)        1.5
Income taxes.............................................        0.4         0.5         0.1         0.1         0.1
                                                               ------      ------      ------      ------      ------
Income (loss) from continuing operations.................       (1.9)      (16.2)        6.1        (1.2)        1.4
Loss from discontinued operations........................       (4.0)       (3.2)       (0.8)       (1.0)         --
Gain (loss) on disposal of discontinued segment..........        1.9         1.7        (1.7)         --          --
                                                               ------      ------      ------      ------      ------
Net income (loss)........................................       (3.9)%     (17.7)%       3.6%       (2.2)%       1.4%
                                                               ======      =======     ======      =======     ======

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

     CONTINUING OPERATIONS

         NET SALES. Net sales for the three months ended March 31, 2001 increased by $1,605,000 (27.4%) to $7,465,000 as compared to $5,860,000 for the three months ended March 31, 2000.

         Net sales of our telecommunications products for the three months ended March 31, 2001 increased by $217,000 (6.1%) to $3,772,000, as compared to
$3,553,000 for the comparable period in 2000. Net sales of our U. S.-based telecom operation of CXR Telcom for the three months ended March 31, 2001 increased by $147,000 (11.2%) to $1,464,000, as compared to $1,317,000 for the comparable period in 2000. This increase was mainly due to the addition of $410,000 of net sales of T-Com products that more than offset a $263,000 decline in sales of our CXR HALCYON 700 series field test equipment. Both the CXR HALCYON 700 series field test equipment and the T-Com central office test equipment had lower than expected sales in the first quarter of 2001 primarily due to weak order entry in November and December 2000 and the fact that many of CXR Telcom's customers did not have their capital budgets released until late in February 2001. This led to a slow sales start in the first two months of the quarter for CXR Telcom. Sales of our telecom test equipment have since returned to a level more consistent with our expectations. Net sales of our transmission and original equipment manufactured test instruments by our French subsidiary, CXR, S.A., for the three months ended March 31, 2001 increased by $72,000 (3.1%) to $2,309,000, as compared to $2,237,000 for the comparable prior year period. This increase would have been larger if not for the decline in the value of the French Franc in relation to the value of the U.S. Dollar in the quarter ended March 31, 2001 as compared to their relative values for the quarter ended March 31, 2000. CXR, S. A. sales in CXR, S.A.'s functional currency, the French Franc, actually increased by 14.4%. However, due to the decline in the value of the French Franc in relation to the value of the U.S. Dollar, CXR S.A.'s sales show only a slight increase when measured in U.S. Dollars.

         Net sales of our electronic components for the three months ended March 31, 2001 increased by $1,388,000 (60.2%) to $3,693,000, as compared to
$2,307,000 for the comparable period in 2000, primarily due to an $873,000 increase in sales of power supplies manufactured by our U.K. subsidiary, XCEL Corporation Ltd. This increase in net sales was primarily due to an increase in deliveries of outstanding contracts and, to a lesser extent, to the acquisition of Belix Power Supply Ltd. in April 2000 which provided $193,000 of this increase. Also contributing to the increase in sales of our electronic components segment was XET Corporation's Digitran Division in Rancho Cucamonga, California, which increased its sales in the quarter ended March 31, 2001 by $480,000 (39.6%) to $1,692,000, as compared to $1,212,000 for the comparable prior year period. This increase was mainly due to shipments of digital switches under its contract with BAE Systems, Canada. Although shipments under this contract ended during the first quarter of 2001, we anticipate that higher revenues from our power conversion products will offset completion of our contract with BAE Systems, Canada.

         GROSS PROFIT. Gross profit as a percentage of total net sales increased to 41.7% for the three months ended March 31, 2001, as compared to 39.7% for the comparable period in 2000. In dollar terms, total gross profit increased by $789,000 (33.9%) to $3,115,000 for the three months ended March 31, 2001, as compared to $2,326,000 for the comparable period in 2000.

         Gross profit for our telecommunications segment increased in dollar terms by $37,000 (2.7%) to $1,388,000 for the three months ended March 31, 2001, as compared to $1,351,000 for the comparable period in 2000, and decreased as a percentage of net sales from 42.3% in 2000 to 36.8% in 2001. The decrease in gross profit as a percentage of net sales was due primarily to the addition of T-Com costs coupled with lower net sales of our CXR HALCYON 700 series test instruments in the first quarter of 2001 as compared to the first quarter of 2000.

         Gross profit for our electronic components segment increased in dollar terms by $752,000 (77.2%) to $1,727,000 for the three months ended March 31, 2001, as compared to $975,000 for the comparable period in 2000, and increased as a percentage of related net sales from 42.3% in 2000 to 46.8% in 2001. This increase was primarily the result of improved profit margins in connection with higher production volumes and a larger percentage of higher margin night vision switch sales by XET Corporation's Digitran Division. Also contributing to the increase in gross profit was increased production at XCEL Corporation Ltd. in the U.K. due to substantially higher sales.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $434,000 (20.2%) to $2,581,000 for the three months ended March 31, 2001, as compared to $2,147,000 for the comparable period in 2000. The increase in these expenses was primarily due to an increase in legal and accounting fees of $164,000 for various Securities and Exchange Commission filings, increases in administrative expenses related to the T-Com acquisition, increased legal fees related to the Belix acquisition, and increases in wages and group insurance costs of $217,000.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our telecommunications segment. These expenses increased by $116,000 (47.7%) to $359,000 for the three months ended March 31, 2001, as compared to $243,000 for the comparable prior year period. The increase primarily was due to the addition of engineering staff and related costs at CXR Telcom reflecting the T-Com acquisition.

         OTHER INCOME AND EXPENSE. Interest expense was reduced slightly to $93,000 for the three months ended March 31, 2001 from $96,000 in the comparable period in 2000. Other income of $28,000 in the first quarter of 2001 declined from $96,000 in the first quarter of 2000 primarily due to a $43,000 gain on the sale of a fixed asset reported in the first quarter of 2000.

     DISCONTINUED OPERATIONS

         As a result of our decision to discontinue our last remaining material circuits subsidiary in October 2000, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $56,000 for the three months ended March 31, 2000. Net sales, gross profit and selling, general and administrative expenses for our circuits business for the three months ended March 31, 2000 were $628,000, $580,000 and $103,000, respectively.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     CONTINUING OPERATIONS

         NET SALES. Net sales for the year ended December 31, 2000 increased by $2,137,000 (8.2%) to $28,050,000 as compared to $25,913,000 for the year ended
December 31, 1999.

         Net sales of our telecommunications products and services during 2000 declined slightly to $15,658,000 from $15,666,000 during 1999. Test equipment sales during 2000 increased by $2,923,000 (58.7%) to $7,906,000 as compared to $4,983,000 for 1999. This increase in sales of test equipment was primarily due to the positive market acceptance of our CXR HALCYON 704 series product line which accounted for $1,125,000 of the increase. The remaining $1,798,000 of this increase was substantially attributable to additional test equipment sales as a result of our acquisition of the business of T-Com in August 2000. This increase in net sales of test equipment was offset by a reduction in sales of transmission and networking equipment that are produced at our French subsidiary, CXR S. A., of $2,931,000 (37.8%) from $10,683,000 during 1999 to
$7,752,000 for 2000. The decline in the net sales of these products was primarily due to the conversion of sales amounts from French Francs to the U.S. Dollars. The average U.S. Dollar value of the French Franc has declined approximately 15% from 1999 to 2000. In addition, budget delays and reductions within the French public sector also contributed to the reduction of transmission equipment sales.

         Net sales of electronic components for 2000 increased by $2,145,000 (20.9%) to $12,392,000 as compared to $10,247,000 for 1999. This increase was primarily due to an increase in digital switch sales of XET Corporation's Digitran Division of $2,905,000 (63%) for 2000 to $7,508,000 from $4,603,000 for
1999. Contributing to this increase was a large order for switches placed by BAE Systems of Canada, which accounted for $1,656,000 of net sales in 2000. Sales under our contract with BAE Systems Canada, Inc. ended during the first quarter of 2001. This increase was offset by the termination of our subsystem assembly business that accounted for $670,000 of sales in 1999.

         GROSS PROFIT. Gross profit as a percentage of net sales increased to 44.6% for 2000 as compared to 34.1% for 1999. In dollar terms, gross profit increased by $3,674,000 (41.5%) to $12,521,000 for 2000 as compared to
$8,847,000 for 1999. For 2000 and 1999, cost of sales included provisions for inventory obsolescence of $893,000 and $1,144,000, respectively. Provisions for inventory obsolescence are recorded as necessary to reduce obsolete inventory to estimated net realizable value or to specifically reserve for obsolete inventory that we intend to dispose of. Upon disposal of obsolete inventory, the inventory is written off and the allowance for inventory obsolescence is reduced.

         Gross profit for our telecommunications segment increased in dollar terms by $1,292,000 (24.8%) to $6,508,000 for 2000 as compared to $5,216,000 for
1999 and increased as a percentage of related net sales from 33.4% in 1999 to 41.5% in 2000. This increase in gross profit was primarily due to a larger portion of telecommunications segment sales consisting of higher margin test equipment in 2000 which included the new CXR HALCYON 704 series test equipment and our T-Com test equipment. These products, each of which contributed a greater proportion of sales to this segment in 2000 than in 1999, generate a higher gross profit margin than the older model test equipment and generally contribute a higher margin than the transmission products.

         Gross profit of our electronic components segment increased in total dollar terms by $2,382,000 (65.6%) to $6,013,000 for 2000 from $3,631,000 in
1999 and increased as a percentage of related net sales from 35.2% in 1999 to 48.5% in 2000. The increase in gross profit margin in 2000 as compared to 1999 was primarily due to improved profit margins in connection with sales made by XET Corporation which resulted from manufacturing efficiencies, reduced overhead in connection with the move from the Ontario facility to our Rancho Cucamonga facility, higher production volumes and a larger percentage of higher margin night vision switches. These increases were slightly offset by a decline in profit margin of sales of our U. K. subsidiary due to lower sales volumes.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $757,000 (7.2%) to $9,827,000 for 2000 as compared to $10,584,000 for 1999 and decreased as a percentage of net sales from 40.8% in 1999 to 35.0% in 2000. This decrease is attributable to a reduction in selling expenses of $291,000 and reduction in general and administrative expenses of $466,000. The decrease in general and administrative expenses was primarily due to continued cost cutting efforts and due to certain expenses incurred in 1999 that were not incurred in 2000. These expenses include a $452,000 expense related to the establishment of a reserve for a note receivable, a $522,000 charge related to our investor relations efforts and a $193,000 charge related to a contingent stock agreement. Alternatively, there were general and administrative expenses incurred in 2000 that were not incurred in 1999 including approximately $200,000 of legal and accounting fees related to the filing of a registration statement and other filings with the Securities and Exchange Commission.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses consist primarily of research and product development activities of our telecommunications segment. These expenses decreased by $674,000 (36.6%) to $1,167,000 for 2000 as compared to $1,841,000 for 1999. The majority of this reduction is due to eliminating CXR Telcom's engineering function in Fremont, California for test instruments and concentrating our engineering efforts in only one location, our St. Charles, Illinois facility, and the transfer of transmission and network access product engineering to CXR
S. A. in France with no additional staffing added there.

         OTHER INCOME AND EXPENSE. Interest expense increased slightly to $424,000 for 2000 as compared to $411,000 for 1999. Other income was $631,000 for 2000 as compared to an expense of $81,000 for 1999. Other income in 2000 included $197,000 of gain on the sale of common stock of Wi-LAN, Inc., $137,000 reduction in a warranty reserve, $90,000 for reductions in accruals for settlements related to leased equipment and gain on foreign currency exchange of $94,000.

         INCOME TAXES. Income taxes, while nominal in both respective periods, consist primarily of foreign taxes and U.S. alternative minimum tax as we are in a loss carryforward position for federal income tax purposes. At December 31, 2000 we had total net deferred income tax assets of approximately $16,321,000. These potential income tax benefits, a significant portion of which relates to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of these assets is not more likely than not in light of our recurring losses from operations.

     DISCONTINUED OPERATIONS

         As a result of our decision in October 2000 to discontinue our last remaining material circuits business, which operated as the XCEL Etch Tek Division of our XET Corporation subsidiary, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $699,000 for 2000 as compared to a net loss of $398,000 for 1999. The 2000 net loss included a loss of $487,000 from the disposal of our discontinued operations, including $122,000 for phase out period, as compared to a gain of $449,000 for 1999 relating to the sale of HyComp, Inc., a subsidiary in our circuits segment, and the separate sale of its corporate shell.

         Net sales for our circuits business for 2000 decreased by $131,000 (5.5%) to $2,257,000 as compared to $2,388,000 for 1999 primarily due to the sale of our circuits segment facility in November 2000, which resulted in 10 1/2 months of circuit segment sales during 2000.

         Selling, general and administrative expenses related to our discontinued operations declined by $288,000 (43.4%) to $375,000 for 2000 as compared to $663,000 for 1999 primarily due to the sale of HyComp, Inc. in 1999 and cost reductions of Etch-Tek.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     CONTINUING OPERATIONS

         NET SALES. Net sales for the year ended December 31, 1999 decreased by $4,187,000 (13.9%) to $25,913,000 as compared to $30,100,000 for the year ended
December 31, 1998.

         Net sales of our telecommunications products and services decreased by $1,866,000 (10.6%) to $15,666,000 for 1999, as compared to $17,532,000 for 1998.
This decrease was primarily due to reduced sales of our older CXR 5200 series of telecommunications test sets which we were in the process of replacing with our new CXR HALCYON 700 series of equipment because the older models were not computer compatible and were larger and heavier than the newer models. Sales of our older models, which totaled $15,000 during 1999, declined at a faster rate than the increase in sales of our new models, which sales totaled $1,940,000 during 1999. The decrease in net sales attributable to the decline in sales of our older model test equipment was partially offset by a $937,000 increase in U.S. sales of our transmission products. An increase in sales by CXR, S.A. was not fully recognized by us as a result of a 18.4% decline in the value of the French Franc in relation to the U.S. dollar. The net sales of CXR, S.A. in its functional currency of French Francs were 16.9% greater in 1999 than in 1998. However, because of the decline in the value of the French Franc in relation to the U.S. dollar, CXR, S.A. net sales in U.S. dollars were 15% less in 1999 than in 1998.

         Net sales of electronic components decreased by $2,321,000 (18.5%) to $10,247,000 for 1999 as compared to $12,568,000 for 1998 primarily due to the discontinuance of our XCEL-Lite products, which represented no sales in 1999 as compared to sales of $576,000 in 1998, the discontinuance of low margin subsystem assembly business, which represented sales of $670,000 in 1999 as compared to $1,069,000 in 1998, a $1,199,000 decline in sales of our digital switches. We believe that the reduction in digital switch sales in 1999 as compared to 1998 was at least partially due to a preannounced price increase effective in early 1999 that caused some customers to purchase switches in 1998 rather than in 1999 in order to avoid the 1999 price increase.

         GROSS PROFIT. Gross profit as a percentage of total net sales decreased to 34.1% for 1999 as compared to 42.3% for 1998. In dollar terms, total gross profit decreased by $3,900,000 (30.6%) to $8,847,000 for 1999 as compared to $12,747,000 for 1998. For the years ended December 31, 1999 and 1998, cost of sales included provisions for inventory obsolescence of $1,144,000 and $879,000, respectively. Provisions for inventory obsolescence are recorded as necessary to reduce obsolete inventory to estimated net realizable value or to specifically reserve for obsolete inventory that we intend to dispose of. Upon disposal of obsolete inventory, the inventory is written off and the allowance for inventory obsolescence is reduced.

         Gross profit for our telecommunications segment decreased in dollar terms by $2,836,000 (35.2%) to $5,216,000 for 1999 as compared to $8,052,000 for
1998 and decreased as a percentage of related net sales from 45.9% in 1998 to 33.3% in 1999 due largely to a 48% reduction in sales of our older test equipment that had a higher margin than early initial production runs of our newer products and due to a 77% increase in sales of our lower margin transmission products. Our gross profit in this segment was also negatively affected by the total reduction in sales that caused a lower absorption of fixed costs. In addition, because of our cash flow constraints, we were unable to pay many of our suppliers in a timely fashion. As a result, we were forced to use higher cost suppliers for some of our parts. However, margins on the new test instruments are expected to meet or exceed the margins of older products as production lot sizes increase and other efficiencies are achieved as the new products mature. As of April 2000, all lower margin transmission products had been transferred from California to France, where those products are more efficiently produced, thus achieving a higher margin on the same products now being exported from France for resale in the U.S.

         Gross profit for our electronic components segment decreased in total dollar terms by $1,064,000 (22.7%) to $3,631,000 for 1999 as compared to
$4,695,000 for 1998 and decreased as a percentage of related net sales from 37.3% in 1998 to 34.1% in 1999 primarily due to additional costs incurred in connection with the move from the Ontario facility to our Rancho Cucamonga facility.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $382,000 (3.7%) to $10,584,000 for 1999 as compared to $10,202,000 for 1998. Our general and administrative expenses increased by $400,000 (7.0%) to $6,094,000 for 1999 as compared to $5,694,000 for 1998 primarily due to the non-cash expense of $522,000 in shares of our common stock and warrants to purchase our common stock to our investor relations firms in connection with our plan to increase our visibility within the investment community. Offsetting increases in general and administrative expenses were reductions in expenses due to the transfer of the administrative functions of CXR Telcom to our corporate office.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses, which consist primarily of research and product development activities of our telecommunications segment, decreased by $361,000 (16.4%) to $1,841,000 in 1999 as compared to $2,202,000 for 1998. This reduction was primarily due to elimination of the CXR engineering function in Fremont, California in May 1999, which reduced engineering expenses by $294,000. The engineering staff for our United States-based test equipment products is now housed only in our St. Charles, Illinois facility. We believe that engineering and product development are important to our future profitability. All engineering for our transmission products has been consolidated in France at our CXR, S.A. facility.

         OTHER INCOME AND EXPENSE. Interest expense was $411,000 in 1999 as compared to interest expense of $675,000 in 1998. This decrease in interest expense was primarily a result in decreased average borrowings during 1999.

         INCOME TAXES. Income taxes, while nominal in both respective periods, consist primarily of foreign taxes as we are in a loss carryforward position for federal income tax purposes. At December 31, 1999, we had total net deferred income tax assets of approximately $18,335,000. These potential income tax benefits, a significant portion of which relates to net operating loss carryforwards, have been subjected to a 100% valuation allowance since realization of these assets is not more likely than not in light of our recurring losses from operations.

     DISCONTINUED OPERATIONS

         As a result of our decision to discontinue our last remaining material circuits operation in October 2000, our circuits segment has been accounted for as discontinued operations. We reported a net loss from discontinued operations of $398,000 for 1999 as compared to a net loss of $623,000 for 1998.

         Net sales for our circuits business for 1999 decreased by $4,773,000 (66.7%) to $2,388,000 as compared to $7,161,000 for 1998 primarily due to the sale of HyComp, Inc. on March 31, 1999 and the sale of XCEL Arnold Circuits, Inc. on March 31, 1998, which accounted for $3,880,000 of the reduction, as well as a lack of working capital to acquire materials necessary to support customer delivery requirements in the remaining XCEL Etch Tek Division because available working capital was dedicated to higher margin components and telecommunications products.

         Gross profit for our circuits business decreased in total dollar terms by $848,000 (131.9%) to gross loss of $(205,000) in 1999 as compared to gross profit of $643,000 in 1998 and decreased as a percentage of related net sales from 9.0% in 1998 to 8.6% in 1999 primarily due to the sale of HyComp, Inc. in 1999, which accounted for $1,292,000 of the reduction, and the booking of a reserve in the amount of $250,000 to cover potential warranty claims associated with products sold by HyComp, Inc. prior to its sale.

LIQUIDITY AND CAPITAL RESOURCES

         During the three months ended March 31, 2001, we funded our operations primarily through revenue generated from our operations and through our line of credit with Wells Fargo Business Credit, Inc. During the latter part of 1999, we embarked on a cost reduction program in an effort to improve our cash flow position and profitability. This program included a significant reduction in personnel, the downsizing and relocation of our corporate headquarters and the sale of investments we had in other companies. As described below, these cost measures, together with our line of credit, have had a positive impact on MicroTel.

         As of December 31, 2000 we had working capital of $2,780,000 and an accumulated deficit of $18,775,000. As of that date, we had $756,000 in cash and cash equivalents and $7,440,000 of accounts receivable. As of March 31, 2001 we had working capital of $2,688,000, an accumulated deficit of $18,672,000 and an accumulated other comprehensive loss of $953,000. As of that date, we had $368,000 in cash and cash equivalents and $6,876,000 of accounts receivable.

         Cash provided by our operating activities totaled $142,000 and $14,000 for the three months ended March 31, 2001 and 2000, respectively. This increase in cash provided by operations during the three months ended March 31, 2001 resulted primarily from a reduction in receivables and prepaid expenses partially offset with a reduction in accounts payable and accrued expenses.

         Cash used in our investing activities totaled $5,000 for the three months ended March 31, 2001 as compared to cash provided by investing activities of $557,000 for the three months ended March 31, 2000. Included in the prior period's results is $520,000 from the sale of shares of common stock we held in Digital Transmission Systems, Inc.

         Cash used in financing activities totaled $339,000 for the three months ended March 31, 2001 as compared to cash used in financing activities $252,000 for the three months ended March 31, 2000, primarily due to the reduction in notes payable and long-term debt.

         On June 23, 2000, our credit facility with our previous lender, Congress Financial Corporation, or Congress Financial, expired while we were out of compliance with the adjusted net worth covenant of this facility. Congress Financial extended this facility through August 14, 2000. On August 16, 2000, our subsidiaries, CXR Telcom and XET Corporation, together with MicroTel acting as guarantor, obtained a credit facility from Wells Fargo Business Credit, Inc. This facility provides for a revolving loan of up to $3,000,000 secured by our inventory and accounts receivable and a term loan in the amount of $687,000 secured by our machinery and equipment. As a condition of extending this credit facility to our subsidiaries, Wells Fargo Business Credit, Inc. required our President and Chief Executive Officer, Carmine Oliva, to personally guaranty a portion of our indebtedness under the facility. On January 26, 2001, Mr. Oliva was released from this guaranty. The annual interest rate on both portions of the credit facility is the prime rate plus 2%. The facility contains a performance-based interest reduction feature. Based upon our 2000 financial performance, we obtained a reduction in the interest rate to the prime rate plus 1% effective April 1, 2001. The balance outstanding under this credit facility was $1,173,000 on March 31, 2001. There was $329,000 of additional borrowings available as of March 31, 2001. The credit facility expires on August 16, 2003. Our foreign subsidiaries have obtained credit facilities with Lloyds Bank in England, Banc National du Paris, Societe General and Banque Hervet in France and Johan Tokyo Credit Bank in Japan. The balances outstanding under our U.K. and France credit facilities were $1,607,000 and $655,000, respectively, on March 31, 2001.

         We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including our credit facility with Wells Fargo Business Credit, Inc., will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. Failure to raise necessary capital could restrict our growth, limit our development of new products or hinder our ability to compete.

EFFECTS OF INFLATION

         The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either us or our operating subsidiaries.

EURO CONVERSION

         Our operating subsidiaries located in France and the United Kingdom have combined net sales from operations approximating 55% of our total net sales for the three months ended March 31, 2001. Net sales from the French subsidiary participating in the Euro conversion were approximately 31% of our net sales for the three months ended March 31, 2001. We continue to review the impact of the Euro conversion on our operations.

         In 1998, our European operations took steps to ensure their capability of entering into Euro transactions as of January 1, 1999. No material changes to information technology and other systems were necessary to accommodate these transactions because these systems already were capable of using multiple currencies.

         While it is difficult to assess the competitive impact of the Euro conversion on our European operations, at this time we do not foresee any material impediments to our ability to compete for orders from customers requesting pricing using the new exchange rate. Since we have no significant direct sales between our United States and European operations, we regard exchange rate risk as nominal.

SELECTED QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table sets forth selected quarterly financial data for each of the last eight fiscal quarters. This quarterly information is unaudited, has been prepared on the same basis as our annual financial statements, and, in our opinion, reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                  QUARTER ENDED
                                               -------------------------------------------------------------------------------------
                                               JUNE 30,   SEPT 30,    DEC 31,    MAR 31,   JUNE 30,   SEPT 30,   DEC. 31,    MAR 31,
                                                 1999       1999       1999       2000       2000       2000       2000       2001
                                               --------   --------   --------   --------   --------   --------   --------   --------
                                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME DATA:
Net sales ..................................   $ 6,319    $ 6,448    $ 6,469    $ 5,860    $ 6,828    $ 6,871    $ 8,491    $ 7,465
Cost of sales ..............................     3,938      4,203      4,798      3,534      4,032      3,080      4,883      4,350
                                               --------   --------   --------   --------   --------   --------   --------   --------
Gross profit ...............................     2,381      2,245      1,671      2,326      2,796      3,791      3,608      3,115
Selling, general and administrative
   expenses ................................     2,687      2,385      2,104      2,147      2,248      2,431      3,001      2,581
Engineering and product development
   expenses ................................       477        459        379        243        253        277        394        359
                                               --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations ..............      (783)      (599)      (812)       (64)       295      1,083        213        175
Other income (expenses), net ...............       164       (150)      (885)        --         10         51        146        (65)
                                               --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
   operations before income taxes ..........      (619)      (749)    (1,697)       (64)       305      1,134        359        110
Income tax expense .........................         5         12        103          7          4          2         18          3
                                               --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
   operations ..............................      (624)      (761)    (1,800)       (71)       301      1,132        341        107
Discontinued operations: Income (loss)
   from operations of discontinued
   segment .................................      (290)      (273)         9        (56)       (95)       (68)         7         --
Gain (loss) on disposal of
   discontinued segment ....................        --         --        118         --         --       (634)       147         --
                                               --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss) ..........................   $  (914)   $(1,034)   $(1,673)   $  (127)   $   206    $   430    $   495    $   107
Other comprehensive gain (loss), net .......      (161)       244       (145)       296       (436)      (295)       (70)   $  (222)
                                               --------   --------   --------   --------   --------   --------   --------   --------
Total comprehensive gain (loss) ............   $(1,075)   $  (790)   $(1,818)   $   169    $  (230)   $   135    $   425    $   115
                                               ========   ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share from
   continuing operations ...................     (0.04)     (0.05)     (0.10)     (0.01)      0.02       0.06       0.02    $  0.01
Diluted earnings (loss) per share from
   continuing operations ...................     (0.04)     (0.05)     (0.10)     (0.01)      0.02       0.05       0.01    $  0.00
Basic earnings (loss) per share from
   discontinued operations .................     (0.02)     (0.01)      0.01      (0.00)     (0.01)     (0.04)      0.01         --
Diluted earnings (loss) per share from
   discontinued operations .................     (0.02)     (0.01)      0.01      (0.00)     (0.01)     (0.03)      0.01         --
Basic earnings (loss) per share ............     (0.06)     (0.06)     (0.09)     (0.01)      0.01       0.02       0.03    $  0.01
Diluted earnings (loss) per share ..........     (0.06)     (0.06)     (0.09)     (0.01)      0.01       0.02       0.02    $  0.00

         The following table sets forth a portion of the above unaudited information as a percentage of net sales.

                                                                                  QUARTER ENDED
                                               -------------------------------------------------------------------------------------
                                               JUNE 30,   SEPT 30,    DEC 31,    MAR 31,   JUNE 30,   SEPT 30,   DEC. 31,    MAR 31,
                                                 1999       1999       1999       2000       2000       2000       2000       2001
                                               --------   --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME DATA:
Net sales ..................................      100%       100%       100%       100%       100%       100%       100%       100%
Cost of sales ..............................       62         65         74         60         59         45         58         58
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Gross profit ...............................       38         35         26         40         41         55         42         42
Selling, general and administrative
   expenses ................................       43         37         33         37         33         35         35         35
Engineering and product development
   expenses ................................        7          7          6          4          4          4          5          5
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Income (loss) from operations ..............      (12)        (9)       (13)        (1)         4         16          2          2
Other income (expenses), net ...............        2         (3)       (13)        --         --          1          2         (1)
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Income (loss) from continuing
   operations before income taxes ..........      (10)       (12)       (26)        (1)         4         17          4          2
Income tax expense .........................       --         --          2         --         --         --         --         --
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Income (loss) from continuing
   operations ..............................      (10)       (12)       (28)        (1)         4         17          4          2
Discontinued operations:
Loss from operations of discontinued
   segment .................................       (5)        (4)        --         (1)        (1)        (2)        --         --
 Gain (loss) on disposal of
   discontinued segment ....................       --         --          2         --         --         (9)         2         --
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Net income (loss) ..........................      (15)       (16)       (26)        (2)         3          6          6          2
Other comprehensive gain (loss), net .......       (2)         4         (2)         5         (6)        (4)        (1)        (3)
                                                 -----      -----      -----      -----      -----      -----      -----      -----
Total comprehensive gain (loss) ............      (17)%      (12)%      (28)%        3%        (3)%        2%         5%        (2)%
                                                 =====      =====      =====      =====      =====      =====      =====      =====

         Our operating results have fluctuated from quarter to quarter due to a variety of reasons. We note below some of the larger changes in various line items in the table above.

         Net sales from continuing operations for the quarter ended June 30, 1999 declined by $1,205,000 (16.0%) to $6,319,000 from $7,524,000 for the quarter ended June 30, 1998. Gross margins declined slightly to 37.7% for the quarter ended June 30, 1999 from 41.3% for the quarter ended June 30, 1998. The decrease in net sales was due to declines in sales in both the telecommunications segment and the electronic components segment.

         Net sales from continuing operations for the quarter ended September 30, 1999 declined $1,404,000 (17.9%) to $6,448,000 from $7,852,000 for the quarter ended September 30, 1998. The primary reason for the reduction in net sales was the reduced sales of our older CXR 5200 series telecommunications test sets that we were in the process of replacing with our new CXR HALCYON 700 series of equipment because the older models were not computer compatible and were larger and heavier than the new models. Sales of our older models, which declined to $13,000 during the quarter ended September 30, 1999, declined at a faster rate than the increase in sales of our new models, which sales totaled $ 758,000 during the quarter ended September 30, 1999. A loss of $761,000 from continuing operations was incurred in the third quarter of 1999.

         Net sales of continuing operations for the quarter ended December 31, 1999 declined by $1,540,000 (19.2%) to $6,469,000 from $8,009,000 in the fourth quarter of 1998. The primary reason for the decline was lower sales for our telecommunications segment, which lower sales mainly resulted from reduced sales of our older CXR 5200 series telecommunications test sets that we were in the process of replacing with our new CXR HALCYON 700 series of equipment. We wrote down the carrying value of our Digital Transmission System, Inc. stock by $419,000 to the value received in consideration for the sale of the stock in January 2000. This amount was included in other expense and contributed to the loss from continuing operations after tax of $1,800,000 for the quarter ended December 31, 1999.

         Net sales from continuing operations for the quarter ended March 31, 2000 declined by $817,000 (12.2%) to $5,860,000 from $6,677,000 for the quarter ended March 31, 1999. The primary cause of the sales reduction was the decline in sales of our electronic components segment of $654,000 during the quarter ended March 31, 2000. The majority of the decline in the electronic components segment net sales resulted from short-term delays in production releases of some contracts at our U. K. facility that manufactures power supplies. However, due to a reduction in administrative expenses, we were able to limit our loss from continuing operations to only $71,000 despite a considerable reduction in sales in the first quarter of 2000 as compared to the first quarter of 1999. Administrative expense in the quarter ended March 31, 1999 included $522,000 of expenses related to our investor relations efforts.

         Net sales from continuing operations for the quarter ended June 30, 2000 increased by $509,000 (8.1%) to $6,828,000 from $6,319,000 for the quarter ended June 30, 1999. This increase was primarily the result of the acquisition of Belix Ltd., or Belix, a power supply manufacturer based in the U. K. The Belix acquisition was effective March 31, 2000 and contributed $658,000 of revenue in the second quarter of 2000. Income from continuing operations in the quarter ended June 30, 2000 was $301,000 as compared to a loss from continuing operations of $624,000 in the quarter ended June 30, 1999. The primary contributor to the improved profit was an overall increase in gross margins in both our telecommunications and electronic components segments resulting in a gross margin of 41.0% for the quarter ended June 30, 2000 as compared to a gross margin of 37.7% for the quarter ended June 30, 1999. Gross margins were improved by moving our U. S. electronic components segment manufacturing operation to a smaller facility and improving the efficiency of manufacturing the new CXR HALCYON test sets in our telecommunications segment.

         Net sales from continuing operations for the quarter ended September 30, 2000 increased by $423,000 (6.6%) to $6,871,000 from $6,448,000 for the quarter ended September 30, 1999. Our electronic components segment provided an increase of $858,000 primarily due to a large order for digital switches from BAE Systems, Canada which accounted for $504,000 of this increase. The increase in sales of our electronic component segment was offset by a $435,000 decrease in sales of our telecommunications segment mainly due to lower sales reported by our facility in France which resulted from late approvals of the capital budgets of some of its customers. Gross margins improved to 55% in the third quarter of 2000 from 34.8% in the third quarter of 1999. Contributing to the gross profit increase was the high gross profit generated by the assets of T-Com that were newly acquired for our telecommunications segment. In addition, efficiencies due to the relocation of our Digitran Division of XET Corporation improved overall margins in our electronic components segment. These improvements in operating performance contributed to income from continuing operations of $1,132,000 for the quarter ended September 30, 2000 as compared to a loss from continuing operations of $761,000 for the quarter ended September 30, 1999. The $1,132,000 income for the quarter ended September 30, 2000 includes $197,000 from the sale of Wi-LAN, Inc. stock and $237,000 income contributed by T-Com, which was acquired as of August 2000.

         During the quarter ended September 30, 2000 we sold XCEL Etch Tek, the last of our former circuits segment operations, and we reported the $634,000 loss on the sale of XCEL Etch Tek and the $68,000 operating losses of XCEL Etch Tek as losses from discontinued operations.

         Net sales from continuing operations for the three month period ended December 31, 2000 increased $2,022,000 (31.3%) to $8,491,000 as compared to
$6,469,000 for the quarter ended December 31, 1999. The primary reasons for this increase were $717,000 of sales due to the acquisition of T-Com and a $1,097,000 increase in digital switch sales. Gross profit, as a percentage of net sales, increased from 25.8% for the quarter ended December 31, 1999 to 42.5% for the quarter ended December 31, 2000 primarily due to higher volumes, reduced overhead in connection with the move from the Ontario facility to the Rancho Cucamonga facility and a larger percentage of higher margin night vision switches. Gross margins declined to 42% in the fourth quarter of 2000 from 55% in the third quarter of 2000. This reduction in gross margins was primarily due to lower margins for our U.S.-based telecommunications equipment resulting from our use of more costly contract manufactured circuit boards rather than circuit boards that we previously assembled in-house. In addition to increased circuit board costs, the cost of lost demo inventory and obsolete inventory contributed to reduced gross margins. Also, the reduction in sales of U.S. telecommunications test equipment from $2,086,000 during the third quarter to $1,746,000 during the fourth quarter adversely affected gross margins due to overhead expenses being applied to less units. Costs associated with the integration of the T-Com acquisition and associated manufacturing consolidation temporarily reduced efficiency and also was a factor in reducing gross margins during the fourth quarter. Operating expenses increased to $3,001,000 during the quarter ended December 31, 2001 as compared to $2,104,000 for the quarter ended December 31, 1999 primarily due to higher legal and accounting fees and higher expenses associated with the T-Com acquisition.

         Net sales for the quarter ended March 31, 2001 declined $1,026,000 (12.1%) to $7,465,000 as compared to $8,491,000 for the three months ended December 31, 2000. The majority of the reduction in sales was attributable to a slowdown in sales for our U.S. produced telecommunication test equipment. Management believes that the cause of this slowdown was primarily due to the late release of capital budgets of our telecommunications customers. Gross profit as a percentage of net sales declined slightly to 41.7% in the quarter ended March 31, 2001 as compared to 42.5% in the quarter ended December 31, 2001. Gross profit in dollar terms declined $493,000 to $3,115,000 in the quarter ended March 31, 2001 as compared to $3,608,000 in the quarter ended December 31, 2000 primarily due to lower sales. Operating expenses declined $455,000 (13.4%) in the quarter ended March 31, 2001 to $2,940,000 as compared to $3,395,000 in the quarter ended March 31, 2000 primarily due to lower selling expenses and legal accounting fees.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We have established and acquired international subsidiaries that prepare their balance sheets in the relevant foreign currency. In order to be included in our consolidated financial statements, these balance sheets are converted, at the then current exchange rate, into United States dollars, and the statements of operations are converted using weighted average exchange rates for the applicable period. Accordingly, fluctuations of the foreign currencies relative to the United States dollar could have an effect on our consolidated financial statements. Our exposure to fluctuations in currency exchange rates has increased as a result of the growth of our international subsidiaries. However, because historically the majority of our currency exposure has related to financial statement translation rather than to particular transactions, we do not intend to enter into, nor have we historically entered into, forward currency contracts or hedging arrangements in an effort to mitigate our currency exposure.

         A substantial portion of our notes payable and long-term debt have variable interest rates based on the prime interest rate and/or the lender's base rate, which exposes us to risk of earnings loss due to changes in such interest rates. The following table provides information about our debt obligations that are sensitive to changes in interest rates. Debt obligations with fixed interest rates are not included as substantially all of such debt is due in 2001. Accordingly, such debt does not expose us to significant interest rate risk. All dollars are in thousands. The symbol "P" represents the prime rate. The symbol "B" represents lender's base rate.

                                                                                                     FAIR
                                                                                                     VALUE
   LIABILITIES       2001      2002       2003      2004       2005       THEREAFTER     TOTAL     12/31/00
   -----------       ----      ----       ----      ----       ----       ----------     -----     --------

Line of Credit       $1,798                                                             $1,798      $1,798
(domestic)

Average Interest      P+ 2%
Rate

Line of Credit       $1,377                                                             $1,377      $1,377
(Foreign)

Average Interest     B+ 2.5%
Rate

Term Loan              $137    $137       $83       $8         $5                         $370        $370

Average Interest      P+ 2%    P+ 2%      P+ 2%     P+ 2%      P+ 2%
Rate

                                    BUSINESS

CORPORATE OVERVIEW

         We are a Delaware corporation that was formed July 14, 1989 under the name CXR Corp. to hold the shares of two of our three present direct wholly-owned operating subsidiaries, CXR Telcom Corporation, a Delaware corporation formed in 1984 and based in the United States, and CXR, S.A., a company organized under the laws of France in 1973 and based in France. These two subsidiaries manufacture, assemble and distribute transmission and network access products and telecommunications field and central office test instruments. We amended our certificate of incorporation to change our name to CXR Corporation in October 1989 and then to MicroTel International, Inc. in March 1995.

         On March 26, 1997 we acquired our third present direct wholly-owned operating subsidiary, XET Corporation (formerly, XIT Corporation). XET Corporation was a private, closely-held New Jersey corporation that was formed in 1983 and had been operating in the United States, England and Japan as a designer, manufacturer and marketer of information display and input products and printed circuit boards for the international telecommunications, medical, industrial, military and aerospace markets.

         Our acquisition of XET Corporation occurred in the form of a merger of a newly formed and wholly-owned subsidiary of MicroTel with and into XET Corporation. The merger involved an exchange by the former shareholders of XET Corporation of all of the outstanding shares of XET Corporation for newly issued shares of MicroTel representing a majority ownership interest in MicroTel. Because the merger resulted in a change in control of MicroTel, the merger was accounted for as a reverse acquisition, and historical financial information of XET Corporation is used as the historical financial information of MicroTel.

         We previously organized our operations in three business segments:

         o        Instrumentation and Test Equipment;
         o        Components and Subsystem Assemblies; and
         o        Circuits.

         In an effort to focus our attention and working capital on our telecommunications test instruments and our transmission and network access products, we sold substantially all of the assets of XCEL Arnold Circuits, Inc. in April 1998 and sold substantially all of the assets of HyComp, Inc., a manufacturer of hybrid circuits, in April 1999.

         Effective August 1, 2000, we acquired the assets and business operations of T-Com, LLC, or T-Com. T-Com was a privately-held telecommunications test instruments manufacturer located in Sunnyvale, California. T-Com produced central office equipment, which is equipment that is typically used in telephone switching centers and network operating centers. Prior to the T-Com acquisition, our telecommunications test instruments product line was limited to equipment used in remote field locations.

         One of our main purposes for the T-Com acquisition was to acquire rights to central office equipment products and access to customers who purchase those products. We believe that on a long-term basis, telecommunications companies and other purchasers of telecommunications test instruments may attempt to enhance their efficiency by increasing reliance upon central office equipment and decreasing reliance upon field equipment to the extent technology and circumstances allow. We also believe that we may be able to take advantage of cross-marketing opportunities for our central office and field equipment. Further, we anticipated and have achieved initial success in increasing the capacity of CXR Telcom Corporation's Fremont, California plant without increasing our overhead by integrating T-Com's operations with those of CXR Telcom Corporation.

         In October 2000, we decided to discontinue our circuits segment. On November 28, 2000, we sold XCEL Etch Tek, which was our only remaining material circuit board business and was a division of XET Corporation. We intend to retain our Monrovia, California circuit board manufacturing facility as a small captive supplier of circuit boards to XET Corporation's Digitran Division in our electronic components segment.

         Consequently, through our three direct wholly-owned operating subsidiaries, XET Corporation, CXR Telcom Corporation and CXR, S.A., and through the divisions and subsidiaries of our subsidiaries, we presently design, manufacture, assemble, and market products and services in the following two business segments:

         o        Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

         o Electronic Components (digital switches and electronic power supplies)

         Our sales are primarily in North America, Europe and Asia. Although a majority of our sales in 2000 and the first quarter of 2001 were to customers in the telecommunications industry, we also have significant sales to industrial, aerospace and military customers. Our objective in our telecommunication test instrument and transmission business is to become a leader in quality, cost effective solutions to meet the requirements of telecommunications customers. We believe that we can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support. Our objective in our electronic components business is to become the supplier of choice for harsh environment switches and custom power supplies and to use revenues from this segment to fund growth in our test instruments and transmission and network access products segment.

INDUSTRY OVERVIEW

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS
     PRODUCTS

         Over the past decade, telecommunications and data communications networks have undergone major growth and have become a critical part of the global business and economic infrastructure. Many factors have contributed to this growth, including:

         o a surge in demand for both analog and high-speed Internet access and data transmission service; among other uses, high-speed access enables consumers to access bandwidth intensive content and services, such as highly graphical web sites and audio, video and software downloads, and enables businesses to implement e-commerce strategies, to access the Internet for a variety of purposes and to provide employees with telecommuting capabilities;

         o the enactment of the Telecommunications Act of 1996, which has allowed competitive local exchange carriers in the United States to compete with incumbent local exchange carriers, including the regional Bell operating companies, or RBOCs, for local carrier services; and

         o an apparent worldwide trend toward deregulation of the communications industry, which may enable a large number of new communications service providers to enter the market.

         Responding to the growing demand for communications services and increased competitive pressures, telecommunications companies and other businesses that rely heavily on information technology are devoting significant resources to the purchase of transmission instruments, such as high-speed modems, through which data and voice information may be transmitted, and test equipment, with which to test, deploy, manage and optimize their communications networks, equipment and services.

         Communications networks historically were based on a limited number of technologies, many of which were designed by a single vendor. Consequently, service providers did not require a wide array of instruments or systems to test and manage their performance. With the deployment of new types of communications equipment, such as broadband, cable and wireless technologies, and the emergence of multi-vendor environments, the process of deploying, testing and managing communications networks has become increasingly complex.

         To support the rapidly changing needs of telecommunications companies and information technology dependent businesses, we believe that telecommunications test instruments, transmission and network access products must offer high levels of functional integration, automation and flexibility to operate across a variety of network protocols, technologies and architectures. Because the competition for subscribers for high-speed bandwidth access is intense, the quality and reliability of network service has become critical to telecommunications companies due to the expense, loss of customers and negative publicity resulting from poor service. Quality and reliability of network service are also important to information technology dependent businesses that rely on the Internet or intranets for a variety of purposes.

         Technicians who use service verification equipment in the field or in central or branch offices allow businesses to verify and repair service problems effectively and, thus, increase the quality and reliability of their networks. We believe that as broadband services are deployed further and as competition for telecommunications subscribers and e-commerce customers proliferates, telecommunications companies and other information technology reliant businesses will increasingly depend on new and improved transmission and integrated access devices and advanced field and central or branch office testing and monitoring solutions.

     ELECTRONIC COMPONENTS

         Electronic components are the building blocks for the high technology applications that feed the information hungry society that is driving today's world economy. The electronic components industry comprises three basic segments, which are active components, passive components and electromechanical components. We compete in the active and electromechanical segments of this industry. These segments can be further segmented by industry into telecommunications, aerospace, military, commercial, industrial and other environments, each of which places constraints defining performance and permitted use of differing grades of components.

         We are active only in the industry segments that are characterized by low volume, high margin and long lead times, namely the aerospace, military and telecommunications segments. To support the myriad industrial, commercial and government entities and agencies that rely on digital switches and electronic power supplies, we believe that our electronic components must offer high levels of reliability and in many cases must be tailored to the size, appearance, functionality and pricing needs of each particular customer.

         The military market, which is a predominant market for our electronic components, makes use of sophisticated electronic subsystems in diverse applications that involve both original equipment and retrofit of existing equipment.

         The Digitran Division of our subsidiary XET Corporation, which was acquired by XET Corporation from Becton Dickinson in 1985, has been manufacturing digital switches since the division was formed in the 1960s. XCEL Power Systems Ltd., a subsidiary of our subsidiary XCEL Corporation Ltd., has been manufacturing electronic power supplies since 1989.

OUR SOLUTION

         We develop, manufacture and market a broad range of test instruments used by the manufacturers of communications equipment and the operators of public and private telecommunications networks for the installation, maintenance and optimization of advanced communications networks. We develop, manufacture and market various transmission and network access devices used by businesses to efficiently transmit data, voice and video information to destinations within and outside of their respective networks. We also manufacture and sell electronic components such as digital switches for aerospace and military use and custom electronic power supplies used primarily by aerospace, military and telecommunications customers.

         Our extensive knowledge and understanding of our customers' needs, together with the broad capabilities of our transmission and network access products, test instrumentation products and our sophisticated electronic components, enable us to provide the following features and benefits to our customers:

         HANDHELD DESIGN OF FIELD TEST EQUIPMENT. We design many of our test equipment products to be used in the field. Most of our digital and analog products weigh less than four pounds and offer handheld convenience. The compact, lightweight design of these products enable field technicians to access problems and verify line operation quickly.

         RAPID AND EFFICIENT DIGITAL SERVICES DEPLOYMENT. Our test equipment products allow field and office technicians to test lines rapidly and efficiently to ensure that they are properly connected to the central office and that they can support a specific type and speed of service. In a single device, our products can be used to pre-qualify facilities for services, identify the source of problems and verify the proper operation of newly installed service before handing service over to customers.

         IMPROVED NETWORK QUALITY AND RELIABILITY. Field and office technicians use our test equipment products to diagnose and locate a variety of problems and degradations in telecommunications service. For example, our Sentinel product allows extensive diagnosis and analysis of a T-1 line, which is a type of digital carrier system that transmits voice and data at high speed and is the standard for digital transmission in North America used by large businesses for broadband access. This product allows service providers to identify and repair problems and to restore service efficiently. As a result, our test equipment products support our customers' need to provide high quality and reliable service.

         BROAD RANGE OF TRANSMISSION AND NETWORK ACCESS PRODUCTS FOR A WIDE RANGE OF APPLICATIONS. We have developed a broad range of industrial grade transmission products that are capable of connecting to a wide range of remote monitoring devices and equipment. Many of these products are designed to operate in extended temperatures and harsh environments and generally exceed the surge protection standards of the industry and are adaptive to wide ranges of AC or DC power inputs. The design of many of our data transmission products enables them to either interface or complement one another. The versatility of this concept has enabled us to offer numerous different product combinations to our customers. These variations include customized selection of data speeds, data interfaces, power inputs, operating temperatures, data formats and power consumption. In addition, our desktop and rack mount transmission product lines allow us to serve both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level.

         COMPREHENSIVE CONNECTIVITY. Our telecommunications test instruments, transmission and network access products are the result of significant product research and engineering and are designed to connect to a broad range of operation configurations and to connect over a wide range of prevailing transmission conditions. Our products incorporate a wide range of standard international connectivity protocols as well as proprietary protocols.

         CUSTOMER-DRIVEN FEATURES. Many of our digital switches and each of our power supplies is highly tailored to our customers' needs. We manufacture digital switches for insertion into new equipment as well as for retrofit into existing equipment. Our engineers continually interact with our customers during the design process to ensure that our electronic components are the best available solution for them. For example, based on conversations with our customers, we delivered a compact multiple output power supply to allow BAE Systems to produce a single-heads up display suitable for fitting on a large range of commercial and military aircraft.

         CUSTOMER RELATIONS. Our electronic components business currently enjoys a preferred supplier status with several key accounts, which means that we work in close association with the customer to develop custom products specifically addressing their needs. Our electronic components also are considered qualified products with several key accounts, which means that our products are designed into equipment specifications of some of our customers for the duration of their production of the equipment.

         LONG-TERM RELATIONSHIPS. Market procurement methods encourage long-term relationships between electronic components suppliers and customers, with customers committing to a single source of supply, because of the high cost involved in qualifying a product or its alternative for use. For example, a large proportion of XCEL Power Systems Ltd.'s products are qualified products that have been involved in many hours of flight trials.

OUR STRATEGY

         Our objective is to become a leading provider of telecommunications test instruments, transmission and network access products for a broad range of applications within the global telecommunications industry, in addition to becoming the supplier of choice for harsh environment switch and customer power supplies in the aerospace, military and telecommunications markets. The following are the key elements of our strategy to achieve these objectives:

         CONTINUE TO FOCUS ON TRANSMISSION AND NETWORK ACCESS PRODUCTS AND TEST INSTRUMENT MARKETS. We will continue to focus and expand our efforts in the telecommunications market and develop new products and enhancements to meet or exceed the evolving requirements of both central office and field applications of our technologies. The telecommunications segment constitutes the core of our business and the focus of our growth strategy.

         CONTINUE TO MARKET ELECTRONIC COMPONENTS. We plan to continue to market our electronic components products to their established market niches while identifying opportunities to broaden our customer base for our power supply products.

         CONTINUE TO INVEST IN RESEARCH AND DEVELOPMENT TO ADDRESS HIGH GROWTH MARKET OPPORTUNITIES. We plan to continue investing in markets and technologies that we believe offer substantial growth prospects. For example, we intend to expand our line of universal test equipment products that enable customers to perform digital and analog tests with a single piece of equipment. We believe that the expertise we have developed in creating our existing products will permit us to enhance these products, develop new products and respond to emerging technologies in a cost-effective and timely manner.

         LEVERAGE EXISTING CUSTOMER BASE. We believe that many of our existing customers will continue to purchase transmission and network access products and test instrument products and services. We intend to aggressively market new and enhanced products and services to our existing customers. We also believe that our existing customer base represents an important source of references and referrals for new customers.

         PURSUE FOLLOW-ON SALES OPPORTUNITIES. We plan to continue to increase the functionality of our telecommunications products, enabling products to be upgraded by the downloading of software or the addition of hardware to an existing unit, allowing customers to protect their investment in test equipment and generating follow-on sales opportunities as we develop new modules in the future. We plan to continue to approach our existing digital switch customers to determine whether they need additional switches that we do not already manufacture for them.

         DEVELOP AND EXPAND STRATEGIC RELATIONSHIPS. We plan to continue to develop our strategic relationships with transmission and test instrument vendors in order to enhance our product development activities and leverage shared technologies and marketing efforts to build recognition of our brands. In particular, in Europe, we intend to continue to expand our relationships with offshore vendors as a reseller of their products to enhance our position and reputation as a provider of a comprehensive line of test equipment products.

         PURSUE STRATEGIC ACQUISITIONS. The telecommunications test instruments, transmission and network access products markets are large and highly fragmented. We plan to extend our market position by acquiring or investing in complementary businesses or technologies on a selected basis. We believe that acquisitions and joint ventures, such as our acquisition of our CXR HALCYON 700 series of telecommunications test sets in 1997 and our acquisition of T-Com central office telecommunications test sets in 2000, provide an efficient way of expanding our business, product offerings and access to different customers and market niches.

         PURSUE TECHNOLOGY TRANSFER AND LICENSING. We plan to continue our established practice of purchasing or licensing core technologies where this reduces time and cost to market, such as the base platform for our remote access server products purchased from Hayes Corporation.

         DEVELOP CUSTOMER-FOCUSED SOLUTIONS. We design, develop, and manufacture many products and provide services that are tailored to the specific needs of our customers with an emphasis on ease of use. We intend to continue to adapt our core telecommunications technologies to deliver focused products that improve our customers' ability to test and manage increasingly large and complex networks and that are easily used by field technicians and central office personnel.

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

         EXTEND OUR GLOBAL PRESENCE. Our customers' needs evolve through industry expansion and consolidation as well as with the deployment of new technologies and services. To support our customers more effectively, we intend to augment our sales, marketing and customer support organizations.

PRODUCTS AND SERVICES

         Our products and services are divided into two main business segments:

         o        Telecommunications

                  -- Telecommunications Test Instruments (analog and digital test instruments used in the installation, maintenance, management and optimization of public and private communication networks)

                  -- Transmission and Network Access Products (range of products for accessing public and private networks for the transmission of data, voice and video)

         o Electronic Components (digital switches and electronic power supplies)

         During the years ended December 31, 2000, 1999 and 1998, our total sales were $28,050,000, $25,913,000 and $30,100,000, respectively, and the percentages of total sales contributed by each product group within our two main business segments were as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                   --------------------------
SEGMENT AND PRODUCT TYPE                           2000       1999       1998
------------------------                           ----       ----       ----
Telecommunications
     Test Instruments                              28.2%      19.2%      26.7%
     Transmission and Network Access Products      26.2%      39.3%      29.9%
     Other Products and Services                    1.5%       1.9%       1.7%
                                                  ------     ------     ------
                                                   55.9%      60.4%      58.3%
                                                  ======     ======     ======

Electronic Components
     Digital Switches                              28.6%      20.5%      21.6%
     Electronic Power Supplies                     14.8%      15.8%      14.2%
     Other Products and Services                    0.7%       3.3%       5.9%
                                                  ------     ------     ------
                                                   44.1%      39.6%      41.7%
                                                  ------     ------     ------
                                                  100.0%     100.0%     100.0%
                                                  ======     ======     ======

OUR TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS PRODUCTS BUSINESS

         Our telecommunications business comprises telecommunications test equipment and transmission and network access products. During the years ended December 31, 2000 and 1999, the sale of telecommunications products, equipment and related services accounted for approximately 55.9% and 60.4% of our total revenues, respectively. These products, many of which are described below, are configured in a variety of models designed to perform analog and digital measurements or to transmit data at speeds varying from low-speed voice grade transmission to high-speed broadband Internet access, including:

         o Traditional telephone services, such as modems and plain old telephone service, or POTS
         o Competitive local exchange carriers, or CLECs o Bite error rate test, or BERT
         o Dial tone multi-frequency, or DTMF o Transmission impairment measurement, or TIMS o Central office and private business exchange, or CO/PBX, services, where the central office houses the local exchange equipment that routes calls to and from customers, and to Internet service providers and long-distance carriers
         o Digital data services, or DDS, including the USA and worldwide standards described below:

         I.   USA standards, including:

              -- ISDN, which is an enhanced digital network that offers more bandwidth and faster speed than the traditional telephone network
              -- Caller identification or caller-ID services -- Digital subscriber line technology, or DSL, which transmits data up to 50 times faster than a conventional dial-up modem using existing copper telephone wires
              -- Multi-rate symmetric DSL, or MSDSL, which allows the transmission of data over longer distances than single-rate technologies by adjusting automatically or manually the transmission speed
              -- T-1, which is a standard for digital transmission in North America used by large businesses for broadband access
              -- FT-1, or fractional T-1, which uses only a selected number of channels from a T-1
              -- T-3, which is the transmission rate of 44 megabits, or millions of bits, per second, or 44 Mbps, with 672 channels
              -- Digital signal level 0, or DS0, which is 64 kilobits, or thousands of bits, per second, or 64 kbps, with one channel of a T-1, E-1, E-3 or T-3
              -- Digital signal level 1, or DS1, which is the T-1 transmission rate of 1.54 Mbps, with 24 channels
              -- Digital signal level 3, or DS3, which is the T-3 transmission rate of 44 Mbps, with 672 channels
              -- Router, or an intelligent device used to connect local and remote networks
              -- Terminal adapter, which is situated between telephones or other devices and an ISDN line and allows multiple voice/data to share an ISDN line
              --  Transmission control protocol/Internet protocol, or TCP/IP

         II.  Worldwide standards, including:
              -- E-1, which is the European standard for international digital transmission used by large businesses for broadband access, with 2.108 Mbps, with 30 channels
              -- E-1, or fractional E-1, which uses only a selected number of channels from an E-1
              -- E-3, which is the European standard for T-3, with 34.368 Mbps and 480 channels

     TELECOMMUNICATIONS TEST INSTRUMENTS

         Our primary field test instruments, built by our CXR Telcom subsidiary in Fremont, California, are our CXR HALCYON 700 series of products, which we believe provide performance and value in integrated installation, maintenance and testing of telecommunications services. These test instruments are modular, rugged, lightweight, hand-held products used predominantly by telephone and Internet companies to pre-qualify facilities for services, verify proper operation of newly installed services and diagnose problems. Original equipment manufacturers also use service verification equipment to test simulated networks during equipment development and to verify the successful production of equipment.

         We acquired our CXR HALCYON 700 series of telecommunications test sets in 1997 with the goal of gradually replacing our CXR 5200 series of telecommunications test sets that are larger, heavier and not computer compatible. The unique modular nature of our CXR HALCYON 700 series test equipment provides an easy configuration and upgrade path for testing of the specific services offered by the various national and international service providers. Recent key performance enhancements to this product family address the trend toward conversion of analog service installations to high-speed digital access lines. Some of these key features include:

         o ability to conduct the 23-tone test, which is an automated single key-stroke test that performs the equivalent of over 12 individual test sequences;
         o load-coil analysis, which identifies the presence of voice coils that prevent high-speed digital access;
         o installation and testing of DS3, which is a very high-speed digital transmission service that is equivalent to 28 T-1 circuits; and
         o        voice analysis and testing of individual T-1 channels.

         We believe that these enhancements will allow further penetration of CXR HALCYON 700 series test equipment into the large telecommunications services market. Some of the key test equipment products we offer are described below:

     PRODUCT NAME                       KEY USES, FEATURES AND FUNCTIONS

HALCYON 704A-400 SERIES            -    handheld transmission and signaling
                                        wideband test set for ISDN, HDSL, DDS
                                        and ADSL facility testing
                                   -    optimized for use in installation and
                                        maintenance of analog voice and data
                                        services
                                   -    provides users with single-button test
                                        execution, which allows quick circuit
                                        diagnosis and repair without extensive
                                        training

HALCYON 704A-456                   -    universal data test set
                                   -    handheld wideband test set for
                                        installation and maintenance of analog
                                        voice and data and digital data circuits including Switched 56K
                                   -    expands upon the features of the
                                        704A-400 to add DDS BRI/ISDN and
                                        DS1/T-1/FT-1 test functions

HALCYON 756A                       -    handheld integrated test set for
                                        installation and maintenance of digital
                                        data circuits, including DDS, Switched
                                        56K, 2-wire Datapath, ISDN, T-1 and FT-1
                                   -    provides users with intuitive user
                                        interface allowing quick circuit
                                   -    diagnosis and repair without extensive
                                        training

     PRODUCT NAME                       KEY USES, FEATURES AND FUNCTIONS

HALCYON 764A                       -    handheld integrated test set for
                                        installation and maintenance of T-1
                                        facilities
                                   -    can be used for T-1 and FT-1 access and
                                        testing
                                   -    T-1 monitor testing occurs automatically
                                        upon plugging in the test set and
                                        returns information; test pattern;
                                        customer data detected and errors, if
                                        any
                                   -    T-1 BERT testing can be accomplished in
                                        automatic mode, which automatically
                                        frames and detects pattern if present
                                        and displays an all clear message or the type and count of errors, or in the manual mode, which allows the technician to do a simple set up where the technician dictates the variety of test patterns and measurements used

CXR 110A/111A                      -    combination test line that provides a
                                        remote DTMF controlled transmission
                                        impairment tone source that enables
                                        rapid data impairment testing of
                                        subscriber data loops without technician assistance at the central office
                                   -    one-way transmissions tests can be made
                                        using any transmission test set with the required functional capability, such as
                                        HALCYON 704A

CXR 156B                           -    this far-end responder is a
                                        microprocessor-based mini-responder used to terminate test calls for automatic testing of PBX connecting trunks
                                   -    designed for desk or bench-top use
                                   -    provides automatic, totally unattended
                                        two-way transmission testing of voice
                                        grade circuits
                                   -    includes self-test routines to check
                                        calibration of the responder during each test sequence, which avoids the need for frequent maintenance

     TRANSMISSION AND NETWORK ACCESS PRODUCTS

         Our subsidiary, CXR, S.A., develops, markets and sells a broad line of transmission and network access products that are manufactured in France by CXR, S.A. and sold under the name "CXR Anderson Jacobson." These products include high-quality integrated access devices such as modems, ISDN terminal adapters, ISDN concentrators, remote access servers and networking systems.

         Modems
         ------

         Our customers use our high-quality professional grade modems worldwide for networking and for central office telecommunications applications such as voicemail and billing systems and secure communications. These modems are sold as stand-alone devices for remote sites or as rack-mountable versions for central sites. Our modems are feature rich and we believe generally offer more capabilities and better performance than competing products, especially when operating over poor quality lines. This characteristic alone has made our modems the modems of choice for voicemail applications throughout the United States. Our modems are also available in more rugged versions for industrial applications such as telemetry and remote monitoring in harsh environments.

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

         ISDN Terminal Adapters
         ----------------------

         Together with modems, we offer a line of ISDN terminal adapters, which are the digital equivalent of analog modems. These terminal adapters are used in a broad range of applications, including point-of-sale and videoconferencing, and are available in standalone as well as rack-mountable versions.

         ISDN Concentrators
         ------------------

         We also manufacture and offer a line of ISDN intelligent concentrators called CB2000. These products, which were designed primarily for the European market, allow for better use of ISDN resources.

         The following are descriptions of a few of our more prominent modems, ISDN terminal adapters and ISDN concentrators:

    PRODUCT NAME                          KEY USES, FEATURES AND FUNCTIONS

POWER MODEMS                       A family of products that allow asynchronous
                                   and synchronous transmission over dial-up or leased lines; asynchronous transmission is a very high speed transfer mode that allows telephone companies to mix formerly incompatible signals, such as voice, video and data.
                                   -    in dial-up applications, a unique line
                                        qualification mechanism assesses the
                                        quality of the line and automatically
                                        redials before entering the transmission mode when a poor line in detected, which avoids having to transmit in a degraded mode and leads to money savings in long transmission sessions
                                   -    available in standalone units or as rack
                                        mountable cards to be inserted into our
                                        Smart Rack
                                   -    industrial versions designed for harsh
                                        environments are available with features such as extra line protection, metallic enclosures, extended temperature ranges and high humidity protection

MD 2000 A multi-rate MSDSL modem that has the ability to manually or automatically adjust line transmission speed to provide the optimum performance for a particular pair of copper wires.
                                   -    operates over a single twisted pair of
                                        copper wires, which allows
                                        telecommunications companies to take
                                        advantage of the large installed base of copper twisted pairs that has been deployed around the world over many years and upon private copper wire infrastructures that exist for networking purposes in locations such as universities, hospitals, military bases, power plants and industrial complexes
                                   -    allows data transmission over a single
                                        copper pair at E-1 speed over a distance of up to 8.0 miles
                                   -    available as both a standalone unit and
                                        as a rack-mountable card

    PRODUCT NAME                          KEY USES, FEATURES AND FUNCTIONS

CB2000 The primary function of this unit is to split one or two primary rate interface links, or PRIs, into multiple basic rate interfaces, or BRIs.
                                   -    this allows substantial cost savings by
                                        allowing more effective use of available
                                        ISDN resources without the limitations
                                        of conventional voice PBX
                                   -    this allows for migration from BRI to
                                        PRI when the number of ports needs to be increased while preserving the user's investment in existing BRI-based terminal equipment
                                   -    this unit can be used in a wide variety
                                        of situations where multiple BRI and PRI access is required, such as:
                                        -    videoconferencing, where the unit
                                             can be used to aggregate bandwidth
                                             of multiple BRI lines to provide
                                             the necessary bandwidth, and to
                                             connect the videoconferencing
                                             system to the ISDN network through
                                             a PRI access while still providing
                                             connectivity to other ISDN devices,
                                             or to connect two or more
                                             videoconferencing systems together
                                             within the same building or campus
                                             without going through the ISDN
                                             public network
                                        -    ISDN network simulation, which can
                                             be used in places such as
                                             showrooms, exhibition and technical
                                             training centers to eliminate the
                                             need to have access to, and pay for
                                             access to, the ISDN public network
                                             for telephone or data calls
                                        -    remote access servers, which
                                             usually use multiple BRIs, often
                                             need a method for migration from
                                             multiple BRIs to a single PRI as
                                             traffic and the number of users
                                             expands

ISDN TERMINAL ADAPTERS             These devices are the ISDN equivalent of a
                                   modem.
                                   -    these devices connect non-ISDN devices
                                        to the ISDN via a network termination
                                        unit, or NT1, which converts the "U"
                                        interface from the telephone company
                                        into a 4-wire S/T interface
                                   -    allow users to access the data rates of
                                        the digital network
                                   -    available as both a standalone unit and
                                        as a rack-mountable card

ROUTERS A router provides connection between the primary rate ISDN and local area networks.
                                   -    dynamically route incoming and outgoing
                                        data packets to the appropriate
                                        destination
                                   -    available as both a standalone unit and
                                        as a rack-mountable card to supplement
                                        the functions of our Smart Rack system

         Remote Access Servers
         ---------------------

         In addition to the products described above, we market a line of remote access servers targeted toward Internet service providers and corporate users. In a corporate environment, these `products are used to connect remote users to the corporate local area network, commonly called the LAN, via the telephone network or via the ISDN network using analog modems or ISDN terminal adapters. Remote access server systems range from 8 to 64 ports, with built-in security and full remote manageability.

         Smart Rack
         ----------

         Our modem cards and our ISDN terminal adapter cards generally are available in standalone versions or in versions that can be mounted in our Smart Rack, our universal card cage that provides remote management through a menu-driven user interface. Each part of the framework, or chassis, of the Smart Rack has slots to house up to 16 cards (or up to 4 cards in a smaller installation) plus one optional management card. Each slot can be used to insert any member of our transmission products family, such as analog modems, ISDN terminal adapters, ISDN digital modems and new high-speed MSDSL modems. The optional management card that can be inserted into each chassis can be used to configure any card in the chassis and can provide additional features, including alarm reporting, tracking of configurations, running of diagnostic routines and generation of statistics. Up to eight chassis can be linked together to form a fully-managed node with 128 slots. Our Smart Rack arrangement allows each chassis to be used to its full capacity while reducing floor space needed to house complex systems.

                       OUR ELECTRONIC COMPONENTS BUSINESS

         Our electronic components segment includes digital switches and electronic power supplies. During the years ended December 31, 2000 and 1999, this segment accounted for approximately 44.1% and 39.6%, respectively, of our net sales.

     DIGITAL SWITCHES

         XET Corporation's Digitran Division, based in Rancho Cucamonga, California, manufactures, assembles and sells digital switch products serving aerospace, military and industrial applications. Digital switches are manually operated electromechanical devices used for routing electronic signals. Thumbwheel, push button and lever actuated modules, together with assemblies comprised of multiple modules, are manufactured in 16 different model families. The Digitran Division also offers a wide variety of custom keypads and digital switches for unique applications.

         Our digital switches may be ordered with different combinations of a variety of features and options, including:

         o     8, 10, 11, 12, 16 or a special number of dial positions;
         o     special markings and dial characters;
         o fully sealed, dust sealed or panel (gasket) sealed switch chambers to increase resistance to the elements in hostile environments, such as dust, sand, oils, salt spray, high humidity and temperature and explosive atmospheres;
         o     available with radio frequency interference shielding;
         o rear mount (flush) or front mount switches that are sold with the needed installation hardware, or snap in mount switches that do not require installation hardware;
         o provision for mounting components on output terminals on special personal computer boards;

         o     wire wrap terminals, pin terminals or special terminations; and
         o     night vision compatibility.

     ELECTRONIC POWER SUPPLIES

         XCEL Power Systems Ltd., based in Ashford, Kent, England, produces a range of high and low voltage, high specification, high reliability custom power conversion products designed for hostile environments and supplied to an international customer base, predominantly in the civil and military aerospace, military vehicle and telecommunications markets.

         Power conversion units supplied by XCEL Power Systems Ltd. range from 10VA to 1.5 KVA power ratings, low voltage (1V) to high voltage (20KV+), and convert alternating current, or AC, to direct current, or DC, convert DC to AC and convert DC to DC. Units can be manufactured to satisfy input requirements determined by military, civil aerospace, telecommunications or industrial businesses, and sophisticated built-in test equipment, or BITE, and control circuitry often is included. Operating environments for our units are diverse and range from fighter aircraft to roadside cabinets.

         In April 2000, we finalized our acquisition of Belix Company, Ltd., including its two subsidiaries. Belix was a manufacturer of power supplies in England and has been integrated into XCEL Power Systems Ltd. At the time we acquired Belix, we believed based upon representations and warranties made by Belix's management to us, that Belix would be profitable in its first year with us. However, we subsequently became aware of what we believe to have been significant misrepresentations made by Belix's management to us in connection with the acquisition. We have filed suit in this matter. Despite our dispute with Belix's management, the acquisition of Belix has had an overall positive impact on our sales of power supplies.

     BACKLOG

         Our business is not generally seasonal, with the exception that telecommunications test instruments, transmission and network access products purchases by telecommunications customers tend to be lower than average during the first quarter of each year because capital equipment budgets typically are not approved until late in the first quarter. At March 31, 2001 and 2000, our backlog of firm, unshipped orders was approximately $13.2 million and $6.0 million, respectively. Our March 31, 2001 backlog is related approximately 90% to our electronic components business, which tends to provide us with long lead times for our manufacturing processes due to the custom nature of the products, and 10% to our telecommunications business, the majority of which portion relates to our data transmission and network access products. Of these backlog orders, we anticipate fulfilling approximately 80% of our electronic components orders and 100% of our telecommunications orders within the current fiscal year. However, we cannot assure you that we will be successful in fulfilling these orders in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

     WARRANTIES

         Generally, our electronic components carry a one-year limited parts and labor warranty and our telecommunications products carry a two-year limited parts and labor warranty. Typically our telecommunications products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at our option. Historically, product returns have not had a material impact on our operations or financial condition. However, we cannot assure you that this will continue to be the case or that disputes over components or other materials or workmanship will not arise in the future.

CUSTOMERS

         TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS PRODUCTS

         We market our telecommunications test instruments and transmission and network access products primarily to telecommunications service providers, communications equipment manufacturers and end users. Telecommunications service providers offer telecommunications, wireless and, increasingly, data communication services to end users, enterprises or other service providers. Typically, communications service providers use a variety of network equipment and software to originate, transport and terminate communications sessions. Communications service providers rely on our products and services to configure, test and manage network elements and the traffic that runs across them. Also, our products help to ensure smooth operation of the network and increase the reliability of services to customers.

         The major communications service providers to whom we market our telecommunications test instruments and transmission and network access products and services include inter-exchange carriers, incumbent local exchange carriers, competitive local exchange carriers, internet service providers, integrated communications providers, cable service providers, international post, telephone and telegraph companies, banks, brokerage firms, government agencies and other service providers. During 2000, our top five telecommunications test instruments and transmission and network access products customers in terms of revenues were Verizon, Southeast Datacom Incorporated, La Poste (French post office), Nynex and Bouygues Telecom. None of our telecommunications test instruments, transmission or network access products customers represented more than ten percent of our revenues during 2000.

         Because we currently derive a significant portion of our revenues from sales to RBOCs, we have experienced and will continue to experience for the foreseeable future a significant impact on our quarterly operating results due to the budgeting cycles of the RBOCs. RBOCs generally obtain approval for their annual budgets during the first quarter of each calendar year. If an RBOC's annual budget is not approved early in the calendar year or is insufficient to cover its desired purchases for the entire calendar year, we are unable to sell products to the RBOC during the period of the delay or shortfall.

         In April 2000, CXR Telcom entered into a contract to sell our CXR HALCYON 704A-400 combination test instruments to the Federal Aviation Administration, or the FAA. The FAA had been a customer of CXR Telcom and its predecessor since 1972. When we entered into the April 2000 contract, we anticipated earning revenues under the contract of several million dollars over several years. However, the FAA's planned upgrade of its communications system has not progressed as rapidly as anticipated. To date, purchases under the contract have been modest at approximately $250,000 for fiscal 2000 and approximately $10,000 for the first quarter of 2001. However, the contract remains in force and we anticipate that the FAA will continue to purchase various telecommunications test instruments under the contract as its needs arise.

         Communications equipment manufacturers design, develop, install and maintain voice, data and video communications equipment. Network equipment manufacturers such as Carrier Access Corporation rely on our test equipment products to verify the proper functioning of their products during final assembly and testing. Increasingly, because communications service providers are choosing to outsource installation and maintenance functions to the equipment manufacturers themselves, equipment manufacturers are using our instruments, systems and software to assess the performance of their products during installation and maintenance of a customer's network.

     ELECTRONIC COMPONENTS

         We sell our components primarily to original equipment manufacturers in the electronics industry, including manufacturers of aerospace and military systems, communications equipment, industrial instruments and test equipment. During 2000, our top five electronic components customers in terms of revenues were BAE Systems Ltd. (including other U. K. companies affiliated with BAE Systems, Ltd.), BAE Systems Canada, Inc., Smiths Industries Aerospace, Electrical Maintenance, Inc. and Raytheon Systems Company. None of our electronic components customers represented more than ten percent of our total revenues during 2000.

SALES, MARKETING AND CUSTOMER SUPPORT

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS
     PRODUCTS

         Our sales and marketing staff consists primarily of engineers and technical professionals. They undergo extensive training and ongoing professional development and education. We believe that the skill level of our sales and marketing staff has been instrumental in building longstanding customer relationships. In addition, our frequent dialogue with our customers provides us with valuable input on systems and features they desire in future products. We believe that our consultative sales approach and our product and market knowledge differentiate our sales force from those of our competitors.

         Our local sales forces are highly knowledgeable of their respective markets, customer operations and strategies and regulatory environments. In addition, our representatives' familiarity with local languages and customs enables them to build close relationships with our customers.

         We provide repair and training services to enable our customers to improve performance of their networks. We also offer on-line support services to supplement our on-site application engineering support. Customers can also access information regarding our products remotely through our domestic, European and Japanese technical assistance centers.

         We sell many of our telecommunications test instruments and transmission and network access products to large telecommunications service providers. These prospective customers generally commit significant resources to an evaluation of our and our competitors' products and require each vendor to expend substantial time, effort and money educating the prospective customer about the value of the vendor's solutions. Consequently, sales to this type of customer generally require an extensive sales effort throughout the prospective customer's organization and final approval by an executive officer or other senior level employee. The result is lengthy sales and approval cycles, which make sales forecasting difficult. In addition, even after a large telecommunications service provider has approved our product for purchase, their future purchases are uncertain because while we generally enter into long-term supply agreements with those parties, these agreements do not require specific levels of purchases. Delays associated with potential customers' internal approval and contracting procedures, procurement practices, testing and acceptance processes are common and may cause potential sales to be delayed or foregone. As a result of these and related factors, the sales cycle of new products for large customers typically ranges from six to twelve months.

     ELECTRONIC COMPONENTS

         We market and sell our electronic components through XET Corporation's Digitran Division, based in Rancho Cucamonga, California, XCEL Corporation Ltd., a wholly-owned subsidiary of XET Corporation based in England, XCEL Power Systems, Ltd., a wholly-owned subsidiary of XCEL Corporation Ltd. based in England, and XCEL Japan, Ltd., a wholly-owned subsidiary of XET Corporation based in Japan. In some European countries and the Pacific Rim, these products are sold through a combination of direct sales and through third-party distributors.

         We sell our electronic components primarily to original equipment manufacturers in the electronics industry, including manufacturers of aerospace and military systems, communications equipment, industrial instruments and test equipment. Our efforts to market our electronic components generally are limited in scope.

         XCEL Japan Ltd. resells the switch and keypad products of the Digitran Division and some third-party-sourced components primarily into Japan and also into other highly industrialized Asian countries. Other marketing of our electronic components is primarily through referrals from our existing customers, with sales either direct or via a small number of selected representatives.

         We rely on long-term orders and repeat business from our existing customers. We also approach our existing customers and their competitors to discuss opportunities for us to provide them with additional types of switches they may need. Also, Digitran Division's reputation spanning over 40 years in the electronic components industry and the fact that major original equipment manufacturers have designed many of our switches into their product specifications has frequently resulted in customers seeking us out to manufacture for them unique as well as our standard digital switches.

COMPETITION

     TELECOMMUNICATIONS TEST INSTRUMENTS, TRANSMISSION AND NETWORK ACCESS
     PRODUCTS

         The market for our telecommunications test instruments, transmission and network access products and services is fragmented and intensely competitive, both inside and outside the United States, and is subject to rapid technological change, evolving industry standards and regulatory developments. We believe that the principal competitive factors affecting our telecommunications test instruments, transmission and network access products business include:

         o        quality of product offerings;
         o        adaptability to evolving technologies and standards;
         o ability to address and adapt to individual customer requirements;
         o        price and financing terms;
         o        strength of distribution channels;
         o        ease of installation, integration and use of products;
         o        system reliability and performance; and
         o        compliance with government and industry standards.

         Our principal competitors for our telecommunications test instruments, transmission and network access products include Patton Electronics Corporation, Adtran, Digital Engineering. Ltd. and GDC for transmission and network access products and TTC Corporation (a subsidiary of Dynatech Corporation), Ameritech Corporation, Fluke and Sunrise Telecom, Inc. for test instruments.

         The reputation in the telecommunications industry of our subsidiary, CXR Telcom, spans over 35 years. We believe this reputation aids us in establishing and maintaining both distribution channels and customers for our products.

         The design of many of our data transmission products enables us to offer numerous different product combinations to our customers and to serve both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level. We believe that this design flexibility helps us to excel at many of the above competitive factors by enabling us to offer quality products that meet and are adaptable to changing customer requirements and to evolving technologies and government and industry standards.

         We currently derive a significant portion of our revenues from sales to RBOCs. We believe that we derive a competitive advantage from the efforts we have expended to establish many of our telecommunications products as approved products for nearly all of the RBOCs and for other key customers in the United States and abroad. Our products' approved status facilitates the ability of our customers to order additional products from us as their needs arise without the long delays that might otherwise be needed to obtain the approval of our customers' upper management or governing body prior to each purchase.

         Some of our competitors have greater sales, marketing, technological, research and financial resources than we do. Our competitors' advantage with regard to these resources may reduce our ability to obtain or maintain market share for our products in cases where our competitors are better able than us to satisfy the above competitive factors.

     ELECTRONIC COMPONENTS

         The market for our components is highly fragmented and composed of a diverse group of original equipment manufacturers, including Celab Ltd. and Interpoint/Grenson for power supplies and EECO Switch Division, Transico Inc., C&K Components, Inc., Greyhill Inc., Omron Electronics and Janco Inc. for digital switches. We believe that the principal competitive factors affecting our components business include:

         o        capability and quality of product offerings;
         o        status as qualified products; and
         o        compliance with government and industry standards.

         We have made substantial investments in machinery and equipment tooling. In addition, our Digitran Division has a reputation spanning over 40 years in the electronic components industry, and major original equipment manufacturers have designed many of our digital switches into their product specifications. These factors have acted as barriers to entry for other potential competitors, making us a sole source supplier for approximately 30% to 50% of the digital switches that we sell and causing some customers to seek us out to manufacture for them unique as well as our standard digital switches.

MANUFACTURING, ASSEMBLY AND QUALITY ASSURANCE

         Our telecommunications test instruments, transmission and network access products generally are assembled from outsourced components, with final assembly, configuration and quality testing performed in house.

         Manufacturing of our electronic components, including injection molding, fabrication, machining, printed circuit board manufacturing and assembly, and quality testing is done in house due to the specialized nature and small and varied batch sizes involved. Although many of our electronic components incorporate standard designs and specifications, products are built to customer order. This approach, which avoids the need to maintain a finished goods inventory, is possible because long lead times for delivery are often available. Typically, our electronic components segment produces products in 1 to 300 piece batches, with a ten- to thirty-week lead time. The lead time is predominately to source sub-component piece parts such as electronic components, mechanical components and services. Typical build time is six to eight weeks from receipt of external components.

         We operate four manufacturing and assembly facilities worldwide. Three of these facilities are certified as ISO 9002-compliant. We have consolidated all of our transmission and network access manufacturing for our North American and European markets at our French manufacturing facility at CXR, S.A. We manufacture all of our test equipment products at the Fremont, California facility of CXR Telcom Corporation. We manufacture all of our digital switches in our Rancho Cucamonga, California facility. We manufacture our electronic power supplies in Ashford, Kent, England.

         The purchased components we use to build our products are generally available from a number of suppliers. We rely on a number of limited-source suppliers for specific components and parts. We do not have long-term supply agreements with these vendors. In general, we make advance purchases of some components to ensure an adequate supply, particularly for products that require lead times of up to nine months to manufacture. If we were required to locate new suppliers or additional sources of supply, we could experience a disruption in our operations or incur additional costs in procuring required materials.

         We intend to increase the use of outsource manufacturing for our telecommunications products. We believe that outsourcing will lower our manufacturing costs, in particular our labor costs, provide us with more flexibility to scale our operations to meet changing demand, and allow us to focus our engineering resources on new product development and product enhancements.

PRODUCT DEVELOPMENT AND ENGINEERING

         We believe that our continued success depends on our ability to anticipate and respond to changes in the electronics hardware industry and anticipate and satisfy our customers' preferences and requirements. Accordingly, we continually review and evaluate technological and regulatory changes affecting the electronics hardware industry and seek to offer products and capabilities that solve customers' operational challenges and improve their efficiency.

         Accordingly, for the years ended December 31, 2000, 1999 and 1998, our engineering and product development costs were approximately $1.17 million, $1.84 million and $2.20 million, respectively. The decline in these expenses in 2000 as compared to 1999 was primarily due to the termination of engineering activities at our Fremont, California facility and the consolidation of engineering activities at our St. Charles, Illinois facility.

         Our product development costs in 2000, 1999 and 1998 were related primarily to development of new telecommunications test equipment, trunk testing system products and data communications equipment. Current research expenditures are directed principally toward enhancements to the current test instrument product line and development of increased bandwidth, or faster speed, transmission products. These expenditures are intended to improve market share and gross profit margins, although we cannot assure you that we will achieve these improvements.

         We strive to take advantage of the latest computer aided engineering and engineering design automation workstation tools to design, simulate and test advanced product features or product enhancements. Our use of these tools helps us to speed product development while maintaining high standards of quality and reliability for our products. Our use of these tools also allows us to efficiently offer custom designs for original equipment manufacturer customers whose needs require the integration of our electronic components with their own products.

INTELLECTUAL PROPERTY

         We regard our software, hardware and manufacturing processes as proprietary and rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Our research and development and manufacturing process typically involves the use and development of a variety of forms of intellectual property and proprietary technology. In addition, we incorporate technology and software that we license from third party sources into our products. These licenses generally involve a one-time fee and no time limit. We believe that alternative technologies for this licensed technology are available both domestically and internationally.

         We may receive in the future notices from holders of patents that raise issues as to possible infringement by our products. As the number of test equipment products and transmission instruments increases and the functionality of these products further overlaps, we believe that we may become subject to allegations of infringement given the nature of the telecommunications and information technology industries and the high incidence of these kinds of claims. Questions of infringement and the validity of patents in the fields of telecommunications and information technology involve highly technical and subjective analyses. These kinds of proceedings are time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays or could force us to enter into royalty or license agreements rather than dispute the merits of the proceeding initiated against us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS AND PROTOCOLS

         We design our products to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products.

         Our product lines are subject to statutes governing safety and environmental protection. We believe that we are in substantial compliance with these statutes and are not aware of any proposed or pending safety or environmental rule or regulation which, if adopted, would have a material impact on our business or financial condition.

EMPLOYEES

         As of May 15, 2001, we employed a total of 220 persons in our various divisions and subsidiaries. None of our employees are represented by labor unions, and there have not been any work stoppages at any of our facilities. We believe that our relationship with our employees is good.

FACILITIES

         As of May 15, 2001, we leased or owned approximately 100,000 square feet of administrative, production, storage and shipping space. All of this space was leased other than the Abondant, France facility.

      BUSINESS UNIT                                LOCATION                            FUNCTION
      -------------                                --------                            --------
MicroTel International, Inc.                  Rancho Cucamonga, California          Administrative
(corporate headquarters)

XET Corporation/Digitran                      Rancho Cucamonga, California          Manufacturing
(electronic components)                       Monrovia, California

XCEL Power Systems, Ltd. and XCEL             Ashford, United Kingdom               Administrative/Manufacturing
Corporation Ltd.                              Wales, United Kingdom
(electronic components)

XCEL Japan, Ltd. Higashi-Gotanda              Tokyo, Japan                          Sales
(electronic components)

CXR, S.A(telecommunications test              Paris, France                         Administration/Sales
instruments, transmission and network
access products)

CXR, S.A                                      Abondant, France                      Manufacturing/Engineering
(telecommunications test instruments,
transmission and network access products)

CXR Telcom Corporation                        Fremont, California                   Administrative/Manufacturing
(telecommunications test instruments,
transmission and network access products)

CXR Telcom Corporation                        St. Charles, Illinois                 Research, Development and
(test instruments)                                                                  Engineering/Customer Service

         The lease for the Fremont, California facility expires in October 2002, with one five-year renewal option. We have subleased to an unrelated party approximately 12,000 square feet of this facility. The lease for the Paris, France facility expires in April 2007. The lease for the Monrovia, California facility expires in February 2002. The lease for the Ashford, United Kingdom facility is a fifteen-year lease that expires in September 2011, subject to the rights of the landlord or us to terminate the lease after ten years.

         In December 1996, XET Corporation acquired a 50% interest in Capital Source Partners, a California general partnership that owned a 63,000 square-foot facility in Ontario, California. Our corporate headquarters and XET Corporation and its Digitran Division operated from that facility from September 1990 through November 1999. To reduce our utility and monthly rental expenses, we relocated our headquarters to a 5,400 square foot office suite and relocated the Digitran Division's electronic components manufacturing operations to a 15,745 square foot manufacturing facility, which office suite and manufacturing facility are located within approximately one mile of each other in the City of Rancho Cucamonga, California. The lease on the manufacturing facility expires in November 2004, and the lease on the headquarters facility expires in October 2002. Concurrent with the relocation, XET Corporation sold its interest in Capital Source Partners in exchange for assumption of our rent debt of $152,000, $75,000 in cash and forgiveness of some other debt of approximately $17,000. The sale also included a provision to release us from our future lease obligations consisting of seven remaining years and approximately $3,000,000 of future lease payments regarding the property. As part of the mutual release, we relinquished our claim on a $51,000 deposit and a $115,000 note receivable from the lessor.

         We believe the listed facilities are adequate for our current business operations.

LEGAL MATTERS

         We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The names, ages and positions held by our directors and executive officers as of July 24, 2001 are as follows:

NAME                                           AGE                                 TITLES
----                                           ---                                 ------
Carmine T. Oliva.......................        58      Chairman of the Board, President, Chief Executive Officer and
                                                       Director

Graham Jefferies.......................        44      Executive Vice President and Chief Operating Officer of our
                                                       Telecommunications Group and Managing Director of various
                                                       subsidiaries

Randolph D. Foote......................        52      Senior Vice President and Chief Financial Officer

Robert B. Runyon(1)(2).................        75      Secretary and Director

Laurence P. Finnegan, Jr.(1)(3)........        64      Director

-------------
(1)  Member of the executive compensation and management development committee.
(2)  Member of the nominating committee.
(3)  Member of the audit committee.


         CARMINE T. OLIVA has been Chairman of the Board, President and Chief Executive Officer and a Class III director of MicroTel since March 26, 1997 and of our subsidiary, XET Corporation, since he founded XET Corporation in 1983. Mr. Oliva is Chairman of the Board of XCEL Corporation Ltd since 1985, Chairman and Chief Executive Officer of CXR Telcom Corporation since March 1997 and Chairman of CXR S.A. since March 1997. From January 1999 to January 2000, Mr. Oliva served as a director of Digital Transmission Systems Inc. (DTSX), a publicly held company, based in Norcross, Georgia. From 1980 to 1983, Mr. Oliva was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to holding that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War. Mr. Oliva earned a B.A. degree in Social Studies/Business from Seton Hall University in 1964 and an M.B.A. degree in Business from The Ohio State University in 1966.

         GRAHAM JEFFERIES was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies served as Executive Vice President of MicroTel from April 1999 through October 1999. Mr. Jefferies has served as a director of CXR, S.A. since March 1997, as Managing Director of Belix Power Conversions Ltd. since our acquisition of Belix Power Conversions Ltd. in April 2000, as Managing Director of XCEL Power Systems, Ltd. since September 1996 and as Managing Director of XCEL Corporation. Ltd. since March 1992. Prior to joining us in 1992, he was Sales and Marketing Director of Jasmin Electronics PLC, a major United Kingdom software and systems provider, from 1987 to 1992. Mr. Jefferies held a variety of project management positions at GEC Marconi from 1978 to 1987. Mr. Jefferies earned a B.S. degree in Engineering from Leicester University in 1978, and has experience in mergers and acquisitions. Mr. Jefferies is a citizen and resident of the United Kingdom.

         RANDOLPH D. FOOTE was appointed as our Senior Vice President and Chief Financial Officer on October 4, 1999. Mr. Foote has been Vice President and Chief Financial Officer of CXR Telcom Corporation and XET Corporation since March 2000 and has been Chief Financial Officer of CXR Anderson Jacobson Inc., a California corporation that is a subsidiary of CXR, S.A., since February 2000. Mr. Foote was the Corporate Controller of Unit Instruments, Inc., a publicly traded semiconductor equipment manufacturer, from October 1995 to May 1999. From March 1985 to October 1995, Mr. Foote was the Director of Tax and Financial Reporting at Optical Radiation Corporation, a publicly traded company that designed and manufactured products using advanced optical technology. Prior to 1985, Mr. Foote held positions with Western Gear Corporation and Bucyrus Erie Company, which were both publicly traded companies. Mr. Foote earned a B.S. degree in Business Management from California State Polytechnic University, Pomona in 1973 and an M.B.A. degree in Tax/Business from Golden Gate University in 1979.

         ROBERT B. RUNYON was elected as a Class III director and appointed as our Secretary on March 26, 1997. He has been the owner and principal of Runyon and Associates, a human resources and business advisory firm, since December 1987. He has acted as Senior Vice President of Sub Hydro Dynamics Inc., a privately held marine services company based in Hilton Head, South Carolina, since September 1995. Prior to our merger with XET Corporation, Mr. Runyon served XET Corporation both as a director since August 1983 and as a consultant in the areas of strategy development and business planning, organization, human resources and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation, including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980. Mr. Runyon earned a B.S. degree in Economics/Industrial Management from University of Pennsylvania in 1950.

         LAURENCE P. FINNEGAN, JR. was elected as a Class II director on March 26, 1997. In addition to being a director of XET Corporation from 1985 to March 1997, Mr. Finnegan was XET Corporation's Chief Financial Officer from 1994 to 1997. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since August 1995, he has been a principal of GwynnAllen Partners, Bethlehem, Pennsylvania, an executive management consulting firm. Since December 1996, Mr. Finnegan has been President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania. Since September 1997, Mr. Finnegan has been Vice President Finance and Chief Financial Officer of QuestOne Decision Sciences, an efficiency consulting firm based in Pennsylvania. Mr. Finnegan earned a B.S. degree in Accounting from St. Joseph's University in 1961.

         Our bylaws provide that the board of directors shall consist of at least four directors. The board of directors is divided into three classes. The term of office of each class of directors is three years, with one class expiring each year at the annual meeting of stockholders. There are currently three directors, one of which is a Class II director whose term expires in 2004, and two of which are Class III directors whose term expires in 2002. Officers are appointed by, and serve at the discretion of, our board of directors.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by the Securities and Exchange Commission regulations to furnish MicroTel with copies of all reports that they file.

         Based solely upon a review of copies of the reports furnished to us during our fiscal year ended December 31, 2000 and thereafter, or any written representations received by us from directors, officers and beneficial owners of more than 10% of our common stock ("reporting persons") that no other reports were required, we believe that, during our 2000 fiscal year, all Section 16(a) filing requirements applicable to our reporting persons were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning compensation paid to our Chief Executive Officer and each of our other executive officers who received an annual salary and bonus of more than $100,000 for services rendered to us during the years ended December 31, 2000, 1999 and 1998:

                                           SUMMARY COMPENSATION TABLE
                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                      AWARD
                                                                                    ----------
                                                         ANNUAL COMPENSATION        SECURITIES
                                                         -------------------        UNDERLYING       ALL OTHER
     NAME AND PRINCIPAL POSITION           YEAR         SALARY          BONUS         OPTIONS       COMPENSATION
     ---------------------------           ----         ------          -----         -------       ------------
Carmine T. Oliva.....................      2000         $207,395         $80,000             --       $4,821(1)
   President and Chief Executive           1999         $198,872              --             --       $4,821(1)
   Officer                                 1998         $198,872              --             --       $2,411(1)
Graham Jefferies.....................      2000         $128,775         $35,000             --       $6,869(3)
   Executive Vice President and Chief      1999         $114,192              --         60,000       $5,116(3)
   Operating Officer of                    1998         $ 98,918              --         30,000       $5,567(3)
   Telecommunications Group(2)
Randolph D. Foote....................      2000         $103,754         $20,000             --           --
   Senior Vice President, Chief            1999         $ 23,267              --         50,000           --
   Financial Officer (4)                   1998               --              --             --           --

---------------
(1) Represents the dollar value of insurance premiums we paid with respect to term life insurance for the benefit of Mr. Oliva's spouse.
(2) Mr. Jefferies was appointed Executive Vice President and Chief Operating Officer of our worldwide Telecommunications Group on October 21, 1999. Mr. Jefferies is based in the United Kingdom and receives his remuneration in British pounds. The compensation amounts listed for Mr. Jefferies are shown in United States dollars, converted from British pounds using the average conversion rates in effect during the time periods of compensation.
(3)  Represents contributions to Mr. Jefferies' retirement plan.
(4) Randolph D. Foote was appointed Senior Vice President and Chief Financial Officer on October 4, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

         During the year ended December 31, 2000, we did not grant any stock options or stock appreciation rights to any of the named executive officers.

                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table provides information regarding option exercises in the year ended December 31, 2000 by the named executive officers and the value of unexercised options held by the named executive officers as of December 31, 2000.


                                                                       NUMBER OF
                                                            SECURITIES UNDERLYING       VALUE ($) OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                  SHARES                      DECEMBER 31, 2000            DECEMBER 31, 2000(1)
                                 ACQUIRED      VALUE     ---------------------------   ----------------------------
            NAME               ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
            ----               -----------    --------   -----------   -------------   -----------    -------------
Carmine T. Oliva.............       --           --         130,633          --               --           --
Randolph D. Foote............       --           --          50,000          --            4,845           --
Graham Jefferies.............       --           --         126,287          --            5,814           --

--------------
(1) Based on the last reported sale price of our common stock of $.2969 per share on December 29, 2000 (the last trading day during fiscal 2000) as reported on the OTC Bulletin Board, less the exercise price of the options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     CARMINE T. OLIVA

         Under an employment agreement dated January 1, 1996, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XET Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XET Corporation's salary abatement program then in effect. On May 6, 1997, our board of directors voted to assume the obligations of XET Corporation under this agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of MicroTel on March 26, 1997.

         On October 15, 1997, we entered into a replacement agreement with Mr. Oliva on substantially the same terms and conditions as the prior agreement. The replacement agreement was subject to automatic renewal for three successive two-year terms beginning on October 15, 2002, unless, during the required notice periods (which run from August 15 to October 15 of the year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides that Mr. Oliva's salary was to continue at the abated amount of $198,865 per annum until we have reported two consecutive profitable quarters during the term of the agreement or any renewals thereof, at which time his salary was to increase to its pre-abatement level of $250,000 per annum. Based on our unaudited quarterly financial statements, this increase to $250,000 occurred effective as of November 1, 2000.

         As of January 1, 2001, we entered into a new employment agreement with Mr. Oliva. The agreement is subject to automatic renewal for consecutive two-year terms beginning on January 1, 2006, unless, during the required notice periods (which run from September 1 to November 1 of the second year preceding the year in which a two-year renewal period is to begin), either party gives written notice of its desire not to renew. The agreement provides for a base salary of $250,000 per year and states that Mr. Oliva is eligible to receive merit or promotional increases and to participate in other benefit and incentive programs we may offer.

         If the board of directors makes a substantial addition to or reduction of Mr. Oliva's duties, Mr. Oliva may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Oliva the value of three years of his annual salary or the value of his annual salary that would have been due through January 1, 2006, whichever is greater.

         If we terminate Mr. Oliva for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Oliva without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. If the termination without cause occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary for three years following the termination or until December 31, 2005, whichever is the longer period. If the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the expiration of the particular renewal period or for two years, whichever is the longer period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Oliva is terminated without cause within two years following a change of control, then:

         o If the termination occurs prior to the expiration of the initial term of the agreement on December 31, 2005, Mr. Oliva will be entitled to be paid his annual salary and all other amounts payable under the agreement for three years following the termination or until December 31, 2005, whichever is the longer period, which amounts shall be payable at his election in a lump sum within 30 days after the termination or in installments;

         o if the termination occurs during a renewal period, Mr. Oliva will be entitled to be paid his annual salary through the period ending two years after the expiration of the particular renewal period, and to be paid all other amounts payable under the agreement;

         o Mr. Oliva will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Oliva will be entitled to receive any executive bonus awarded but not yet paid;

         o Mr. Oliva will be entitled to receive a gross up of all compensatory payments listed above so that he receives those payments substantially free of federal and state income taxes; and

         o Mr. Oliva will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the initial term or renewal term in which the termination occurred and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Oliva dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Oliva will continue to be payable to Mr. Oliva's designee or legal representatives for two years following his death. If Mr. Oliva is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate

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the agreement by ten days' prior written notice to Mr. Oliva following the 180th day of disability. However, we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Oliva for two years following the effective date of the termination.

         If the agreement is terminated for any reason and unless otherwise agreed to by Mr. Oliva and us, then in addition to any other severance payments to which Mr. Oliva is entitled, we must continue to pay Mr. Oliva's annual salary until:

         o all obligations incurred by Mr. Oliva on our behalf, including any lease obligations signed by Mr. Oliva related to the performance of his duties under the agreement, have been voided or fully assumed by us or our successor;

         o all loan collateral pledged by Mr. Oliva has been returned to Mr. Oliva; and

         o all personal guarantees given by Mr. Oliva or his family on our behalf are voided.

         The agreement provides that we will furnish a life insurance policy on Mr. Oliva's life, in the amount of $1 million, payable to Mr. Oliva's estate in the event of his death during the term of the agreement and any renewals of the agreement. This benefit is in return for, and is intended to protect Mr. Oliva's estate from financial loss arising from any and all personal guarantees that Mr. Oliva provided in favor of us, as required by various corporate lenders. This benefit is also intended to enable Mr. Oliva's estate to exercise all warrants and options to purchase shares of our common stock.

     GRAHAM JEFFERIES

         On May 1, 1998, we entered into an employment agreement with Mr. Jefferies for a term of two years at an initial annual salary of 67,000 British pounds (approximately $106,500 at the then current exchange rates) that is subject to automatic renewal for two successive one-year terms beginning on May 1, 2000. Mr. Jefferies was to act as Managing Director of XCEL Corporation, Ltd. and to perform additional services as may be approved by our board of directors.

         If the board of directors makes a substantial addition to or reduction of Mr. Jefferies' duties, Mr. Jefferies may resign upon written notice given within 30 days of the change in duties. Within 30 days after the effective date of a resignation under these circumstances, we will be obligated to pay to Mr. Jefferies the value of one year of his annual salary.

         If we terminate Mr. Jefferies for cause, our obligation to pay any further compensation, severance allowance, or other amounts payable under the agreement terminates on the date of termination. If we terminate Mr. Jefferies without cause (including by ceasing our operations due to bankruptcy or by our general inability to meet our obligations as they become due), we must provide him with 60 days' prior written notice. Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement.

         We may terminate the agreement upon 30 days' written notice in the event of a merger or reorganization in which our stockholders immediately prior to the merger or reorganization receive less than 50% of the outstanding voting shares of the successor corporation and in the event of a sale of all or substantially all of our assets or a sale, exchange or other disposition of two-thirds or more of our outstanding capital stock. If Mr. Jefferies is terminated without cause within two years following a change of control, then:

         o Mr. Jefferies will be entitled to be paid his annual salary through the expiration of the current renewal period, and to be paid all other amounts payable under the agreement;

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

         o Mr. Jefferies will be entitled to receive the average of his annual executive bonuses awarded to him in the three years preceding his termination, over the same time span and under the same conditions as his annual salary;

         o Mr. Jefferies will be entitled to receive any executive bonus awarded but not yet paid; and

         o Mr. Jefferies will continue to receive coverage in all benefit programs in which he was participating on the date of his termination until the earlier of the end of the current renewal term and the date he receives equivalent coverage and benefits under plans and programs of a subsequent employer.

         If Mr. Jefferies dies during the term of the agreement, amounts payable under the agreement to or for the benefit of Mr. Jefferies will continue to be payable to Mr. Jefferies' designee or legal representatives for one year following his death. If Mr. Jefferies is unable to substantially perform his duties under the agreement for an aggregate of 180 days in any 18-month period, we may terminate the agreement by ten days' prior written notice to Mr. Jefferies following the 180th day of disability; provided, however, that we must continue to pay amounts payable under the agreement to or for the benefit of Mr. Jefferies for one year following the effective date of the termination.

BOARD COMMITTEES

         The board of directors currently has an audit committee, an executive compensation and management development committee and a nominating committee.

         The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each interim period, and reviews and evaluates our internal audit and control functions. From January 1, 1999 through June 25, 1999, this committee consisted of David Barrett, a former director of MicroTel, and Laurence Finnegan. Since June 26, 1999, this committee has consisted of Laurence Finnegan.

         The executive compensation and management development committee is responsible for establishing and administering our policies involving the compensation of all of our executive officers and establishing and recommending to our board of directors the terms and conditions of all employee and consultant compensation and benefit plans. From January 1, 1999 through June 25, 1999, this committee consisted of David Barrett, a former director of MicroTel, and Robert B. Runyon. Since June 26, 1999, this committee has consisted of Robert B. Runyon and Laurence Finnegan.

         The nominating committee selects nominees for the board of directors. Beginning in 2000, the nominating committee has consisted of Robert B. Runyon.

COMPENSATION OF DIRECTORS

         During 2000, each non-employee director was entitled to receive $1,000 per quarter as compensation for their services. Beginning January 1, 2001, each non-employee director is entitled to receive $12,000 per year as compensation for their services. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We may periodically award options or warrants to our directors under our existing option and incentive plans.

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         Mr. Runyon acts as a consultant to MicroTel in the areas of strategy development business and organization planning, human resources recruiting and development and administrative systems. For 2000, Mr. Runyon became entitled to receive approximately $9,744 in consulting fees and reimbursement of expenses. During 2000, we also paid premiums of $2,823 for life insurance on Mr. Runyon for the benefit of his spouse, $30 for life insurance on Mr. Runyon's spouse for the benefit of Mr. Runyon, and $3,570 for health insurance.

         On July 25, 2000, Mr. Runyon and Mr. Finnegan each received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Plan, which options vest in two equal semi-annual installments beginning on January 25, 2001 and expires on July 25, 2010. On February 1, 2001, Mr. Oliva received an option to purchase 100,000 shares of common stock at $0.50 per share under our 1997 Plan, which option vests in two equal semi-annual installments on July 31, 2001 and January 31, 2002 and expires on January 31, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the board of directors has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

STOCK OPTION PLANS

         We currently have four stock option plans: the 1993 Stock Option Plan, the Employee Stock and Stock Option Plan, the 1997 Stock Incentive Plan and the 2000 Stock Option Plan. These plans are administered by our executive compensation and management development committee, which currently consists of Robert Runyon and Laurence Finnegan, our two non-employee directors.

         The 1993 Stock Option Plan authorizes the issuance of incentive stock options, commonly known as ISOs, and non-qualified stock options, commonly known as NQOs, to our employees and independent contractors for the purchase of up to 300,000 shares of our common stock. The 1993 Stock Option Plan terminates on August 31, 2003. Our board does not intend to issue any additional options under the 1993 Stock Option Plan in the future.

         The Employee Stock and Stock Option Plan authorizes the issuance of NQOs and restricted and unrestricted stock grants to our employees (including officers and directors who are employees) and consultants for up to an aggregate of 520,000 shares of common stock. The Employee Stock and Stock Option Plan terminates on July 1, 2004. Our board does not intend to issue any additional options or make any additional stock grants under the Employee Stock and Stock Option Plan.

         The 1997 Stock Incentive Plan authorizes the issuance of ISOs, stock appreciation rights or stock awards to our employees and directors for up to an aggregate of 1,600,000 shares of common stock, except that ISOs may not be granted to non-employee directors. Our board of directors' adoption of the 1997 Stock Incentive Plan was ratified by our stockholders at our 1998 annual meeting of stockholders. The 1997 Stock Incentive Plan terminates on June 15, 2007. Our board does not intend to issue any additional options under the 1997 Stock Incentive Plan.

         Our 2000 Stock Option Plan was adopted by our board of directors in November 2000 and approved by our stockholders on January 16, 2001. The 2000 Stock Option Plan authorizes the issuance of ISOs and NQOs to our employees, officers, directors and consultants and to employees of companies that do business with us for the purchase of up to 2,000,000 shares of common stock. As of June 29, 2001, we had approximately 222 employees, officers and directors eligible to receive options under the 2000 Stock Option Plan, and no options had been issued under this plan. The following is a description of some of the key terms of the 2000 Stock Option Plan.

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     SHARES SUBJECT TO THE 2000 STOCK OPTION PLAN

         A total of 2,000,000 shares of our common stock are authorized for issuance under the 2000 Stock Option Plan. Any shares of common stock that are subject to an award but are not used because the terms and conditions of the award are not met, or any shares that are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2000 Stock Option Plan.

     ADMINISTRATION

         It is the intent of the 2000 Stock Option Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act. The executive compensation and management development committee is empowered to select those eligible persons to whom options shall be granted under the 2000 Stock Option Plan; to determine the time or times at which each option shall be granted, whether options will be ISOs or NQOs and the number of shares to be subject to each option; and to fix the time and manner in which each option may be exercised, including the exercise price and option period, and other terms and conditions of options, all subject to the terms and conditions of the 2000 Stock Option Plan. The committee has sole discretion to interpret and administer the 2000 Stock Option Plan, and its decisions regarding the 2000 Stock Option Plan are final, except that our board of directors can act in place of the committee as the administrator of the 2000 Stock Option Plan at any time or from time to time, in its discretion.

     OPTION TERMS

         ISOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 100% of the fair market value of a share of common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of the total voting securities of MicroTel on the date of grant, the exercise price may be not less than 110% of fair market value on the date of grant, and the option period may not exceed five years. NQOs granted under the 2000 Stock Option Plan must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date the NQO is granted.

         Options may be exercised during a period of time fixed by the committee except that no option may be exercised more than ten years after the date of grant. In the discretion of the committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in cash, shares of our common stock or a combination of cash and shares of our common stock.

     AMENDMENT AND TERMINATION

         The 2000 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our board of directors. However, our board of directors may not materially impair any outstanding options without the express consent of the optionee or materially increase the number of shares subject to the 2000 Stock Option Plan, materially increase the benefits to optionees under the 2000 Stock Option Plan, materially modify the requirements as to eligibility to participate in the 2000 Stock Option Plan or alter the method of determining the option exercise price without stockholder approval. No option may be granted under the 2000 Stock Option Plan after November 14, 2010.

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     FEDERAL INCOME TAX CONSEQUENCES

         NQOS. Holders of NQOs do not realize income as a result of a grant of the option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO.

         In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her option.

         ISOS. Holders of ISOs will not be considered to have received taxable income upon either the grant of the option or its exercise. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. We will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

         Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year or two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

     POSSIBLE ANTI-TAKEOVER EFFECTS

         Although not intended as an anti-takeover measure by our board of directors, one of the possible effects of the 2000 Stock Option Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, in the hands of the directors and officers of MicroTel. Those persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under some circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of the attempt.

         In addition, options may, in the discretion of the committee, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of MicroTel. In the opinion of our board of directors, this acceleration provision merely ensures that optionees under the 2000 Stock Option Plan will be able to exercise their options as intended by the board of directors and stockholders prior to any extraordinary corporate transaction which might serve to limit or restrict that right. Our board of directors is, however, presently unaware of any threat of hostile takeover involving MicroTel.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

XCEL ARNOLD CIRCUITS, INC.

         On April 9, 1998, our wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly-owned by Robert Bertrand. Mr. Bertrand, as Trustee of The Bertrand Family Trust, was a beneficial owner of more than five percent of our outstanding common stock as of December 31, 1998. Mr. Bertrand had owned and operated the Arnold Circuits business until September 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.

         The purchase price for our sale of the assets to Mr. Bertrand was $2,000,000 plus the assumption of liabilities of the Arnold Circuits business. The cash portion of the purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note in the amount of $650,000, which had a maturity date of March 31, 2000 and an annual interest rate of 8.5%. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. The debt owed to Mr. Bertrand and a related entity comprised two notes to Mr. Bertrand in the aggregate principal amount of $225,000 and one note to BNZ Incorporated in the principal amount of $150,000, each of which notes had an interest rate of 10% per year and had been issued during the second half of 1997 when Mr. Bertrand and BNZ Incorporated loaned us $375,000 in cash to assist us in financing production of orders from Motorola, Inc., our then largest customer.

         As security for the note issued to XCEL Arnold Circuits, Inc. in the sale of the Arnold Circuits business to Mr. Bertrand, XCEL Arnold Circuits, Inc. received a second lien on substantially all of the assets of Arnold Circuits, Inc. Mr. Bertrand and a related entity guaranteed payment of the promissory note. Provisions of the transaction documents entitled XCEL Arnold Circuits, Inc. to share in any subsequent gain on the sale of the Arnold Circuits business while the note was outstanding.

         The purchase price for the Arnold Circuits business was arrived at through negotiation between Messrs. Oliva and Bertrand and was approved by our board of directors. Prior to reaching agreement with Mr. Bertrand, we unsuccessfully attempted for six months to locate a buyer for the Arnold Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, we believe the terms of the transaction with Mr. Bertrand were no less favorable to us than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.

         Between September 1995 and April 1998, XCEL Arnold Circuits, Inc. had engaged in inter-company transactions with us and our other subsidiaries. These transactions resulted in an inter-company account balance of $350,000 being due to XCEL Arnold Circuits, Inc. at the time we sold the Arnold Circuits business to Mr. Bertrand. Consequently, we issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 that were payable on our completion of a financing transaction and, if no financing transaction occurred by May 31, 1998, on demand. In July 1998, we made a payment of $100,000 against the notes and no demand was made for the balance.

         During 1999, Arnold Circuits, Inc. defaulted under the terms of the note receivable. We offset the balance of the notes payable by us against the note receivable from Mr. Bertrand and then wrote-off the unpaid balance of $452,000 because the business' losses continued at a high rate and Arnold Circuits, Inc. was insolvent. In addition, after unsuccessfully attempting to recover the amount due under the guaranty of the note and in order to avoid a potentially expensive lawsuit, we released Mr. Bertrand from his personal guarantee of the $452,000 unpaid balance in exchange for a payment to us of approximately $40,000 in cash. Also, warrants held by Mr. Bertrand to purchase up to 250,000 shares of common stock at an exercise price of $2.125 per share were automatically cancelled under the terms of the note receivable.

DANIEL DROR AND ELK INTERNATIONAL LITIGATION

         In December 1996, we entered into a settlement agreement with Daniel Dror, our former Chairman of the Board, in connection with his separation from our company. In December 1997, Mr. Dror defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the

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agreement. Also in December 1997, Mr. Dror filed suit in the District Court for
Galveston County, Texas alleging that we breached an alleged oral modification of the agreement. In January 1998, we answered the complaint denying the allegation, and litigation began in Texas.

         In April 1998, we brought an action in California against Mr. Dror for breach of the agreement and sought recovery of debt due us pursuant to the agreement and recovery of all stock and warrants issued by us under to the agreement to Mr. Dror and/or Elk International Corporation, Ltd., or Elk, a company that was a ten percent stockholder of our company in 1997 and apparently was a member of a control group with Mr. Dror. We obtained a judgment in the amount of $211,000 against Mr. Dror in this litigation. In December 1997, Elk brought an action in Texas against our current Chairman and an unrelated party alleging that Elk received securities of our company in the merger between us and XET Corporation and that misrepresentations relating to the financial and operating condition of XCEL Arnold Circuits, Inc. had been made during the merger discussions. In February 1999, Elk filed suit against us, the current Chairman and counsel to us in connection with a stop transfer placed by us on shares of common stock then held by Elk.

         On March 1, 1999, the parties entered into a settlement agreement that terminated all of the above actions. Under the terms of the settlement agreement, we cancelled 750,000 options to purchase our common stock at an exercise price of $2.375 per share that formerly were held by Elk and issued to Elk warrants to purchase 1,000,000 shares of our restricted common stock at an exercise price of $1.375 per share, all of which warrants were exercised in March 2000. Also, we issued 100,000 shares of restricted common stock to Elk and 25,000 shares each to two other parties to the settlement agreement. We also agreed to pay legal expenses totaling $60,000, over a period of six months. The aggregated fair value of the settlement was approximately $130,000 and is reflected in our consolidated financial statements for the period ended
December 31, 1998.

SERIES A PREFERRED STOCK AND WARRANT TRANSACTIONS

         We sold an aggregate of 200 shares of Series A Preferred Stock for $10,000 per share to Fortune Fund Ltd. Seeker III, or Fortune Fund, Rana General Holding, Ltd., or Rana, and Resonance, Ltd., or Resonance. Fortune Fund, Rana and Resonance, or the Series A Original Holders, were institutional investors who participated in a private offering that had closings on June 29, 1998 and July 9, 1998. At the time of the closings, the shares of Series A Preferred Stock were convertible into common stock at the option of the Series A Original Holders at per share conversion prices of $10,000 divided by $0.9375 and $0.875, respectively, which prices were equal to $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the respective previous 40 trading days. The 200 shares of Series A Preferred Stock were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at an exercise price of $1.25 per share.

         Between June 29, 1998 and November 3, 1998, the prices at which shares of our common stock were trading on the Nasdaq SmallCap Market generally had declined. Specifically, the closing bid price of a share of common stock on June 29, 1998 was $0.90625, and the closing bid price of a share of common stock on November 3, 1998 was $0.4375. Due to the decline in the prices at which shares of our common stock were trading, the number of shares into which a share of Series A Preferred Stock was convertible increased from 10,667 and 11,429 shares at June 29, 1998 and July 9, 1998, respectively, to 24,615 shares at November 3, 1998. To avoid further significant dilution to our common stockholders that could result from a continued decline in the trading prices of a share of our common stock, we entered into an agreement with the Series A Original Holders on November 3, 1998 that attempted to fix the conversion price of the Series A Preferred Stock so that each share of Series A Preferred Stock would be convertible into 20,000 shares of common stock.

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         The November 3, 1998 agreement provided that we would revise the certificate of designations relating to the Series A Preferred Stock to provide that the conversion price would be fixed at $10,000 divided by $0.50 for so long as our common stock continued to be traded on the Nasdaq SmallCap Market and we did not conduct a reverse split of our outstanding common stock, and that we would not exercise our redemption rights for the outstanding shares of Series A Preferred Stock for six months. The agreement also provided that the existing restriction on each Series A Original Holder's right to convert more than 20% of the aggregate number of shares of Series A Preferred Stock originally purchased by such holder in any 30-day period would be eliminated. Also, the agreement provided that we would replace the existing warrants, which warrants had an exercise price of $1.25 per share, with warrants that had an exercise price of $0.75 per share.

         We inadvertently failed to obtain the required approval of our common stockholders and to file an amended certificate of designations to effectuate the amendments to the certificate of designations that were contained in the November 3, 1998 agreement. However, between November 18, 1998 and March 26, 1999, the Series A Original Holders converted shares of Series A Preferred Stock into shares of common stock at the rate of 20,000 shares of common stock per share of Series A Preferred Stock, as agreed to in the November 3, 1998 agreement. Use of the $10,000 divided by $0.50 conversion price in four of the conversions resulted in the Series A Original Holders receiving an aggregate of 46,437 more shares of common stock than they would have received under the original conversion price formula that was contained in the certificate of designations. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In May 1999, our common stock was delisted from the Nasdaq SmallCap Market due to a failure to meet Nasdaq's minimum closing bid price listing requirement, and our common stock began trading on the OTC Electronic Bulletin Board. Based upon the terms of the November 3, 1998 agreement, the conversion price of the Series A Preferred Stock reverted back to the floating conversion price shown in the certificate of designation, which conversion price was $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to a conversion.

         Following the delisting of our common stock from the Nasdaq SmallCap Market, the trading prices of our common stock declined. We became concerned that continued use of the floating conversion price for the Series A Preferred Stock would cause substantial additional dilution to our common stockholders and that resale of a large volume of shares received upon conversion at the floating conversion price of the Series A Preferred Stock would result in further declines in the trading prices of shares of our common stock.

         Fortune Fund had informally indicated to us its willingness to establish a fixed conversion price and to hold its shares of Series A Preferred Stock as a long-term investment. On December 15, 1999, we entered into an agreement with Fortune Fund. Under the agreement, we and Fortune Fund agreed to the establishment of a fixed conversion price of $10,000 divided by $0.20 for the 20 shares of Series A Preferred Stock held by Fortune Fund. On December 15, 1999, the floating conversion price would have been $10,000 divided by $0.19 under the terms of the certificate of designation that was then in effect.

         Rana and Resonance had not indicated to us that they would be willing to continue to hold their shares of Series A Preferred Stock or their shares of common stock issued upon conversion of Series A Preferred Stock. Orbit II Partners, L.P., or Orbit, an institutional investor that had acquired 4.9% of our outstanding common stock, indicated to us that Orbit would be willing to purchase 34.5 of the shares of Series A Preferred Stock held by Rana and Resonance and hold any shares received upon conversion of those shares as a long-term investment, provided that Carmine T. Oliva, Samuel J. Oliva and Samuel
G. Oliva would purchase and hold for investment the remaining five shares of Series A Preferred Stock held by Rana and Resonance. Carmine T. Oliva is our President, Chief Executive Officer and Chairman of the Board. Samuel J. Oliva and Samuel G. Oliva are the brother and son, respectively, of Carmine T. Oliva.

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         On December 23, 1999, we entered into agreements with Rana, Resonance,
Orbit and the Olivas. Under the December 23, 1999 agreements, Rana and Resonance sold their respective remaining 12.5 and 27 shares of Series A Preferred Stock and accompanying warrants to purchase an aggregate of 197,500 shares of common stock to Orbit and the Olivas for an aggregate consideration of approximately $400,000 in cash. Under the agreements, the purchase price for each share of Series A Preferred Stock and its accompanying warrants to purchase 5,000 shares of common stock was $10,106. Orbit acquired 34.5 shares of Series A Preferred Stock, Carmine T. Oliva acquired one share of Series A Preferred Stock and Samuel J. Oliva and Samuel G. Oliva each acquired two shares of Series A Preferred Stock under the agreements. The agreements provided for the establishment of a fixed conversion price of $10,000 divided by $0.1979, so that each share of Series A Preferred Stock was to be convertible into 50,530 shares of common stock. On December 23, 1999, each share of Series A Preferred Stock would have been convertible into approximately 52,632 shares of common stock at a per share conversion price of $10,000 divided by $0.19 if the December 23, 1999 modification to the conversion price had not occurred.

         In addition, the December 23, 1999 agreements provided that all of the outstanding warrants that had been issued to Rana and Resonance, including the Series A Warrants that were being transferred from Rana and Resonance to Orbit and the Olivas, would be replaced with warrants that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002.

         On December 23, 1999, our board of directors resolved by unanimous written consent that the warrant for the purchase of up to 250,000 shares of common stock that had been issued to Fortune Fund upon its purchase from us of shares of Series A Preferred Stock in the 1998 private placement would be replaced with a warrant that had a per share exercise price that was reduced from $0.75 per share to $0.25 per share and an expiration date that was extended from May 22, 2001 to December 22, 2002. This replacement was intended to provide Fortune Fund with warrants that had the same terms as the replacement warrants received by Rana, Resonance, Orbit and the Olivas under the December 23, 1999 agreements.

         We filed an amended certificate of designation with the Delaware Secretary of State to give effect to the December 1999 agreements by fixing the conversion price of the Series A Preferred Stock at $10,000 divided by $0.1979. However, because we inadvertently failed to obtain approval of our common stockholders for the amendment to the certificate of designation, the amendment was invalid under the Delaware General Corporation Law. However, on June 30, 2000, Orbit converted 34.5 shares of Series A Preferred Stock into 1,743,285 shares of common stock based upon the $10,000 divided by $0.1979 per share conversion price that we, Orbit and the other present and former holders of Series A Preferred Stock believed to be in effect. This conversion resulted in the issuance of 1,048,654 more shares of common stock than would otherwise have been issued upon conversion of the 34.5 shares of Series A Preferred Stock under the certificate of designation that was then in effect. We have determined, however, that the excess shares were in fact validly issued under Delaware law.

         In November 2000, we realized that the modifications to the conversion price of the Series A Preferred Stock were invalid because we had inadvertently failed to obtain common stockholder approval for the modifications to the certificate of designations and had also inadvertently failed to file an amendment reflecting the November 1998 modifications. Our board of directors distributed proxy materials requesting that holders of our common stock and Series A Preferred Stock approve an amendment to the certificate of designations that provided for a fixed conversion price of $10,000 divided by $0.1979 and an amendment to the certificate of incorporation that increased the authorized shares of common stock from 25,000,000 to 50,000,000. Our common and Series A Preferred stockholders approved the amendments at a special meeting that was held on January 16, 2001. We filed the amendments with the Delaware Secretary of State on January 22, 2001, so that after that date, each outstanding share of Series A Preferred Stock was convertible into 50,530 shares of common stock.

WARRANT EXCHANGE OFFER

         Between February and April 2000, we made an offer to all 31 holders of warrants to purchase shares of our common stock at exercise prices of $1.00 or more under which these holders could elect to surrender their outstanding warrants with exercise prices of $1.00 or more in exchange for the issuance to them of warrants to purchase a number of shares equal to one-half of the number of shares underlying the surrendered warrants at an exercise price of one-half of the exercise price of the surrendered warrants. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that we would have sufficient authorized stock for our needs until an increase in our authorized stock could be voted on by our stockholders. A total of 2,769,201 warrants with exercise prices ranging from $1.21 to $3.79 were surrendered by 18 holders in exchange for 1,384,602 warrants with exercise prices ranging from $0.605 to $1.895. The majority of warrants exchanged were held by persons or entities who were not employees or directors of MicroTel or its subsidiaries. However, exchanges were made with the following related parties:

                                               SHARES             EXERCISE            SHARES            EXERCISE
                                             UNDERLYING           PRICE OF          UNDERLYING          PRICE OF
                                              WARRANTS            WARRANTS           WARRANTS           WARRANTS
             WARRANT HOLDER                  SURRENDERED        SURRENDERED          RECEIVED           RECEIVED
             --------------                  -----------        -----------        ------------         --------
Carmine T. Oliva, Chairman of the              250,000             $3.45              125,000             $1.73
   Board, President and Chief Executive        362,870             $3.44              181,435             $1.72
   Officer                                       5,878             $1.21                2,939             $0.61
                                                 3,096             $3.79                1,548             $1.90
                                                33,674             $3.79               16,837             $1.90
                                                 6,659             $3.79                3,330             $1.90
                                                43,544             $2.58               21,772             $1.29
                                               108,861             $1.38               54,431             $0.69
                                                29,030             $1.89               14,515             $0.95
                                                21,772             $1.89               10,886             $0.95

Carmine T. Oliva and Georgeann Oliva,           11,103             $3.79                5,552             $1.90
   Chairman of the Board, President and          3,629             $1.89                1,815             $0.95
   Chief Executive Officer and his spouse

Laurence P. Finnegan,                           17,418             $2.58                8,709             $1.29
   Director                                      7,257             $1.89                3,629             $0.95
                                                 5,443             $1.89                2,722             $1.89

Robert B. Runyon,                                2,903             $2.58               1,4522             $1.29
   Director and Secretary                       55,400             $2.58                7,700             $1.29
                                                 9,677             $2.58                4,839             $1.29
                                                14,515             $1.89                7,258             $0.95
                                                 6,169             $1.89                3,085             $0.95
                                                   483             $1.29                  242             $1.29

Samuel J. Oliva,                                14,515             $1.89                7,258             $0.95
   Brother of Carmine T. Oliva                  30,481             $1.89               15,241             $0.95
                                                 3,919             $1.21                1,960             $0.61
                                                 5,008             $1.89                2,504             $0.95
                                                11,103             $3.79                5,552             $1.90
                                                 3,629             $1.89                1,815             $0.95

                                                       68




                                               SHARES             EXERCISE            SHARES            EXERCISE
                                             UNDERLYING           PRICE OF          UNDERLYING          PRICE OF
                                              WARRANTS            WARRANTS           WARRANTS           WARRANTS
             WARRANT HOLDER                  SURRENDERED        SURRENDERED          RECEIVED           RECEIVED
             --------------                  -----------        -----------        ------------         --------

Rose Oliva,                                      4,354             $1.89                2,177             $0.95
   Mother of Carmine T. Oliva

Ronald & Betty Jane Oliva,                      11,102             $3.79                5,551             $1.90
   Brother and sister-in-law of Carmine          3,628             $1.89                1,814             $0.95
   T Oliva

David Barrett,                                  14,515             $2.58                7,258             $1.29
   Former Director                              13,789             $1.89                6,895             $0.95
                                                 5,443             $1.89                2,722             $0.95

         The exchange did not result in a modification of the expiration dates or any other terms of the warrants other than the numbers of shares and exercise prices. All of the warrants received by related parties in exchange for the surrendered warrants have expired except for the first warrant listed for Carmine T. Oliva, which warrant expires on October 14, 2002.

OTHER TRANSACTIONS

         We are or have been a party to employment and consulting arrangements with related parties, as more particularly described above under the headings "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Compensation of Directors."

         In June 2000, we issued 5,000 shares of common stock to Carmine T. Oliva, 10,000 shares of common stock to Samuel J. Oliva and 10,000 shares of common stock to Samuel G. Oliva in connection with their exercise of warrants with an exercise price of $0.25 per share.

         In August 2000, Carmine T. Oliva and his spouse, Georgeann, provided a limited personal guarantee and a waiver of spouse equity rights in order to assist us in obtaining our credit facility with Wells Fargo Business Credit, Inc. Our board of directors believed it was advantageous for us to obtain a new credit line from a bank-related lending institution rather than from an independent asset lender such as our previous lender, Congress Financial Corporation. However, Wells Fargo Business Credit, Inc. was unwilling to provide us with the credit line unless Mr. Oliva provided the guarantee and Mrs. Oliva provided the waiver. In recognition of Mr. and Mrs. Oliva's agreement to risk their personal net worth to provide the guarantee and waiver despite significant risk based upon our prior history of losses, the executive compensation and management development committee of the board of directors has, to date, awarded and paid Mr. Oliva special bonuses totaling an aggregate of $35,000. On January 26, 2001, Wells Fargo Business Credit, Inc. released the guarantee.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         As of July 24, 2001, a total of 20,570,703 shares of our common stock were outstanding. The following table sets forth information as of July 24, 2001 regarding the beneficial ownership of our common stock both before and immediately after the offering by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;
         o        each selling security holder;
         o        each of our directors;
         o each named executive officer in the Summary Compensation Table contained elsewhere in this prospectus; and
         o        all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying preferred stock held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described in the table below. All of the shares being offered under this prospectus were issued or are issuable upon exercise of common stock purchase warrants or upon conversion of shares of Series B Preferred Stock that were acquired by the selling security holders from us in the following private placement transactions:

         o In June and July 1998, we sold 200 shares of Series A Preferred Stock to Fortune Fund Ltd. Seeker III, or Fortune Fund, Rana General Holding, Ltd., or Rana, and Resonance, Ltd., or Resonance, each of which entities was an institutional investor. Each share of Series A Preferred Stock is convertible into 50,530 shares of common stock. In the offering of Series A Preferred Stock, we issued to the three investors warrants to purchase up to an aggregate of 1,000,000 shares of common stock at an exercise price of $1.25 per share. The warrant exercise price was adjusted to $0.75 in November 1998 and to $0.25 in December 1999. In December 1999, Rana and Resonance sold their remaining unconverted shares of Series A Preferred Stock and related warrants to Orbit II Partners, L.P., or Orbit, which was an institutional investor that had acquired 4.9% of our outstanding common stock prior to the transfer, Carmine T. Oliva, our President, Chief Executive Officer and Chairman of the Board, and Samuel J. Oliva and Samuel G. Oliva, who are the brother and son, respectively, of Carmine T. Oliva. We have included for resale under this prospectus an aggregate of 1,263,250 shares of common stock underlying Series A Preferred Stock, 722,500 shares of common stock underlying the warrants held by Fortune Fund, Rana and Resonance and 45,000 shares of common stock that were issued upon exercise of warrants previously held by the Olivas and Rana.

         o In July 1998, we issued a warrant to purchase 250,000 shares of common stock at an exercise price of $1.25 per share to one entity in consideration for placement agent services rendered to us in connection with our private placement of Series A Preferred Stock. We have included for resale under this prospectus 20,000 shares of common stock underlying the portion of the warrant that subsequently was transferred by the entity to one individual.

         o In July 1998, we issued warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $1.25 per share to one individual in consideration for investor relations services rendered. The individual exchanged the warrant in the exchange offer we conducted between February and April 2000 for a warrant to purchase up to 125,000 shares of common stock at an exercise price of $0.625 per share. We have included for resale under this prospectus the 125,000 shares of common stock underlying the warrant.

         o In December 1998, we issued warrants to purchase up to an aggregate of 152,381 shares of common stock at an exercise price of $0.65625 per share to one limited partnership in exchange for an option to purchase from the limited partnership an ownership interest in Digital Transmission Systems, Inc. The limited partnership subsequently distributed the warrants to fifteen entities that were its limited and special limited partners and four individuals that were its general partners. We have included for resale under this prospectus an aggregate of 123,055 shares of common stock underlying warrants that are held by thirteen entities and four individuals. Two of the entities that are selling security holders received their warrants from two of the entities that were partners of the limited partnership.

         o In the mid-1980s, XET Corporation issued warrants to purchase an aggregate of 150,000 shares of common stock to Carmine T. Oliva's father in connection with accounting services rendered to XET Corporation. When we acquired XET Corporation in March 1997, the warrants were converted into warrants to purchase shares of our common stock. Following the death of Carmine T. Oliva's father, Carmine T. Oliva's mother gifted the warrants to Carmine T. Oliva, Samuel J. Oliva, George Farndell, who is Carmine T. Oliva's brother-in-law, and Ronald Oliva, who is Carmine T. Oliva's brother. We have included for resale under this prospectus 150,000 shares of common stock underlying the warrants held by the four transferees.

         o In March 1999, we issued warrants to purchase an aggregate of 15,000 shares of common stock at an exercise price of $0.75 per share to one individual in consideration for investment banking services rendered to us. We have included for resale under this prospectus the 15,000 shares of common stock underlying the warrant.

         o In March 1999, we issued warrants to purchase an aggregate of 50,000 shares of common stock at an exercise price of $0.75 per share to one individual in consideration for investor relations services rendered to us. We have included for resale under this prospectus the 50,000 shares of common stock underlying the warrant.

         o In March 1999, we issued two warrants to purchase 100,000 shares of common stock and 50,000 shares of common stock, respectively, at an exercise price of $0.75 per share to Jason Oliva, the son of Carmine T. Oliva, and another individual, respectively, in consideration for consulting services rendered to us. We have included for resale under this prospectus the 150,000 shares of common stock underlying those warrants.

         o In May 2000, we issued warrants to purchase an aggregate of 100,500 shares of common stock at an exercise price of $1.00 per share to Samuel G. Oliva, Samuel J. Oliva and Jason Oliva in connection with consulting services rendered to us. We have included for resale under this prospectus the 100,500 shares of common stock underlying those warrants.

         o In May 2000, we issued warrants to purchase an aggregate of 49,375 shares of common stock at an exercise price of $1.00 per share to Orbit, Samuel J. Oliva, Samuel G. Oliva and Carmine T. Oliva to induce Orbit and the Olivas to exercise warrants they previously had purchased in connection with their purchase of Series A Preferred Stock. We have included for resale under this prospectus the 6,250 shares of common stock underlying warrants held by the Olivas.

         o In September 2000, we issued 150,000 shares of Series B Preferred Stock and a warrant to purchase an aggregate of 250,000 shares of common stock to T-Com, LLC in a private placement transaction in consideration for our receipt of the assets and certain liabilities of T-Com, LLC. The warrant has an exercise price of $1.25 per share of common stock, is exercisable for a period of 24 months following September 22, 2000 and contains a cashless exercise feature. Each share of Series B Preferred Stock is or will become convertible into ten shares of common stock on the terms described in this prospectus under the heading "Description of Capital Stock - Series B Preferred Stock." Under those terms, 100,000 of the 150,000 shares of Series B Preferred Stock may be converted into shares of common stock within 60 days after the date of the table. However, we have included for resale under this prospectus all of the 1,500,000 shares of common stock that may become issuable upon conversion of the Series B Preferred Stock, in addition to the shares of common stock issuable upon exercise of the warrants. Consequently, the number of shares of common stock being offered for resale by T-Com, LLC exceeds the number of shares of common stock beneficially owned by T-Com, LLC as of the date of the table.

         The Equitable Life Assurance Society of the United States is affiliated with members of the NASD. However, The Equitable Life Assurance Society of the United States has represented to us that it is not acting as an underwriter in this offering, it purchased the securities to be resold by it under this prospectus in the ordinary course of business, and at the time of such purchase it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders under this prospectus. Unless otherwise indicated, "Shares Being Offered" are shares of common stock underlying warrants.

                                          SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY
                                            PRIOR TO THE OFFERING                       OWNED AFTER THE OFFERING(1)
                                            ---------------------         SHARES        ---------------------------
     NAME OF BENEFICIAL OWNER              NUMBER      % OF CLASS      BEING OFFERED      NUMBER      % OF CLASS
     ------------------------              ------      ----------      -------------      ------      ----------
Albanese Placedo                         15,000 (2)        *            15,000                --          --
Crossroads Capital Limited
   Partnership                            9,902 (2)        *             9,902                --          --
George Farndell                          37,500 (2)        *            37,500                --          --
Herb Lanzet                              50,000 (2)        *            50,000                --          --
Charles Mugrdechian, Jr.                 20,000 (2)        *            20,000                --          --
Ronald Oliva                             37,500 (2)        *            37,500                --          --
Resonance, Ltd.                         365,000 (2)       1.74%        365,000                --          --
William Setteducato                     125,000 (2)        *           125,000                --          --
Amberbrook II, LLC                       66,532 (3)        *             8,798            57,734           *
Bankers Trust, Trustee of the
   Jack Eckerd Corporation
   Pension Plan Trust                    44,355 (4)        *             5,865            38,490           *
Landmark Equity Partners II, L.P.        44,355 (4)        *             5,865            38,490           *
Montauk Partners, L.P.                   44,355 (4)        *             5,865            38,490           *
Chase Manhattan Bank N.A. -
   Trustee IBM Retirement Plan           44,355 (4)        *             5,865            38,490           *
C.P. & Co. Venture Partners, L.P.        22,180 (5)        *             2,933            19,247           *
Robert Crane                              2,360 (6)        *               312             2,048           *
The Equitable Life Assurance
   Society of the United States          71,767 (7)        *             9,490            62,277           *
Laurence P. Finnegan, Jr.               144,171 (8)        *                --           144,171           *
Randolph D. Foote                        55,000 (9)        *                --            55,000           *
Fortune Fund Limited Seeker III       1,260,600 (10)      5.77%      1,260,600 (10)           --          --
Steven Jacobus                          100,801 (11)       *            50,000            50,801           *
Graham Jefferies                        129,563 (12)       *                --           129,563           *
Frank LaHaye                             26,135 (13)       *             3,457            22,678           *
Gene Miller                              26,135 (13)       *             3,457            22,678           *
Landmark Equity Partners V, L.P.        133,066 (14)       *            17,595           115,471           *
Landmark Venture Partners L.P.           88,711 (15)       *            11,730            76,981           *
New York State Common Retirement
   Fund                                  88,711 (15)       *            11,730            76,981           *
Portland General Holdings, Inc.          88,711 (15)       *            11,730            76,981           *
Montgomery Associates 1992, L.P.         62,006 (16)       *             8,199            53,807           *
Carmine T. Oliva                      1,498,688 (17)      7.15%         94,280 (18)    1,404,408         6.73%
Jason Oliva                             133,515 (19)       *           133,500                15           *
Samuel G. Oliva                         311,510 (20)      1.50%        147,060 (21)      164,450           *
Samuel J. Oliva                         817,560 (22)      3.94%        184,560 (23)      633,000         3.07%
Orbit II Partners, L.P.               3,058,810 (24)     14.84%             --         3,058,810        14.84%
Rana General Holding, Ltd.              127,500 (25)       *           127,500 (25)           --          --
Robert B. Runyon                        338,145 (26)      1.63%             --           338,145         1.63%
Donald Skipwith                           1,982 (27)       *               262             1,720           *
T-Com, LLC                            1,250,000 (28)      5.73%      1,750,000 (29)           --          --
All executive officers and directors
   as a group (5 persons)             2,165,567 (30)     10.12%         94,280 (21)    2,071,287         9.68%

---------------
*        Less than 1.00%
(1)      Assumes all shares being offered are sold.
(2) Represents shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Crossroads Capital Limited Partnership is held by Matt Mitchell. Mr. Farndell is a brother-in-law of Carmine T. Oliva. Power to vote or dispose of the shares being offered by Resonance, Ltd. is held by Moishe Bodner. Ronald Oliva is the brother of Carmine T. Oliva.
(3) Includes 8,798 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Amberbrook II, LLC is held by M. Luisa Hunnewell.
(4) Includes 5,865 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Bankers Trust, Trustee of the Jack Eckerd Corporation Pension Plan Trust, is shared by John C. Carcy, Dennis P. Miller and Robert E. Lewis as members of the Pension Plan Committee. Power to vote or dispose of the shares being offered by Landmark Equity Partners II, L.P., is shared by Stanley F. Aufeld, John
         A. Griner and Timothy L. Havolen. Power to vote or dispose of the shares being offered by Montauk Partners, L.P. is held by Brian Smith. Chase Manhattan Bank shares voting and investment power with Credit Suisse Warburg Pincus Asset Management. The signatory for Chase Manhattan Bank is John Geronimo.
(5) Includes 2,933 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by C.P. & Co. Venture Partners, L.P. is held by Ellen Lazarus.
(6)      Includes 312 shares of common stock underlying warrants.
(7) Includes 9,490 shares of common stock underlying warrants. The Equitable Life Assurance Society of the United States is affiliated with the following NASD members: Sanford C. Bernstein & Co., LLC, Alliance Fund Distributors, Inc., Equitable Distributors, Inc. and AXA Advisors, LLC. Power to vote or dispose of the shares being offered by The Equitable Life Assurance Society of the United States is held by Basil Livanos.
(8) Includes 100,000 shares of common stock underlying options. Mr. Finnegan is a director of MicroTel.
(9) Includes 50,000 shares of common stock underlying options. Mr. Foote is the Senior Vice President and Chief Financial Officer of MicroTel.
(10) Includes 250,000 shares of common stock underlying warrants and 1,010,600 shares of common stock underlying Series A Preferred Stock. Power to vote or dispose of the shares being offered by Fortune Fund Limited Seeker III is shared by Patrick Siaretta, as fund manager, and Greg Fenlon, as fund administrator. The address for Mr. Siaretta is Au Republica Libano, 331, Sao Paulo, SP Brazil. The address for Mr. Fenlon is Kaya Flamboyan #9, Willenstad, Curacao, Netherlands Antilles.
(11)     Includes 50,000 shares of common stock underlying warrants.
(12) Includes 126,287 shares of common stock underlying options. Mr. Jefferies is the Executive Vice President and Chief Operating Officer of our Telecommunications Group and Managing Director of various subsidiaries of MicroTel.
(13)     Includes 3,457 shares of common stock underlying warrants.
(14) Includes 17,595 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Landmark Equity Partners V, L.P. is shared by James P. McConnell, Stanley F. Aufeld, John A. Griner and Timothy L. Havolen.
(15) Includes 11,730 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Landmark Venture Partners L.P. is shared by Stanley F. Aufeld, John A. Griner and Timothy L. Havolen. Power to vote or dispose of the shares being offered by the New York State Common Retirement Fund is held by John E. Hull, Deputy Comptroller as representative of H. Carl McCall, Comptroller of the State of New York. Power to vote or dispose of the shares being offered by Portland General Holdings, Inc. is held by James Piro.
(16) Includes 8,199 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Montgomery Associates 1992, L.P. is shared by Bruce G. Potter and John K. Skeen.

(17) Includes 81,889 shares of common stock held individually by Mr. Oliva's spouse, 180,633 shares of common stock underlying options, 163,750 shares of common stock underlying warrants and 50,530 shares of common stock underlying Series A Preferred Stock. Mr. Oliva is a director and the Chairman of the Board, President and Chief Executive Officer of MicroTel. The address for Mr. Oliva is 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California 91730.
(18) Represents 5,000 outstanding shares of common stock, 38,750 shares of common stock underlying warrants and 50,530 shares of common stock underlying Series A Preferred Stock.
(19) Includes 133,500 shares of common stock underlying warrants. Jason Oliva is the son of Carmine T. Oliva.
(20) Includes 36,000 shares of common stock underlying warrants, 36,287 shares of common stock underlying options and 101,060 shares of common stock underlying Series A Preferred Stock. Samuel G. Oliva is the son of Carmine T. Oliva.
(21) Represents 10,000 outstanding shares of common stock, 36,000 shares of common stock underlying warrants and 101,060 shares of common stock underlying Series A Preferred Stock.
(22) Includes 73,500 shares of common stock underlying warrants, 21,772 shares of common stock underlying options and 101,060 shares of common stock underlying Series A Preferred Stock. Samuel J. Oliva is the brother of Carmine T. Oliva.
(23) Represents 10,000 outstanding shares of common stock, 73,500 shares of common stock underlying warrants and 101,060 shares of common stock underlying Series A Preferred Stock.
(24) Includes 43,125 shares of common stock underlying warrants. Alan S. MacKenzie, Jr., David N. Marino and Joel S. Kraut are: the managing partners of Orbit II Partners, L.P., a broker-dealer and member of the American Stock Exchange; the managing members of MKM Partners, LLC, an NASD-registered broker-dealer and member of the Pacific Stock Exchange; and general partners of OTAF Business Partners, a general partnership that owns over 10% of the outstanding membership interests in Blackwood Securities, LLC, an NASD member. Excludes 7,500 shares of common stock held directly by Mr. MacKenzie. The address for Orbit II Partners, L.P. is 2 Rector Street, 16th Floor, New York, New York 10006.
(25) Represents 20,000 outstanding shares of common stock and 107,500 shares of common stock underlying warrants. Power to vote or dispose of the shares being offered by Rana General Holding, Ltd. is held by Mazen Hassounah.
(26) Includes 158,060 shares of common stock underlying options. Mr. Runyon is a director and the Secretary of MicroTel.
(27)     Includes 262 shares of common stock underlying warrants.
(28) Represents 250,000 shares of common stock underlying warrants and 1,000,000 shares of common stock underlying Series B Preferred Stock. Voting and investment power over the MicroTel securities beneficially owned by T-Com, LLC is held by E.T. Bahre and Roy Rogers, as co-managers. The address for T-Com, LLC is c/o E.T. Bahre, 38 Third Street #303, Los Altos, California 94025.
(29) Represents 250,000 shares of common stock underlying warrants and 1,500,000 shares of common stock underlying Series B Preferred Stock.
(30) Includes 163,750 shares of common stock underlying warrants, 614,980 shares of common stock underlying options, 81,889 shares of common stock held individually by Mr. Oliva's wife and 50,530 shares of common stock underlying Series A Preferred Stock.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;
         o        transactions to cover short sales;
         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;
         o        a combination of any of these methods of sale; or
         o        any other method permitted by applicable law

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to the prevailing market price;
         o        at negotiated prices; or
         o a price the selling security holder determines from time to time.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of MicroTel or derivatives of MicroTel securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         This prospectus does not cover the sale or other transfer of the shares of Series A or Series B Preferred Stock or the warrants held by the selling security holders or the issuance of shares of common stock to the holders of Series A or Series B Preferred Stock or warrants upon conversion or exercise. If a selling security holder transfers its shares of Series A or Series B Preferred Stock or warrants prior to conversion or exercise, the transferee of the shares of Series A or Series B Preferred Stock or warrants may not sell the shares of common stock issuable upon conversion of the shares of Series A or Series B Preferred Stock or upon exercise of the warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

         For the period a holder holds our shares of Series A or Series B Preferred Stock or warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the shares of Series A or Series B Preferred Stock or upon exercise of the warrants. The holders of the shares of Series A or Series B Preferred Stock and the warrants may be expected to voluntarily convert their shares of Series A or Series B Preferred Stock or exercise their warrants when the conversion price or exercise price is less than the market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the shares of Series A or Series B Preferred Stock or the warrants remain outstanding may be adversely affected.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our certificate of incorporation, as amended, authorizes the issuance of up to 50,000,000 shares of common stock, $.0033 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share, 200 of which has been designated Series A Preferred Stock, and 150,000 of which have been designated Series B Preferred Stock. As of July 24, 2001, there were 20,570,703 shares of common stock issued and outstanding, 25 shares of Series A Preferred Stock issued and outstanding, and 150,000 shares of Series B Preferred Stock issued and outstanding.

COMMON STOCK

         All outstanding shares of common stock are, and the common stock to be issued upon exercise of warrants and resold by the selling security holders in this offering will be, fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

         o each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;
         o subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our board of directors, see "Dividend Policy";
         o upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;
         o there are no redemption or sinking fund provisions applicable to our common stock; and
         o there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

         Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with any dividend, redemption, conversion and exchange provision as may be provided in that particular series.

         The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of or to designate any series of preferred stock.

         The following are summaries of the terms of the Series A Preferred Stock and the Series B Preferred Stock. Copies of the full text of the various documents comprising our certificate of incorporation are filed as exhibits to the registration statement of which this prospectus is a part.

SERIES A PREFERRED STOCK

     DIVIDEND RIGHTS

         The holders of our Series A Preferred Stock are not entitled to receive dividends.

     LIQUIDATION PREFERENCE

         Holders of our Series A Preferred Stock will receive, prior and in preference to any distribution of any of our assets to the holders of our Series B Preferred Stock and the holders of our common stock by reason of their share ownership, $10,000 per share.

     MANDATORY AND OPTIONAL REDEMPTION

         On May 22, 2003, we must redeem all shares of Series A Preferred Stock then outstanding by payment in cash of the redemption price of $11,500 per share (which price equals 115% of the liquidation preference for the Series A Preferred Stock). Prior to that date, we may redeem outstanding and unconverted shares of Series A Preferred Stock at the redemption price by giving 20 days' prior written notice to the holders of shares of Series A Preferred Stock to be redeemed. If less than all of the shares of Series A Preferred Stock are to be optionally redeemed, the particular shares to be redeemed shall be selected by lot or by another equitable manner determined by our board of directors. We may not, however, redeem shares of Series A Preferred Stock if there is an insufficient number of authorized and reserved shares of common stock to permit conversion by the holders of the redeemed shares of Series A Preferred Stock during the 20-day notice period, or to the extent we receive a conversion notice for the shares of Series A Preferred Stock prior to the redemption date. If we fail to pay the redemption price after calling any shares of Series A Preferred Stock for optional redemption, we will have no further option to redeem shares of Series A Preferred Stock.

     CONVERSION RIGHTS

         Subject to adjustments for stock dividends, stock splits, share combinations, recapitalizations and the like, each share of Series A Preferred Stock may be converted into 50,530 shares of our common stock. A holder may elect to convert those shares by giving notice to us of the holder's election to do so prior to the close of business on the business day immediately prior to the date of conversion of the shares.

     VOTING RIGHTS

         The certificate of designation relating to the Series A Preferred Stock requires the affirmative vote of at least a majority of the Series A Preferred Stock then outstanding before we can adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock or do any act or thing that would result in taxation of the holders of Series A Preferred Stock. Under Delaware law, holders of the outstanding shares of a class of our capital stock are entitled to vote as a class upon a proposed amendment to our certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences, or special rights of the shares of the class so as to affect them adversely. Delaware law also provides that if any proposed amendment to our certificate of incorporation would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not so as to affect the entire class, then only the shares of the series affected by the amendment shall be considered a separate class for the purpose of voting on the amendment. To the extent that Delaware law requires the vote of the holders of shares of

Series A Preferred Stock, voting separately as a class, approval of at least a majority of the outstanding shares of Series A Preferred Stock will constitute approval. To the extent that Delaware law requires a vote of the holders of Series A Preferred Stock, voting together with the holders of common stock, each share of Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which it is then convertible, using the record date for the taking of the vote as the date of determination.

     REACQUIRED SHARES

         Any shares of Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by us shall be retired and cancelled and shall become authorized but unissued shares of Series A Preferred Stock that may be reissued by us subject to the conditions and restrictions contained in the certificate of designation relating to the Series A Preferred Stock.

SERIES B PREFERRED STOCK

     DIVIDEND RIGHTS

         The holders of our Series B Preferred Stock are not entitled to receive dividends.

     LIQUIDATION PREFERENCE

         Our certificate of designation relating to our Series B Preferred Stock provides that the holders of our Series B Preferred Stock will receive, subject to prior preference and distribution to holders of Series A Preferred Stock, but prior and in preference to any distribution of any of our assets to the holders of our common stock by reason of their share ownership, $6.40 per share.

     OPTIONAL REDEMPTION

         We may redeem outstanding and unconverted shares of Series B Preferred Stock for cash at a price per share equal to $7.36 (which price equals 115% of the liquidation preference for the Series B Preferred Stock), by giving 20 days' prior written notice to the holders of Series B Preferred Stock to be redeemed. If less than all of the shares of Series B Preferred Stock are to be optionally redeemed, the particular shares to be redeemed shall be selected by lot or by another equitable manner determined by our board of directors. We may not, however, redeem shares of Series B Preferred Stock if there is an insufficient number of authorized and reserved shares of common stock to permit conversion by the holders of the redeemed shares of Series B Preferred Stock during the 20-day notice period, to the extent the Series B Preferred Stock is subject to a lock-up, or to the extent we receive a conversion notice for the shares of Series B Preferred Stock prior to the redemption date. If we fail to pay the redemption price after calling any shares of Series B Preferred Stock for optional redemption, we will have no further option to redeem shares of Series B Preferred Stock.

     CONVERSION RIGHTS

         Subject to adjustments for stock dividends, stock splits, share combinations, recapitalizations and the like, each share of Series B Preferred Stock may be converted into 10 shares of our common stock at the option of the holder by giving notice to us of the holder's election to do so prior to the close of business on the business day immediately prior to the redemption date, if any, of the shares. Currently, a holder may convert up to 1/3 of its shares of Series B Preferred Stock, subject, however, to the limitation that all holders of Series B Preferred Stock may not convert more than 50,000 shares of Series B Preferred Stock in the aggregate at this time. On or after September 20, 2001, a holder may convert up to 2/3 of its shares of Series B Preferred Stock, subject, however, to the limitation that all holders of Series B

Preferred Stock may not convert more than 100,000 shares of Series B Preferred Stock in the aggregate at that time. On or after March 20, 2002, a holder may convert all of its shares of Series B Preferred Stock without limitation.

     VOTING RIGHTS

         The certificate of designation relating to the Series B Preferred Stock requires the affirmative vote of at least a majority of the Series B Preferred Stock then outstanding before we can adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock or do any act or thing that would result in taxation of the holders of Series B Preferred Stock. Under Delaware law, holders of the outstanding shares of a class of our capital stock are entitled to vote as a class upon a proposed amendment to our certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or alter or change the powers, preferences, or special rights of the shares of the class so as to affect them adversely. Delaware law also provides that if any proposed amendment to our certificate of incorporation would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not so as to affect the entire class, then only the shares of the series affected by the amendment shall be considered a separate class for the purpose of voting on the amendment. To the extent that Delaware law requires the vote of the holders of shares of Series B Preferred Stock, voting separately as a class, approval of at least a majority of the outstanding shares of Series B Preferred Stock will constitute approval. To the extent that Delaware law requires a vote of the holders of Series B Preferred Stock, voting together with the holders of common stock, each share of Series B Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which it is then convertible, using the record date for the taking of the vote as the date of determination.

     REACQUIRED SHARES

         Any shares of Series B Preferred Stock converted, redeemed, purchased or otherwise acquired by us shall be retired and cancelled and shall become authorized but unissued shares of Series B Preferred Stock that may be reissued by us subject to the conditions and restrictions contained in the certificate of designation relating to the Series B Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

         We are subject to Section 203 of the Delaware General Corporation Law, which restricts transactions and business combinations between a corporation and an "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder. Subject to some exceptions, unless the transaction is approved by our board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon completion of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by some stock plans).

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computershare Investor Services. Its telephone number is (303) 986-5400.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The consolidated financial statements and consolidated financial statement schedule of MicroTel as of and for the year ended December 31, 2000 and the financial statements of T-Com, LLC as of and for the year ended December 31, 1999 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports, appearing elsewhere in this prospectus and in the registration statement of which this prospectus is a part, and are incorporated in this prospectus in reliance upon the reports given upon the authority of BDO Seidman, LLP as experts in auditing and accounting. The report of BDO Seidman, LLP on the financial statements of T-Com, LLC as of and for the year ended December 31, 1999 contains an explanatory paragraph regarding T-Com, LLC's ability to continue as a going concern.

         The financial statements of T-Com, LLC as of and for the period from June 1, 1998 (date of inception) to December 31, 1998 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Ireland San Filippo, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, appearing elsewhere in this prospectus and in the registration statement of which this prospectus is a part, and are incorporated in this prospectus in reliance upon the report given upon the authority of Ireland San Filippo, LLP, as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement. For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's address on the World Wide Web is http://www.sec.gov.


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                                              Page
                                                                                              ----
Financial Statements As Of December 31, 2000 and 1999
And For The Years Ended December 31, 2000, 1999, and 1998
---------------------------------------------------------

Report of Independent Certified Public Accountants.............................................F-3

Consolidated Balance Sheets as of December 31, 2000 and 1999...................................F-4

Consolidated Statements of Operations and Comprehensive Income for the years ended
    December 31, 2000, 1999 and 1998 ..........................................................F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000,
    1999 and 1998 .............................................................................F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998.....F-8

Notes to Consolidated Financial Statements....................................................F-10

Financial Statement Schedule
----------------------------

Consolidated Schedule II Valuation and Qualifying Accounts for the years ended
    December 31, 2000, 1999, and 1998.........................................................F-44

Financial Statements As Of And For The Three Months Ended March 31, 2001 And 2000
---------------------------------------------------------------------------------

Consolidated Condensed Balance Sheets as of March 31, 2001 (unaudited) and
    December 31, 2000.........................................................................F-45

Consolidated Condensed Statements of Operations and Comprehensive Income for
    the three months ended March 31, 2001 and 2000 (unaudited) ...............................F-46

Consolidated Condensed Statements of Cash Flows for the three months ended
    March 31, 2001 and 2000 (unaudited).......................................................F-47

Notes to Consolidated Condensed Financial Statements (unaudited)..............................F-48

Financial Statements Of T-Com, LLC As And For The
Year Ended December 31, 1999 And Related Unaudited Pro Forma Information
------------------------------------------------------------------------

Report of Independent Certified Public Accountants............................................F-55

Balance Sheets as of December 31, 1999 and June 30, 2000 (unaudited)..........................F-54

Statements of Operations for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) and 1999 (unaudited)...............................F-55

                                       F-1




Statements of Members' Deficit for the years ended December 31, 1999 and June 30, 2000 (unaudited).............................................................F-56

Statements of Cash Flows for the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) and 1999 (unaudited)...............................F-57

Notes to Financial Statements.................................................................F-58

Unaudited Pro Forma Condensed Combined Financial Information..................................F-70
--------------------------------------------------------------------------------------------------

Financial Statements of T-Com, LLC As Of And For The
Period From June 1, 1998 (Date of Inception) to December 31, 1998
-----------------------------------------------------------------

Independent Auditors' Report..................................................................F-72

Balance Sheet as of December 31, 1998.........................................................F-73

Statement of Income and Expense for the period from June 1, 1998 (Date of Inception)
    to December 31, 1998......................................................................F-75

Statement of Members' Equity for the period from June 1, 1998 (Date of Inception)
    to December 31, 1998......................................................................F-76

Statement of Cash Flows for the period from June 1, 1998 (Date of Inception)
    to December 31, 1998......................................................................F-77

Notes to Financial Statements.................................................................F-79

Schedule of Cost of Goods Sold for the period from June 1, 1998 (Date of Inception)
    to December 31, 1998......................................................................F-82

Schedule of General and Administrative Expense for the period from June 1, 1998
    (Date of Inception) to December 31, 1998..................................................F-83

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
MicroTel International, Inc.

         We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. We have also audited the information for each of the years in the three-year period ended December 31, 2000 in the consolidated financial statement schedule listed in the accompanying index. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial statement schedule. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 2 to the financial statements, the Company restated the consolidated statements of operations for the years ended December 31, 1999 and 1998 to reflect the reclassification of certain items from discontinued operations to continuing operations.

         Also, in our opinion, the consolidated financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.

                                                     /S/ BDO Seidman, LLP

Orange County, California
March 3, 2001


                            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31, 2000 AND 1999
                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

ASSETS (NOTES 8 AND 9)                                                        2000           1999
                                                                              ----           ----
Current assets:
   Cash and cash equivalents                                                $    756       $    480
   Accounts receivable, net of allowance for doubtful accounts of
     $111 and $191, respectively                                               7,440          6,168
   Notes Receivable (Notes 4 and 7)                                              130             --
   Inventories (Note 5)                                                        6,298          4,047
   Prepaid and other current assets                                              750            427
   Net assets of discontinued operations (Note 16)                                --          1,133
                                                                            ---------      ---------
Total current assets                                                          15,374         12,255
Property, plant and equipment, net (Note 6)                                      809            765
Goodwill, net of accumulated amortization of $715 and $433,
   respectively (Notes 3 and 4)                                                2,737          1,507
Investment in affiliates (Notes 4 and 7)                                          --          1,240
Other assets                                                                     564            722
                                                                            ---------      ---------
                                                                            $ 19,484       $ 16,489
                                                                            =========      =========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable (Note 8)                                                   $  3,661       $  2,107
   Current portion of long-term debt (Note 9)                                    614          1,388
   Accounts payable                                                            5,222          4,695
   Accrued expenses                                                            3,082          2,985
   Net liabilities of discontinued operations (Note 16)                           15             --
                                                                            ---------      ---------
Total current liabilities                                                     12,594         11,175
Long-term debt, less current portion (Note 9)                                    282            143
Other liabilities                                                                542            782
                                                                            ---------      ---------
Total liabilities                                                             13,418         12,100
Convertible redeemable preferred stock, $10,000 unit value
   Authorized 200 shares; issued and outstanding 25 shares in 2000 and 59.5 shares in 1999 (aggregate liquidation preference
   of $250 and $595, respectively) (Note 10)                                     259            588
Subsequent events (Notes 11 and 14):
Commitments and contingencies (Notes 11 and 14) Stockholders' equity (Notes 3,
4, 10, 11 and 14):
   Preferred stock, authorized 10,000,000 shares; Convertible Series B Preferred
     Stock, $0.01 par value,
       issued and outstanding 150,000 and 0 shares, respectively
       (aggregate liquidation preference of $960 and $0, respectively)           938             --
   Common stock, $.0033 par value. Authorized 50,000,000 shares;
     issued and outstanding 20,570,000 and 18,152,000 shares                      68             60
   Additional paid-in capital                                                 24,307         23,726
   Accumulated deficit                                                       (18,775)       (19,759)
   Accumulated other comprehensive loss                                         (731)          (226)
                                                                            ---------      ---------
Total stockholders' equity                                                     5,807          3,801
                                                                            ---------      ---------
                                                                            $ 19,484       $ 16,489
                                                                            =========      =========

                    See accompanying notes to consolidated financial statements.


                            MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                            YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              2000           1999           1998
                                                              ----           ----           ----
                                                                          (Restated)     (Restated)
Net sales (Note 15)                                         $ 28,050       $ 25,913       $ 30,100
Cost of sales                                                 15,529         17,066         17,353
                                                            ---------      ---------      ---------
Gross profit                                                  12,521          8,847         12,747
Operating expenses:
   Selling, general and administrative                         9,827         10,584         10,202
   Engineering and product development                         1,167          1,841          2,202
                                                            ---------      ---------      ---------
Income (loss) from operations                                  1,527         (3,578)           343
Other income (expense):
   Interest expense                                             (424)          (411)          (675)
   Gain (loss) on sale of subsidiary/investment,
     net (Notes 4 and 7)                                         197            (90)            --
   Other, net (Note 4)                                           434              9           (129)
                                                            ---------      ---------      ---------
Income (loss) from continuing operations before income         1,734         (4,070)          (461)
   taxes
Income taxes (Note 12)                                            31            128            101
                                                            ---------      ---------      ---------
Income (loss) from continuing operations                       1,703         (4,198)          (562)
                                                            ---------      ---------      ---------
Discontinued operations (Note 16):
   Loss from discontinued operations                            (212)          (847)        (1,203)
   Gain (loss) on disposal of discontinued operations,
     including provision for phase out period of $122
     in 2000                                                    (487)           449            580
                                                            ---------      ---------      ---------
                                                                (699)          (398)          (623)
                                                            ---------      ---------      ---------
Net income (loss)                                           $  1,004       $ (4,596)      $ (1,185)
                                                            ---------      ---------      ---------

Other comprehensive income (loss):
   Foreign currency translation adjustment                      (505)          (325)           206
                                                            ---------      ---------      ---------
Total comprehensive income (loss)                           $    499       $ (4,921)      $   (979)
                                                            =========      =========      =========

Basic earnings (loss) per share from continuing
   operations                                               $    .09       $   (.26)      $   (.05)
                                                            =========      =========      =========
Diluted earnings (loss) per share from continuing
   operations                                               $    .07       $   (.26)      $   (.05)
                                                            =========      =========      =========
Basic loss per share from discontinued operations           $   (.04)      $   (.02)      $   (.05)
                                                            =========      =========      =========
Diluted loss per share from discontinued operations         $   (.03)      $   (.02)      $   (.05)
                                                            =========      =========      =========
Basic earnings (loss) per share (Note 13)                   $    .05       $   (.28)      $   (.10)
                                                            =========      =========      =========
Diluted earnings (loss) per share (Note 13)                 $    .04       $   (.28)      $   (.10)
                                                            =========      =========      =========

                    See accompanying notes to consolidated financial statements.


                                      MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                     (IN THOUSANDS)

                                                     Series B
                                                    Convertible                                                Accumulated
                                                  Preferred Stock      Common Stock    Additional                 Other
                                                 ----------------    ----------------    Paid-in  Accumulated Comprehensive
                                                 Shares    Amount    Shares    Amount    Capital    Deficit   Income (Loss)   Total
                                                 ------    ------    ------    ------    -------    -------   -------------   -----
Balance at December 31, 1997                         --        --   11,925     $  39     $ 19,960  $(13,877)  $      (107)  $ 6,015
Stock issued upon conversion of redeemable
  preferred stock (Note 10)                          --        --      770         3          364        --            --       367
Repurchase of stock issued in connection with
  settlement of dispute (Note 11)                    --        --      (80)       --         (168)       --            --      (168)
Stock issued under stock purchase plan               --        --        7        --            7        --            --         7
Warrants issued in connection with issuance  of
  redeemable preferred stock (Note 10)               --        --       --        --          163        --            --       163
Warrants issued for services                         --        --       --        --           85        --            --        85
Repricing of warrants issued in connection with
  issuance of redeemable preferred stock
  (Note 10)                                          --        --       --        --           52        --            --        52
Foreign currency translation adjustment              --        --       --        --           --        --           206       206
Accretion of redeemable preferred stock              --        --       --        --           --       (60)           --       (60)
Net loss                                             --        --       --        --           --    (1,185)           --    (1,185)
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1998                         --        --   12,622        42       20,463   (15,122)           99     5,482
Stock issued upon conversion of redeemable
  preferred  stock (Note 10)                         --        --    2,659         9          960        --            --       969
Stock issued in connection with acquisition
  (Note 4)                                           --        --    1,000         3          997        --            --     1,000
Stock issued as compensation                         --        --    1,716         6        1,077        --            --     1,083
Stock and warrants issued in connection  with
  settlement of dispute (Note 15)                    --        --      150        --           73        --            --        73
Stock issued under stock purchase plan               --        --        5        --            2        --            --         2
Warrants issued for services                         --        --       --        --           63        --            --        63
Repricing of warrants issued in connection with
  issuance of redeemable preferred stock
  (Note 10)                                          --        --       --        --           91        --            --        91
Foreign currency translation adjustment              --        --       --        --           --        --          (325)     (325)
Accretion of redeemable preferred stock              --        --       --        --           --       (41)           --       (41)
Net loss                                             --        --       --        --           --    (4,596)           --    (4,596)
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1999                          0         0   18,152        60       23,726   (19,759)         (226)    3,801

                                                          F-6




                                      MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONT'D)
                                      YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                     (IN THOUSANDS)

                                                     Series B
                                                    Convertible                                                Accumulated
                                                  Preferred Stock      Common Stock    Additional                 Other
                                                 ----------------    ----------------    Paid-in  Accumulated Comprehensive
                                                 Shares    Amount    Shares    Amount    Capital    Deficit   Income (Loss)   Total
                                                 ------    ------    ------    ------    -------    -------   -------------   -----
Stock issued upon conversion of redeemable
  preferred stock (Note 10)                          --         --   1,743         6          343        --            --       349
Warrant repricing offer (Note 11)                    --         --      --        --           65        --            --        65
Warrants issued for services                         --         --      --        --           25        --            --        25
Warrants issued with T-Com purchase (Note 4)         --         --      --        --           62        --            --        62
Exercise of employee options                         --         --      90        --           18        --            --        18
Warrants exercised                                   --         --     584         2           67        --            --        69
Stock issued under stock purchase plan               --         --       1        --            1        --            --         1
Preferred Stock issued with T-Com purchase
  (Note 4)                                          150    $   938      --        --           --        --            --       938
Foreign currency translation adjustment              --         --      --        --           --        --          (505)     (505)
Accretion of redeemable preferred stock              --         --      --        --           --       (20)           --       (20)
Net income                                           --         --      --        --           --     1,004            --     1,004
                                               -------------------------------------------------------------------------------------
Balance at December 31, 2000                        150    $   938  20,570     $ 68      $24,307   $(18,775)  $      (731)  $ 5,807
                                               =====================================================================================

                              See accompanying notes to consolidated financial
statements.


                                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                (IN THOUSANDS)

                                                                                  2000          1999          1998
                                                                                  ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                               $ 1,004       $(4,596)      $(1,185)
   Adjustments to reconcile net loss to cash provided by (used in) operating activities:
       Depreciation and amortization                                                431           241           247
       Amortization of intangible assets                                            352           540           449
       Provision for doubtful accounts                                               47            42            80
       Provision for inventory obsolescence                                         893         1,144           879
       Gain on sale of fixed assets                                                 (43)           --            --
       Gain on sale of stock                                                       (197)           --            --
       Write off of uncollectible note receivable                                    --           452            --
       Reversal of previously estimated accruals                                   (399)           --            --
       Provision for impairment of investment                                        --           419            --
       Equity in earnings of unconsolidated investments                              --          (653)          (24)
       Loss on the sale of subsidiary/investment                                     --            90            --
       Stock and warrants issued for services                                        25         1,146            85
       Repricing of warrants                                                         65            91            52
       Gain (loss) on disposal of discontinued operations                           487          (449)         (580)
       Net change in operating assets of discontinued operations                    401           167          (723)
   Changes in operating assets and liabilities net of businesses acquired:
     Accounts receivable                                                           (428)          294        (1,453)
     Inventories                                                                 (1,468)          791        (1,333)
     Prepaids and other assets                                                      274           567          (106)
     Note receivable                                                               (130)          125            --
     Accounts payable                                                            (1,120)          651          (260)
     Accrued expenses and other liabilities                                        (395)         (333)         (368)
                                                                                --------      --------      --------
Cash provided by (used in) operating activities                                    (201)          729        (4,240)
                                                                                --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property, plant and equipment                                  (158)         (121)         (169)
   Cash received on sale of subsidiary/investment                                    --           118            --
   Cash received from sale of stock - (DTS)                                         520            --            --
   Cash received from sale of stock - (Wi-Lan)                                      918            --            --
   Cash received from sale of discontinued operations                               260           750         1,350
   Cash received from sale of fixed assets                                           43            --            --
   Cash paid, net of cash acquired in acquisition/Belix                            (592)           --            --
   Cash paid, net of cash acquired in acquisition/T-Com                             (82)           --            --
   Cash collected on notes receivable                                                --             9           451
                                                                                --------      --------      --------
Cash provided by investing activities                                               909           756         1,632
                                                                                --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (repayments) of notes payable                                   1,131          (970)          658
   Proceeds from long-term debt                                                      --            --         1,542
   Repayments of long-term debt                                                      --          (162)       (2,503)
   Repayment of notes payable                                                    (1,146)           --            --
   Proceeds from sale of preferred stock                                             --            --         2,000
   Payment of preferred stock and debt issuance costs                                --            --          (423)
   Proceeds from sale of common stock                                                88             2             7
                                                                                --------      --------      --------
Cash provided by (used in) financing activities                                      73        (1,130)        1,281
                                                                                --------      --------      --------

Effect of exchange rate changes on cash                                            (505)         (325)          206
                                                                                --------      --------      --------
Net increase (decrease) in cash and cash equivalents                                276            30        (1,121)
Cash and cash equivalents at beginning of year                                      480           450         1,571
                                                                                --------      --------      --------
Cash and cash equivalents at end of year                                        $   756       $   480       $   450
                                                                                ========      ========      ========

                       See accompanying notes to consolidated financial statements.


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                  2000     1999     1998
                                                                  ----     ----     ----
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                   $   372  $   443  $   652
                                                                ======== ======== ========
     Income taxes                                               $    13  $   124  $   138
                                                                ======== ======== ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:
   Note receivable received upon sale of subsidiary             $    --  $    --  $   650
                                                                ======== ======== ========
   Warrants issued in connection with issuance of redeemable
     preferred stock                                            $    --  $    --  $   163
                                                                ======== ======== ========
   Common stock issued upon conversion of redeemable
     preferred stock                                            $   349  $   969  $   367
                                                                ======== ======== ========
   Accretion of redeemable preferred stock                      $    20  $    41  $    60
                                                                ======== ======== ========
   Issuance of common stock and warrants in connection with
     settlement of dispute                                      $    --  $    73  $    --
                                                                ======== ======== ========
   Repurchase of common stock issued in connection with
     settlement of dispute in exchange for Payable              $    --  $    --  $   168
                                                                ======== ======== ========
   Issuance of common stock in connection with acquisitions     $    --  $ 1,000  $    --
                                                                ======== ======== ========
   Issuance of preferred stock in connection with acquisition   $   938  $    --  $    --
                                                                ======== ======== ========
   Issuance of warrants in connection with acquisition          $    62  $    --  $    --
                                                                ======== ======== ========

          See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

         MicroTel International, Inc. (the "Company") operates through three wholly-owned subsidiaries: CXR Telcom Corporation, CXR, S.A. and XET Corporation (formerly, XIT Corporation) ("XET"). CXR Telcom Corporation and CXR, S.A. (collectively "CXR") design, manufacture and market electronic telecommunication test equipment and transmission and network access products. XET and its subsidiaries design, manufacture and market digital switches and power supplies. The Company conducts its operations out of various facilities in the U. S., France, England and Japan and organizes itself in two product line segments:
Telecommunications and Electronic Components. In October 2000 the Company decided to discontinue its circuits segment operation (see Note 15). Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated financial statements.

BASIS OF PRESENTATION

         The consolidated financial statements have been prepared in accordance with the generally accepted accounting principals of the United States of America and include the accounts of the Company and each of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The Company's minority investment in the common stock of Digital Transmission Systems, Inc. (Note 4) and its 50% investment in a real estate partnership (Note 7) were accounted for using the equity method.

REVENUE RECOGNITION

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

AVAILABLE-FOR-SALE SECURITIES

         The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company did not have any available-for-sale securities as of December 31, 2000 or 1999 but has accounted for its investment in Wi-Lan (Note 4) as available-for-sale. Under SFAS 115, marketable equity securities are classified as available for sale and reported at fair value, with changes in the unrealized holding gain or loss included as a component of accumulated other comprehensive income in stockholders' equity.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

        Buildings                                     50 years
        Machinery, equipment and fixtures             3-7 years
        Leasehold improvements                        5 years

         Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

LONG-LIVED ASSETS AND GOODWILL

         The Company reviews the carrying amount of its long-lived assets and intangible assets, including goodwill, for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

SOFTWARE DEVELOPMENT COSTS

         Software development costs, including purchased technology, are capitalized beginning when technological feasibility has been established or when purchased from third parties and continues through the date of commercial release. Amortization commences upon commercial release of the product and is calculated using the greater of the straight-line method over three years or the ratio of the products' current revenues divided by the anticipated total product revenues. The carrying value of capitalized software development costs aggregates $45,000 and $66,000 (net of accumulated amortization of $833,000 and $763,000) at December 31, 2000 and 1999, respectively, and is included in other assets in the accompanying consolidated balance sheets. Amortization relating to the capitalized software of $70,000, $346,000 and $169,000 was charged to cost of sales during 2000, 1999 and 1998, respectively.

         The Company reviews the carrying value of its capitalized software development costs for possible impairment at the end of each fiscal quarter by comparing the unamortized capitalized software development costs to the net realizable value of that asset. The Company has not recorded any significant impairment loss related to capitalized software costs during 2000, 1999 or 1998.

DEBT ISSUANCE COSTS

         The costs related to the issuance of debt and the redeemable preferred stock are capitalized and amortized over the life of the instrument.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

PRODUCT WARRANTIES

         Estimated warranty costs are recognized at the time of the sale. The Company's electronic components carry a one-year limited parts and labor warranty and the Company's telecommunications products carry a two-year limited parts and labor warranty. The Company's telecommunications products may be returned within 30 days of purchase if a new order is received, and the new order will be credited with 80% of the selling price of the returned item. Products returned under warranty typically are tested and repaired or replaced at the Company's option. Historically, the Company has not experienced significant warranty costs or returns. During the second quarter of 2000, the Company settled certain warranty claims related to its former HyComp subsidiary, which was sold in March 1999 (see Note 4), for less than the amount originally accrued. Accordingly, the Company reversed warranty accruals totaling $137,000 which were not deemed to be necessary.

INCOME TAXES

         The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the year and the change during the year in deferred tax assets and liabilities.

STOCK-BASED COMPENSATION

         The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

EARNINGS (LOSS) PER SHARE

         Earnings (loss) per share is calculated according to Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic earnings
(loss) per share includes no dilution and is computed by dividing net income
(loss) available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2000 and 1999, the fair value of all financial instruments approximated carrying value.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. During 2000, the Company reversed approximately $172,000 of previously estimated accruals related to sales commissions and other accrued expenses which were no longer deemed necessary. Of this amount, $90,000 relates to over-accrued commissions, $49,000 relates to over-accrued accounts payable and $33,000 relates to the settlement of a sales tax assessment. Throughout 2000, the Company reviewed its accrual for sales commissions and its accounts payable and contacted the appropriate vendors to verify the amounts outstanding. As outstanding amounts due were verified for amounts less than the amount recorded, the Company reversed the excess accrual. In the fourth quarter of 2000, the Company settled an outstanding disputed sales tax assessment and the assessment was canceled. The Company reversed the accrual for the sales tax assessment in the amount of approximately $33,000 in the fourth quarter. These amounts are included in other, net in the accompanying 2000 consolidated statement of operations.

CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

         The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations. At December 31, 2000, one customer accounted for 10% of net accounts receivable.

FOREIGN CURRENCY TRANSLATION

         The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations. Such amounts are not material to the accompanying consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

COMPREHENSIVE INCOME

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income (loss) and its components in a full set of general-purpose financial statements.

REPORTABLE SEGMENTS

         Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires public business enterprises to report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. All prior period data presented has been restated to conform to the provisions of SFAS 131. The Company has determined that it currently operates in two reportable segments:
Telecommunications and Components.

RECLASSIFICATIONS

         Certain reclassifications have been made to the prior year financial statements to be consistent with the 2000 presentation.

(2)      RESTATEMENT OF FINANCIAL STATEMENTS

ACCOUNTING FOR WRITE OFF OF NOTE RECEIVABLE

         In March 2001, it was determined that the write-off in 1999 of a note receivable received in exchange for the sale of Arnold Circuits in 1998 should have been accounted for as a selling, general and administrative expense in continuing operations instead of included in discontinued operations.

         Accordingly, the accompanying consolidated statement of operations as of and for the year ended December 31, 1999 have been restated to reflect an increase in selling, general and administrative expenses in continuing operations of $452,000 and a corresponding increase in gain on disposal of discontinued operations.

ACCOUNTING FOR ALLOCATION OF INTEREST EXPENSE TO DISCONTINUED OPERATIONS

         In March 2001, it was determined that interest expense allocated to discontinued operations should be included in continuing operations in accordance with EITF 87-24.

         Accordingly, the accompanying consolidated statements of operations for the years ended December 31, 1999 and 1998 have been restated to reflect an increase in interest expense in continuing operations of $114,000 and $168,000, respectively, with corresponding reductions in loss from operations of discontinued operations.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

ACCOUNTING FOR ALLOCATION OF OTHER EXPENSES TO DISCONTINUED OPERATIONS

         In March 2001, it was determined that certain other expenses allocated to discontinued operations should have been included in continuing operations.

         Accordingly, the accompanying consolidated statements of operations for the years ended December 31, 1999 and 1998 have been restated to reflect an increase in other expense in continuing operations of $185,000 and $7,000, respectively, with corresponding reductions in loss from operations of discontinued operations.

EFFECT

         The effect of the above changes was to increase net loss from continuing operations by $751,000 and $161,000 for the years ended December 31, 1999 and 1998, respectively. Basic and diluted loss per share from continuing operations increased by $0.05 and $0.02 per share for the years ended December 31, 1999 and 1998, respectively. Loss from discontinued operations decreased by $299,000 and $161,000 for the years ended December 31, 1999 and 1998, respectively and increased gain on disposal of discontinued operations from a ($3,000) loss to a $449,000 gain for the year ended December 31, 1999. Basic and diluted loss per share from discontinued operations decreased by $0.05 and $0.02 per share for the years ended December 31, 1999 and 1998, respectively. The above changes did not impact net loss or basic and diluted loss per share for the years ended December 31, 1999 and 1998.

(3)      MERGER WITH XET CORPORATION

         On March 26, 1997, privately held XET merged with a wholly-owned, newly formed subsidiary of the Company, with XET as the surviving subsidiary. Pursuant to the transaction, the former stockholders of XET were issued approximately 6,119,000 shares of common stock of the Company, or approximately 66% of the issued and outstanding common stock. In addition, holders of XET stock options and warrants at the date of the merger collectively had the right to acquire an additional 2,153,000 shares of common stock. Collectively, the former XET stockholders owned, or had the right to acquire, approximately 65% of the common stock of the Company on a fully-diluted basis as of the date of the transaction.

         The merger has been accounted for as a purchase of the Company by XET. Accordingly, the purchase price, consisting of the value of the common stock outstanding of the Company at the date of the merger of $5,011,000 plus the direct costs of the acquisition of $730,000, and the acquired assets and liabilities of MicroTel were recorded at their estimated fair values at the date of the merger. The excess of $4,998,000 of the purchase price over the fair value of the net assets acquired was recorded as goodwill and thereafter was amortized on a straight-line basis over 15 years.

         In September 1997, the Company wrote-down the goodwill associated with the merger to $998,000. Thereafter, the remaining goodwill is being amortized on a straight-line basis over ten years.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(4)      ACQUISITIONS AND DISPOSITIONS OF BUSINESSES

HYCOMP

         On July 6, 1994, the Company acquired 84.6% of the common shares outstanding of HyComp, Inc. ("HyComp"), a public company, by means of an exchange of the Company's common stock for HyComp common stock held by Metraplex Corporation and various other officers and directors of HyComp. HyComp is a manufacturer of thin film hybrid circuits for industrial, medical and military customers. In May 1996, the Company acquired additional common shares of HyComp, which increased the Company's ownership percentage to 90.7%. Also in May 1996, the Company acquired 96.1% of the preferred shares outstanding of HyComp. Each of these transactions was an exchange of the Company's common stock for the respective HyComp stock at recorded amounts that approximate fair value. As the result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.

         For financial reporting purposes, HyComp's assets, liabilities and earnings were consolidated with those of the Company. Ownership interest in HyComp, other than that of the Company's, is included in the accompanying consolidated financial statements as minority interest.

         On March 31, 1999, the Company sold substantially all of the assets and liabilities of its HyComp, Inc. subsidiary in exchange for $750,000 in cash and a royalty on 1999 revenues generated from HyComp's existing customer base in excess of a specified amount. The transaction resulted in a gain of $331,000. (See Note 16.)

         In October 1999, the Company sold its interest in the outstanding common and preferred stock of HyComp in exchange for $118,000. A gain in the same amount was recorded in 1999 as HyComp, subsequent to the asset sale noted above, was essentially a shell company with no significant assets or liabilities.
(See Note 16.)

XCEL ARNOLD CIRCUITS

         On January 9, 1998, the Company entered into a definitive agreement to sell certain of the assets of its XCEL Arnold Circuits, Inc. subsidiary ("XACI"), a manufacturer of multi-layer bare printed circuit boards, to Arnold Circuits, Inc., a company wholly owned by Robert Bertrand. Mr. Bertrand, the Trustee of The Bertrand Family Trust, was a beneficial owner of more than five percent (5%) of the Company's outstanding common stock as of December 31, 1998. On April 9, 1998, the Company completed the sale and received $1,350,000 in cash and a note receivable ("Note") aggregating $650,000, which was payable over three years. As security for the Note, XCEL Arnold Circuits, Inc. was granted a second lien on substantially all the assets of Arnold Circuits, Inc. As further security for the Note, XACI was granted a security interest in 250,000 warrants to purchase the Company's common stock, which were held by Mr. Bertrand. Payment of the Note was guaranteed by Mr. Bertrand and a related entity. The sale resulted in a gain of $580,000. (See Note 16.)

         During 1999, the buyer of XACI defaulted under the terms of the note receivable. The Company offset the balance outstanding pursuant to a note payable due to the buyer (Note 8) against the note receivable and then wrote-off the net unpaid balance of $452,000 which is included in selling, general and administrative expenses in the accompanying 1999 consolidated statement of operations. The warrants provided as collateral were cancelled and the Company

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

attempted to recover the amount due under the guarantees executed by Mr. Bertrand and a related party. In order to avoid a potentially expensive lawsuit, the Company agreed to cancel the guarantee in exchange for a $40,000 payment from Mr. Bertrand, of which $20,000 was paid in December 1999 and the remainder in the first quarter of 2000. This amount has been included in selling, general and administrative expenses in the accompanying 1999 consolidated statement of operations.

DIGITAL TRANSMISSION SYSTEMS

         On January 31, 1999, the Company exercised an option to purchase 1,738,159 shares or 41% of the outstanding common stock of Digital Transmission Systems, Inc. ("DTS") from a private company in exchange for 1,000,000 shares of common stock of the Company. The Company's shares exchanged were valued at $1,000,000 based on the fair value of the common stock on the transaction date, excluding $33,000 of transaction-related costs. This option was granted to the Company on December 31, 1998 in exchange for warrants (with a fair value of approximately $55,000) to purchase 152,381 shares of the Company's common stock at $0.66 per share for five years. DTS was founded in 1990 and is a publicly traded company with its headquarters near Atlanta, Georgia. It designs, manufactures and markets wireless transmission products. DTS's primary customers include domestic and international wireless service providers, telephone service providers and private wireless network users. During 1999, the Company accounted for its investment in DTS using the equity method of accounting and recognized $626,000 of income from its 41% interest in DTS. This amount is included in the net amount of other income in the accompanying 1999 statement of operations. Summarized financial data for DTS is as follows:

                                      December 31, 1999         June 30, 1999
                                        (unaudited)                (audited)
                                        ------------             ------------
Current assets                          $ 1,472,000              $ 2,321,000
Noncurrent assets                         1,401,000                1,486,000
                                        ------------             ------------
   Total assets                         $ 2,873,000              $ 3,807,000
                                        ============             ============

Current liabilities                     $ 2,431,000              $ 4,108,000
Noncurrent liabilities                    2,127,000                2,127,000
                                        ------------             ------------
   Total liabilities                    $ 4,558,000              $ 6,235,000
                                        ============             ============

                                     For the year ended       For the year ended
                                      December 31, 1999         June 30, 1999
                                        (unaudited)                (audited)
                                        ------------             ------------
Net sales                               $ 7,256,000              $ 7,538,000
Net income                              $   213,000              $  (424,000)

         On January 7, 2000, the Company sold all of its interest in the common stock in DTS to Wi-LAN, Inc. ("Wi-LAN"), a company based in Alberta, Canada in exchange for $520,000 and 28,340 shares of Wi-LAN common stock. Wi-LAN is a publicly traded company on the Toronto Exchange. The Wi-LAN common stock had a market value of $720,000 on the date of the transaction. Accordingly, as of December 31, 1999, the Company wrote-down the carrying value of its investment in the common stock of DTS to the value of the consideration received in January 2000. The write-down of $419,000 is included in other income (expense) in the accompanying consolidated statement of operations for the year ended December 31, 1999. The Company was restricted from selling the Wi-LAN stock until July 7, 2000 due to Toronto exchange rules that restrict sales of stock obtained in an acquisition related transaction. The 28,340 shares of Wi-LAN represents less than 1% of the total outstanding shares of Wi-LAN common stock as of the date of acquisition.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         On July 7, 2000, the Company sold all its shares of Wi-LAN common stock for net proceeds of $918,000. The sale resulted in a gain of approximately $197,000 which is included in gain (loss) on sale of subsidiary/investment in the accompanying consolidated statement of operations for the year ended December 31, 2000.

BELIX COMPANY, LTD.

         On April 17, 2000, the Company finalized its acquisition of Belix Company, Ltd., ("Belix") including its two subsidiaries. The Company purchased the capital stock of Belix for $790,000 cash and an earn-out for the former stockholders based on sales, which totaled $252,000 at December 31, 2000. The Company has incurred expenses of approximately $257,000 for severance and relocation costs and has accrued an additional estimate of $49,000 for certain severance and relocation costs related to Belix. The severance and relocation affected various manufacturing, administrative and accounting personnel and was substantially completed as of December 31, 2000. The Company also incurred approximately $107,000 of legal and other expenses related to the acquisition. The Company has included the expenses and accrual in the calculation of the cost of the acquisition. Subsequent to the closing date, the purchase price was reduced by $181,000 due to a shortfall in net assets per the purchase agreement. Net assets acquired totaled $136,000, after such adjustment. The assets acquired and liabilities assumed are as follows:

         Cash                                                $    206,000
         Accounts receivable                                      669,000
         Inventory                                                881,000
         Other assets                                             347,000
         Fixed assets                                             181,000
                                                               -----------
         Total assets acquired                                 $2,284,000
                                                               ===========

         Accounts payable                                      $1,382,000
         Line of credit                                           419,000
         Notes payable                                            347,000
                                                               -----------
         Total liabilities assumed                             $2,148,000
                                                               ===========

         Net assets acquired                                   $  136,000
         Accrual of severance and relocation costs               (306,000)
         Accrual of legal and other costs                        (107,000)
         Goodwill                                               1,138,000
                                                               -----------
         Adjusted purchase price                               $  861,000
                                                               ===========

         Initial purchase price                                $  790,000
         Reduction due to shortfall in net assets                (181,000)
         Earn-out accrual                                         252,000
                                                               -----------
         Adjusted purchase price                               $  861,000
                                                               ===========

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The acquisition of Belix has been accounted for as a purchase by the Company and resulted in approximately $1.1 million of goodwill which is being amortized on a straight-line basis over ten years. Belix is located in England,
U. K. and is in the business of manufacturing power supplies for various applications. Belix has been integrated into the Company's existing power supply producer, XCEL Power Systems, Ltd. Belix's assets consist mostly of accounts receivable, inventories and fixed assets. All dollar amounts indicated in this paragraph are derived from the conversion of British pounds into U. S. dollars at the conversion rate in effect at the time of the acquisition with the exception of the earn out which converted at the conversion rate at December 31, 2000. The Belix acquisition was not material to the financial statements and accordingly the pro forma effect of the transaction is not provided.

T-COM, LLC

         On September 22, 2000, the Company completed the acquisition, effective as of August 1, 2000, of substantially all of the assets of T-Com, LLC, a Delaware limited liability company ("T-Com"), and assumed certain liabilities of T-Com. The liabilities assumed consisted mostly of accounts payable, accrued payroll expenses and accrued commissions. The assets purchased are valued at approximately $1,322,000, and the liabilities assumed are approximately $687,000. The assets acquired and liabilities assumed are as follows:

         Accounts receivable                                $   381,000
         Inventory                                              787,000
         Fixed assets                                           134,000
         Other assets                                            20,000
                                                            ------------
         Total assets acquired                              $ 1,322,000
                                                            ============

         Bank overdraft                                     $    82,000
         Accounts payable                                       338,000
         Accrued compensation                                   122,000
         Other accrued expenses                                 145,000
                                                            ------------
         Total liabilities assumed                          $   687,000
                                                            ============

         Net assets acquired                                $   635,000
         Goodwill                                               365,000
                                                            ------------
         Purchase price                                     $ 1,000,000
                                                            ============

         T-Com is a manufacturer of high performance digital transmission test instruments used for the installation and maintenance of high speed telephone line services for telephone central offices, competitive local exchange carriers and private communications networks. The Company intends to use the acquired assets for substantially the same purposes as such assets were used by T-Com.

         The Company paid to T-Com for the net assets consideration valued at approximately $1,000,000, as itemized below:

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                  150,000 shares of Series B Preferred Stock of the Company ("Series B Shares"). The Series B Shares become convertible into shares of common stock of the Company in three equal lots of 50,000 Series B Shares each at the end of six, twelve and eighteen months, respectively, following the acquisition closing date of September 22, 2000. Each Series B Share will be convertible into ten common shares, and conversion rights will be cumulative, with all 150,000 Series B Shares being convertible into common stock after eighteen months. The Series B Shares have a liquidation preference of $6.40 per share. The Company may redeem outstanding and unconverted Series B Shares for cash at a price per share equal to $7.36 by giving 20 days' prior written notice to the holders of Series B Shares to be redeemed. If less than all of the Series B Shares are to be optionally redeemed, the particular Series B Shares to be redeemed shall be selected by lot or by such other equitable manner determined by the Company's board of directors. The Company may not, however, redeem Series B Shares if there is an insufficient number of authorized and reserved shares of common stock to permit conversion by the holders of the Series B Shares during the 20-day notice period, to the extent the Series B Shares are subject to a lock-up, or to the extent the Company receives a conversion notice for Series B Shares prior to the redemption date. If the Company fails to pay the redemption price after calling any Series B Shares for optional redemption, the Company will have no further option to redeem Series B Shares.

                  Warrants to purchase up to 250,000 shares of the Company's common stock at a fixed exercise price of $1.25 per share, which are exercisable for a period of twenty-four months following the acquisition closing date of September 22, 2000. The warrants contain a cashless exercise feature.

         The consideration described above is valued at approximately $938,000 for the Series B Shares based on a value of $0.6253 per common share, the market value of the Company's common stock at the time the agreement in principal was signed, multiplied by the 1,500,000 common shares into which the preferred shares can be converted. The warrants have been valued at approximately $62,000 based on a calculation using the Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 95%; a risk free rate of 6.3%; and an expected life of two years. The acquisition of T-Com has been accounted for as a purchase by the Company and resulted in approximately $365,000 of goodwill which is being amortized on a straight-line basis over ten years.

         Unaudited pro forma results of operations for the years ended December 31, 2000 and 1999, as if T-Com and the Company had been combined as of the beginning of the year, follow. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of T-Com and the Company, and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                      Pro forma Year
                                                    ended December 31
(thousands except per share data)                 2000              1999
-------------------------------------------------------------------------------
Net sales                                        $29,680          $29,152
Income (loss) from continuing operations           1,255           (8,734)
Net income (loss)                                    556           (9,132)
Net income per common share
   Basic                                            0.03            (0.55)
   Diluted                                          0.02            (0.55)
-------------------------------------------------------------------------------

XCEL ETCH-TEK

         On November 15, 2000, the Company sold substantially all of the assets of XCEL Etch-Tek ("Etch-Tek"), a wholly owned subsidiary of XET, to a former employee in exchange for $260,000 in cash, a $50,000 note receivable and the assumption of $75,000 of liabilities. The note receivable bears interest at 8% per annum, with all principal and interest due in one year. The balance due under the note receivable was $50,000 at December 31, 2000 and is included in notes receivable in the accompanying 2000 consolidated balance sheet. The transaction resulted in a loss of $365,000 which is included in gain (loss) on disposal of discontinued operations in the accompanying 2000 consolidated statement of operations. (See Note 16.)

(5)      INVENTORIES

         Inventories are summarized as follows:

                                                        2000            1999
                                                        ----            ----
Raw materials.....................................   $2,777,000      $1,619,000
Work-in-process...................................    1,914,000       1,174,000
Finished goods....................................    1,607,000       1,254,000
                                                     -----------     -----------
                                                     $6,298,000      $4,047,000
                                                     ===========     ===========

         Included in the amounts above is an allowance for inventory obsolescence of $1,169,000 and $1,381,000 at December 31, 2000 and 1999,
respectively. Allowances for inventory obsolescence are recorded as necessary to reduce obsolete inventory to estimated net realizable value or to specifically reserve for obsolete inventory that the Company intends to dispose of. The inventory items identified for disposal at each year end are generally discarded during the following year.

(6)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                        2000           1999
                                                        ----           ----
Land and buildings.................................  $  279,000     $  306,000
Machinery, equipment and fixtures..................   3,223,000      2,803,000
Leasehold improvements.............................     451,000        444,000
                                                     -----------    -----------
                                                      3,953,000      3,553,000
Accumulated depreciation...........................  (3,144,000)    (2,788,000)
                                                     -----------    -----------
                                                     $  809,000     $  765,000
                                                     ===========    ===========

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(7)      INVESTMENT IN PARTNERSHIP

         On December 19, 1996, the Company's XET subsidiary invested $100,000 and formed an equal partnership with P&S Development, a California general partnership. The partnership, "Capital Source Partners, A Real Estate Partnership," obtained ownership rights to a 93,000 square foot facility in, Ontario, California. The Company occupied 63,000 square feet of this facility as a corporate headquarters and as an administrative and factory facility for XET's Digitran Division under a long-term lease from the partnership. Immediately following the formation of the partnership, XET obtained a loan from a bank for $750,000, and in turn, loaned such funds to the partnership under a note receivable with the same terms and conditions. Such funds were utilized to reduce the existing debt secured by the real estate. XET's original investment in the partnership is adjusted for the income (loss) attributable to XET's portion of the partnership's results of operations.

         In August 1999, the Company sold its interest in the partnership and the note receivable to an unrelated party in exchange for $75,000. In connection with this agreement, all associated liabilities were assumed by the purchaser and all of the Company's unpaid rent in the amount of approximately $152,000 was forgiven. Additionally, the Company's obligation under the long-term lease was terminated. In connection with the sale of its investment in partnership, the Company recognized a loss of $90,000, which is included in gain (loss) on sale of subsidiary/investment in the accompanying 1999 consolidated statement of operations.

(8)      NOTES PAYABLE

         A summary of notes payable is as follows:

                                                       2000              1999
                                                       ----              ----
Line of credit with a U.S. commercial lender        $1,798,000       $2,014,000
Line of credit with foreign banks                    1,863,000           93,000
                                                    -----------      -----------
                                                    $3,661,000       $2,107,000
                                                    ===========      ===========

         On July 8, 1998, the Company entered into a $10.5 million credit facility (the "Domestic Facility") with a commercial lender for a term of two years which provided:

         (i) a term loan of approximately $1.5 million;

         (ii) a revolving line of credit of up to $8 million based upon assets available from either existing or future-acquired operations; and

         (iii) a capital equipment expenditure credit line of up to $1 million.

         This credit facility replaced the existing credit facilities of the Company's domestic operating companies that were paid in full at the closing.

         Borrowings for continuing operations under the revolving line of credit provision of the Domestic Facility totaled $2,014,000 at December 31, 1999. The credit line was collateralized by substantially all assets of the Company's domestic subsidiaries, bore interest at the lender's prime rate (8.5% at December 31, 1999) plus 1% and was payable on demand. No additional borrowings were available under the line at December 31, 1999. No borrowings were outstanding under the $1 million of the capital equipment expenditure credit line at December 31, 1999. The line of credit expired on June 23, 2000, but was extended to August 14, 2000.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         In July 1999, the Company entered into an amendment of the Domestic Facility related to an additional advance of $350,000. Under the terms of the Amendment, the additional advance was repaid prior to September 30, 1999. In addition, such Amendment required the Company to paydown $350,000 of the Domestic Facility's term loan upon the sale of the property owned by Capital Source Partners. Such sale of property and a resulting paydown was not completed (see Note 7). The Company obtained a waiver of such default as of December 31, 1999 and made the required $350,000 paydown upon the closing of the sale of the DTS shares (see Note 4) in January 2000. The Domestic Facility agreement required compliance with certain other covenants and conditions. The Company was in compliance with all such covenants as of December 31, 1999, except for the adjusted net worth covenant. The Domestic Facility also restricted payment of any dividends. The Domestic Facility was replaced by a new credit facility on August 16, 2000 (see below).

         On August 16, 2000, the Company obtained a credit facility from Wells Fargo Business Credit, Inc. This facility provides for a revolving loan of up to $3,000,000 secured by the Company's inventory and accounts receivable and a term loan in the amount of $687,000 secured by the Company's machinery and equipment. The Company's President and CEO provided a limited personal guarantee on these loans. As consideration for this guarantee, the President and CEO received a guarantee fee, approved by the board of directors, in the amount of $35,000. On January 26, 2001, Wells Fargo Business Credit Inc. released the guarantee. No further amounts are due in connection with this guarantee. The annual interest rate on both portions of the credit facility is the prime rate (9.5% at December 31, 2000) plus 2%. The facility contains a performance based interest reduction feature. The terms of the agreement provide for a reduction in the interest rate to the prime rate plus 1.5% if the consolidated net income of XET Corporation and CXR Telcom exceeds $250,000 for the year ended December 31, 2000 or the prime rate plus 1% if the consolidated net income of XET Corporation and CXR Telcom exceeds $500,000 for the year ended December 31, 2000. The balance outstanding under the revolving loan was $1,798,000 on December 31, 2000. There was $1,202,000 of additional borrowings available as of December 31, 2000. The credit facility expires on August 16, 2003. The Company's foreign subsidiaries have obtained credit facilities with Lloyds Bank in England, Banc National de Paris, Societe Generale and Banque Hervet in France and Johan Tokyo Credit Bank in Japan.

         The Company's French subsidiary has four bank lines of credit with a total of $486,000 and $0 outstanding at December 31, 2000 and 1999, respectively. Borrowings under the related agreements bear interest at 7.3% to 10% at December 31, 2000 and are based on eligible accounts receivable. Approximately $94,000 of borrowings were available under the lines of credit at December 31, 2000.

         The Company's UK subsidiary has a bank line of credit with $1,377,000 and $93,000 outstanding at December 31, 2000 and 1999, respectively. Borrowings under the related agreement bear interest at the bank's base rate (6% at December 31, 2000) plus 2.5% and are based on eligible accounts receivable. No additional borrowings were available under the line at December 31, 2000. The Company's U.K. subsidiary is out of compliance with certain covenants at December 31, 2000 and has received a waiver from its lender.

         The Company borrowed $250,000 from a third party on a short-term basis on December 31, 1998. This loan bore interest at 10% and was repaid in 1999. In addition, the Company had an outstanding note with a balance of $250,000 at December 31, 1998 in connection with the sale of its XCEL Arnold Circuits, Inc.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

subsidiary (Note 4). This loan bore no interest and was payable on demand. During 1999, the balance of the outstanding note payable was offset against the note receivable received in connection with the sale of XCEL Arnold Circuits (Note 4). The note payable and note receivable related to XCEL Arnold Circuits were entered into with an individual who beneficially owned approximately 5% of the Company's common stock.

(9)      LONG-TERM DEBT

         A summary of long-term debt follows:

                                                      2000              1999
                                                      ----              ----
Term notes payable to commercial lender (a)       $   370,000       $   955,000
Term notes payable to foreign banks (b)                41,000           108,000
Capitalized lease obligations (c)                     129,000           201,000
Other promissory notes                                356,000           267,000
                                                  ------------      ------------
                                                      896,000         1,531,000
Current portion                                      (614,000)       (1,388,000)
                                                  ------------      ------------
                                                  $   282,000       $   143,000
                                                  ============      ============

---------------
         (a) Two term notes payable to commercial lenders bearing interest at the lender's prime rate (9.5% at December 31, 2000) plus 2%. The facility contains a performance-based interest reduction feature. The terms of the agreement provide for a reduction in the interest rate to the prime rate plus 1.5% if the consolidated net income of XET Corporation and CXR Telcom exceeds $250,000 for the year ended December 31, 2000 or the prime rate plus 1% if the consolidated net income of XET Corporation and CXR Telcom exceeds $500,000 for the year ended December 31, 2000. The notes are collateralized by machinery and equipment and are payable in total monthly principal installments (aggregating $57,000 at December 31, 2000), plus interest through final maturity date of September 1, 2005.

         (b) The Company had agreements with several foreign banks which include term borrowings which mature at various dates through 2001. Interest rates on the borrowings bear interest at rates ranging from 2.0% to 2.8% and are payable in monthly installments. Included in the other term notes is a $101,000 note, which is guaranteed by Tokyo Credit Guarantee Corporation on behalf of the Company's Japanese subsidiary. The term borrowings are collateralized by the assets of the respective subsidiary.

         (c) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 12% to 22%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire through 2002.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         Principal maturities related to long-term debt as of December 31, 2000 are as follows:

                      Year Ending December 31,                      Amount
                      ------------------------                      ------
                                2001                                $ 614,000
                                2002                                  187,000
                                2003                                   82,000
                                2004                                    8,000
                                2005                                    5,000
                                                                    ----------
                                                                       $ 896,000
                                                                    ==========

(10)     REDEEMABLE PREFERRED STOCK

SERIES A AND SERIES B REDEEMABLE PREFERRED STOCK

         In connection with the Arnold Circuits, Inc. acquisition in 1995, XCEL Arnold Circuits, Inc. issued 1,000 shares each of Series A redeemable preferred stock (Series A) and Series B redeemable preferred stock (Series B). In preference to common shares of stock, each Series A and Series B share was entitled to a cumulative cash dividend of $120 and $160 per year, respectively, commencing in June 1996. The Series A and B shares had a liquidation preference of and were subject to mandatory redemption by the Company on December 15, 1999 at a value of $30 and $40 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, to the date of redemption. The redeemable preferred stock was recorded at fair value on the date of issuance using an imputed market rate dividend of 9.5%. The excess of the redemption value over the carrying value was being accreted by periodic charges to retained earnings over the original life of the issue.

         The Series A and Series B redeemable preferred stock was retired as part of the sale of the XCEL Arnold Circuits subsidiary in March 1998 (see Note
4).

         The following table reflects the Series A and Series B redeemable preferred stock activity:

                                                        Series A Redeemable            Series B Redeemable
                                                          Preferred Stock                 Preferred Stock
                                                    --------------------------      --------------------------
                                                     Number                          Number
                                                    of Shares         Amount        of Shares         Amount
                                                    ----------      ----------      ----------      ----------
Balance at December 31, 1997 .................          1,000         306,000           1,000         408,000
Accretion of preferred stock .................             --           7,000              --           7,000
Cancellation of stock upon sale of  subsidiary         (1,000)       (313,000)         (1,000)       (415,000)
                                                    ----------      ----------      ----------      ----------
Balance at December 31, 1998, 1999 and 2000 ..             --       $      --              --       $      --
                                                    ==========      ==========      ==========      ==========

CONVERTIBLE REDEEMABLE PREFERRED STOCK

         In June 1998, the Company sold 50 shares of convertible preferred stock (the "New Preferred Shares") at $10,000 per share to one institutional investor. In July 1998, the Company sold an additional 150 New Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such New Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. The Company has ascribed an estimated fair value to these warrants (based upon a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 28%; risk-free interest rate of 5.1%; and an expected life of 3 years) aggregating $163,000 and accordingly has reduced the convertible redeemable preferred stock balance as of the date of issuance.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The Company received net proceeds totaling approximately $1,843,000 after deduction of commissions and transaction-related expenses. Under the original certificate of designation, the New Preferred Shares were convertible into common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of New Preferred Shares equal to $10,000 divided by the lesser of (x) $1.26 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. Also under the original certificate of designation, no more than 20% of the aggregate number of New Preferred Shares originally purchased and owned by any single entity could be converted in any thirty (30) day period after the ninetieth (90th) day from issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of New Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the Company's common stock, an amount per share equal to $10,000 for each outstanding New Preferred Share. Any unconverted New Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per New Preferred Share and any New Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price. The excess of the redeemable value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

         In November 1998, the holders of the New Preferred Shares agreed to revise the certificate of designations relating to the New Preferred Shares to provide that: (i) the conversion price would be fixed at $10,000 divided by $0.50 for so long as the Company's common stock continued to be traded on the Nasdaq SmallCap Market and the Company did not conduct a reverse split of its outstanding common stock; and (ii) the Company would not exercise its redemption rights for the outstanding shares of the New Preferred Shares for six months. The agreement also provided that the existing restriction on the right of each holder of the New Preferred Shares to convert more than 20% of the aggregate number of shares of the New Preferred Shares originally purchased by such holder in any 30-day period would be eliminated. Also, the agreement provided that the Company would replace the existing warrants, which warrants had an exercise price of $1.25 per share, with warrants that had an exercise price of $0.75 per share. In connection with the repricing of the warrants, the Company recognized $52,000 of non-cash expense in 1998. This expense represents the excess of the fair value of the warrants after repricing over the fair value of the warrants immediately before the repricing. The estimated fair values of the old and revised warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 58%; a risk free interest rate of 5%; and an expected life of 2.7 years.

         The Company inadvertently failed to obtain the required approval of the Company's common stockholders and to file an amended certificate of designations to effectuate the amendments to the certificate of designations that were contained in the November 1998 agreement. However, between November 18, 1998 and March 26, 1999, the holders of the New Preferred Shares converted shares of the New Preferred Shares into shares of common stock at the rate of 20,000 shares of common stock per share of the New Preferred Shares, as agreed to in the November 1998 agreement. Use of the $10,000 divided by $0.50 conversion price in four of the conversions resulted in the stockholders receiving an aggregate of 46,437 more shares of common stock than they would have received under the original conversion price formula that was contained in the certificate of designations. The Company has determined, however, that the excess shares were in fact validly issued under Delaware law.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         In May 1999, the Company's common stock was delisted from the Nasdaq SmallCap Market due to a failure to meet Nasdaq's minimum closing bid price listing requirement, and the Company's common stock began trading on the OTC Electronic Bulletin Board (See Note 11). Based upon the terms of the November 1998 agreement, the conversion price of the New Preferred Shares reverted back to the floating conversion price shown in the certificate of designation, which conversion price was $10,000 divided by the lesser of $1.26 and 100% of the arithmetic average of the three lowest closing bid prices over the 40 trading days prior to a conversion.

         In December 1999, two institutional investors sold all of their outstanding New Preferred Shares and the prorated portion of warrants applicable to the then outstanding New Preferred Shares. The purchasers of such New Preferred Shares and prorated warrants included an executive officer of the Company and certain related parties. Also in December 1999, the holders of the
59.5 outstanding shares of the New Preferred Shares agreed to modify the conversion ratio to a fixed factor of $10,000 divided by $0.1979, or 50,530 shares of common stock per New Preferred Share, in exchange for a reduction in the exercise price of the warrants to $.25 per share and an extension of the expiration date of the warrants to December 2002. In the event a holder of the New Preferred Shares had converted its New Preferred Shares to common stock immediately before the December 1999 agreement, each New Preferred Share would have been converted into approximately 52,632 shares of common stock at a per share conversion price of $10,000 divided by $0.19, based on the original conversion ratio. In connection with the repricing of the warrants, the Company recognized $91,000 of non-cash expense in 1999. This expense represents the excess of the fair value of the warrants after repricing over the value of the warrants immediately before the repricing. The estimated fair values of the old and revised warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 81%; a risk free interest rate of 6%; and an expected life of 1.5 and 3 years, respectively.

         The Company filed an amended certificate of designation with the Delaware Secretary of State to give effect to the December 1999 agreements by fixing the conversion price of the New Preferred Shares at $10,000 divided by $0.1979. However, because the Company inadvertently failed to obtain approval of the Company's common stockholders for the amendment to the certificate of designation, the amendment was invalid under the Delaware General Corporation Law. However, in June 2000, a holder of New Preferred Shares converted 34.5 shares of the New Preferred Shares into 1,743,285 shares of common stock based upon the $10,000 divided by $0.1979 per share conversion price that the Company and the holders of the New Preferred Shares believed to be in effect. This conversion resulted in the issuance of 1,048,654 more shares of common stock than would otherwise have been issued upon conversion of the 34.5 shares of the New Preferred Shares under the certificate of designation that was then in effect. The Company has determined, however, that the excess shares were in fact validly issued under Delaware law.

         In November 2000, the Company realized that the modifications to the conversion price of the New Preferred Shares were invalid because the Company had inadvertently failed to obtain common stockholder approval for the modifications to the certificate of designations and had also inadvertently failed to file an amendment reflecting the November 1998 modifications. The Company's board of directors distributed proxy materials requesting that holders of the Company's common stock and the New Preferred Shares approve an amendment to the certificate of designations that provided for a fixed conversion price of $10,000 divided by $0.1979 and an amendment to the certificate of incorporation that increased the authorized shares of common stock from 25,000,000 to 50,000,000. The amendments were approved at a special meeting of stockholders that was held on January 16, 2001. The Company filed the amendments with the Delaware Secretary of State on January 22, 2001, so that after that date, each outstanding share of Series A Preferred Stock was convertible into 50,530 shares of common stock.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The following table reflects the convertible redeemable preferred stock activity:

                                                    Number
                                                   of Shares          Amount
                                                    --------        ------------
Balance at December 31, 1997 .............             --           $        --
Preferred stock issued ...................            200             1,837,000
Conversion to common stock ...............            (39)             (367,000)
Accretion of preferred stock .............             --                46,000
Balance at December 31, 1998 .............            161           $ 1,516,000
                                                    --------        ------------
Conversion to common stock ...............           (101.5)           (969,000)
Accretion of preferred stock .............             --                41,000
                                                    --------        ------------
Balance at December 31, 1999 .............             59.5             588,000
Conversion to common stock ...............            (34.5)           (349,000)
Accretion of preferred stock .............             --                20,000
                                                    --------        ------------
Balance at December 31, 2000 .............             25.0         $   259,000
                                                    ========        ============

(11)     STOCKHOLDERS' EQUITY

STOCK OPTIONS AND WARRANTS

         The Company has the ability to issue options to purchase its common stock under the following arrangements:

         o Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares may be granted or optioned under this plan. Terms of related grants under the plan are at the discretion of the Board of Directors.

         o Stock Option Plan adopted in 1993, providing for the granting of up to 300,000 incentive stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant.

         o The MicroTel International, Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value on the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the Board of Directors administering the 1997 Plan may permit. Up to 1,600,000 stock options may be granted under the 1997 Plan. All outstanding options of former optionholders under the XET 1987 Employee Stock Option Plan were converted to options under the 1997 Plan as of the date of the merger between the Company and XET at the exchange rate of 1.451478 (see Note 3).

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         o The 2000 Stock Option Plan (the "2000 Plan"), was adopted by the board of directors in November 2000 and approved by the stockholders on January 16, 2001. Under the 2000 Plan, options granted may be either qualified or nonqualified options. Qualified options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant. Nonqualified options must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date of grant. Up to 2,000,000 options may be granted under the 2000 Plan. No option may be exercised more than ten years after the date of grant.

         The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

         The following table shows activity in the outstanding options for the years ended December 31, 2000, 1999 and 1998:

                                                                        Weighted
                                                      2000        Average Exercise       1999              1998
                                                     Shares            Price            Shares            Shares
                                                     ------            -----            ------            ------
Outstanding at beginning of year                    1,602,000        $   1.46          2,069,000        2,021,000
Granted                                               235,000            0.50            430,000          200,000
Exercised                                             (90,000)           0.20                 --               --
Canceled                                             (293,000)           1.70           (897,000)        (152,000)
                                                 ------------------------------------------------------------------
Outstanding at end of year                          1,454,000        $   1.34          1,602,000        2,069,000
                                                 ==================================================================


         The following table summarizes information with respect to stock options at December 31, 2000:

                                 Options  Outstanding                                      Options Exercisable
                      ------------------------------------------                     -----------------------------
                           Number           Weighted Average                              Number
      Range of           Outstanding            Remaining             Weighted         Exercisable       Weighted
      Exercise          December 31,        Contractual Life           Average         December 31,       Average
       Price                2000                 (Years)                Price              2000            Price
    -----------       ----------------   -----------------------     -----------     ----------------   --------
$.20 to $1.00               565,000                9.1                    $0.32            340,000           $0.20
$1.01 to $2.00              761,000                4.5                    $1.80            761,000           $1.80
$2.01 to $3.00               35,000                4.8                    $2.79             35,000           $2.79
$3.01 to $4.00               93,000                4.0                    $3.17             93,000           $3.17
                      ------------------                                             -----------------
$.20 to $4.00             1,454,000                6.3                    $1.34          1,229,000           $1.49
                      ==================                                             =================

         Weighted average exercise prices for 2000 are calculated at prices effective as of December 31, 2000. The fair value of options granted during 2000 was $113,000, at a weighted average value of $0.48 per share. The fair value of options granted during the years ended December 31, 1999 and 1998 were $63,000 and $112,000, at weighted average prices of $0.15 and $0.56 per share, respectively.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 2000, 1999 and 1998 has been estimated based on a modified Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 101% in 2000, 85% in 1999 and 25% to 57% in 1998, based on historical results; risk-free interest rate of 5.1% to 6.0%; and average expected lives of approximately seven to ten years.

         The following table sets forth the net income (loss), net income (loss) available for common stockholders and earnings (loss) per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options.

                                               2000         1999          1998
                                               ----         ----          ----
NET INCOME (LOSS)
       As reported                           $ 1,004      $ (4,596)    $ (1,185)
       Pro forma                             $   909      $ (4,628)    $ (1,297)

NET INCOME (LOSS) AVAILABLE FOR COMMON
STOCKHOLDERS
       As reported                           $   984      $ (4,637)    $ (1,245)
       Pro forma                             $   889      $ (4,669)    $ (1,357)

BASIC EARNINGS (LOSS) PER SHARE
       As reported                           $   .05      $   (.28)    $   (.10)
       Pro forma                             $   .05      $   (.28)    $   (.11)

DILUTED EARNINGS (LOSS) PER SHARE
       As Reported                           $   .04      $   (.28)    $   (.10)
       Pro forma                             $   .04      $   (.28)    $   (.11)

         Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than market value at date of grant, and for any expense recorded for non-employee grants. Additional incremental compensation expense also includes the excess of the fair value at modification date of options repriced or extended over the value of the old options immediately before modification. All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the years presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income (loss) in future years.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The Board of Directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:

                                                                           Warrant Price
                                                   Number            --------------------------
                                                  of Shares          Per Share           Total
                                                  ---------          ---------           -----

Balance outstanding, December 31, 1997            2,740,000      $1.21 to 3.79       $7,923,000
Warrants issued                                   2,802,000       0.66 to 1.25        2,838,000
Warrants cancelled                               (1,000,000)          1.25           (1,250,000)
                                               -------------------------------------------------
Balance outstanding, December 31, 1998            4,542,000       0.66 to 3.79        9,511,000
Warrants issued                                   2,865,000       0.25 to 1.38        2,199,000
Warrants expired/cancelled                       (1,925,000)      0.60 to 2.50       (2,015,000)
                                               -------------------------------------------------
Balance outstanding at December 31, 1999          5,482,000       0.25 to 3.79        9,695,000
Warrants issued                                   1,784,000       0.61 to 1.90        2,023,000
Warrants expired/cancelled                       (4,317,000)      0.61 to 3.79       (9,602,000)
Warrants exercised                                 (777,000)      0.25 to 0.69         (413,000)
                                               -------------------------------------------------
Balance outstanding at December 31, 2000          2,172,000      $0.25 to 2.50       $1,703,000
                                               =================================================

         During 2000, the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 as compensation for various services rendered. The estimated fair value of the warrants was $25,000 and was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 95%; a risk-free rate of 6.8%; and expected lives of 1.5 to 2 years. During 2000, 584,000 shares of common stock were issued in connection with the exercise of 777,000 warrants (277,000 warrants at an exercise price of $0.25 and 500,000 warrants exercised cashless into 306,000 shares).

         During 1999, the Company issued 1,716,000 shares of common stock as compensation for various services rendered. The fair value of such expense (based upon the market price of the common stock on the date of issuance) was approximately $1,077,000. Of the shares issued, 555,641 shares valued at $365,000 were issued to employees (non-officers) of the Company as a bonus.

         During 1998, the Company issued warrants to purchase 552,381 shares of the Company's common stock at exercise prices ranging from $0.6563 to $1.26 per share for various consulting services. The estimated fair values of the warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility ranging from 24-59%; a risk-free interest rate of 5%; and expected lives of 1.5 to 5 years.

         The Company has an Employee Stock Purchase Plan at its CXR Telcom subsidiary allowing eligible subsidiary employees to purchase shares of the Company's common stock at 85% of market value. During 2000, 1999, and 1998, 1,000, 5,000, and 7,000 shares, respectively, had been issued pursuant to the plan with 26,000 shares reserved for future issuance.

         During the first quarter of 2000, the Company offered to holders of warrants with an exercise price of $1.00 or more and ranging as high as $3.79 the opportunity to exchange their warrants with new warrants for one half the number of shares at one half the exercise price of the original warrants. Neither the expiration dates, nor any other terms of the warrants, were changed as a result of this offer. The offer was available to all warrant holders with exercise prices of $1.00 or more including Carmine T. Oliva, the Company's President and Chairman of the Board, and the two other directors. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that the Company would have sufficient authorized stock for its needs until an increase in the authorized stock could be voted on by the stockholders as part of the year 2000 Annual Meeting of Stockholders.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The offers and acceptances were finalized by April 24, 2000. Shares represented by warrants were reduced by 1,384,602 shares. Expense of $65,000 was recorded during year ended December 31, 2000, for the compensation expense for the modification of the warrants. Based on the nature and timing of the original grant of the warrants, the compensation expense was determined by various methods. For warrants issued to employees and directors, compensation expense was determined by the intrinsic value method and by treating the modified warrants as variable from the date of modification in accordance with APB 25 and FIN 44. For warrants issued to non-employees, compensation expense was determined in accordance with FAS 123 by calculating the difference between the fair value of the new warrant and the old warrant at the date of acceptance, with the exception of warrants initially granted pre-FAS 123, in which case the entire fair value of the new warrant was recorded as compensation expense. The estimated fair values of the old and new warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 93%; a risk-free interest rate of 6%; and expected lives ranging from 0.1 to 5 years.

         As of December 31, 2000, the Company has 20,569,759 shares of common stock outstanding and potentially 5,021,702 shares of common stock issuable pursuant to the exercise of outstanding stock options and warrants and conversion of convertible redeemable preferred stock. As of December 31, 2000, in accordance with its certificate of incorporation, the Company was authorized to issue 25,000,000 shares of common stock. On January 22, 2001, the Company's authorized capital was increased to 50,000,000 shares of common stock.

DIVIDENDS

         No dividends on the Company's common stock have been paid to date. The Company's line of credit with Wells Fargo Business Credit, Inc. prohibits the payment of cash dividends on its common stock. The certificates of designation related to the Company's Series A Preferred Stock and Series B Preferred Stock provide that shares of those series of preferred stock are not entitled to receive cash dividends. The Company currently intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends on its common stock within the foreseeable future. Any future payment of dividends on the Company's common stock will be determined by the Company's board of directors and will depend on the Company's financial condition, results of operations, contractual obligations and other factors deemed relevant by the Company's board of directors.

SETTLEMENT OF DISPUTE

         During 1997, the Company entered into an amendment to an agreement with a former officer in settlement of a claim made by such officer for certain amounts purportedly owed to him by the Company. In connection with the amended agreement, the Company issued the former officer 80,000 shares of its common stock valued at $190,000, the fair market value of the common stock on the date of issuance. In November 1998, the Company entered into a further amended agreement pursuant to which the former officer returned the 80,000 shares previously issued in exchange for the Company's agreement to pay $168,000 over the next two years. The Company cancelled the returned shares.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NASDAQ DELISTING

         In May 1999, the listing of the Company's common stock on the Nasdaq SmallCap Market ("Nasdaq") was discontinued and thereafter, the Company's common stock has been traded on the OTC Bulletin Board.

(12)     INCOME TAXES

         The Company files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by the Company. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

         Income (loss) from continuing operations before income taxes was taxed under the following jurisdictions:


                                                         2000             1999              1998
                                                         ----             ----              ----
Domestic                                             $2,658,000       $(3,556,000)       $(467,000)
Foreign                                                (924,000)         (514,000)           6,000
                                                   --------------------------------------------------
Total                                                $1,734,000       $(4,070,000)       $(461,000)
                                                   ==================================================

         Income tax expense consists of the following:

                                                         2000             1999              1998
                                                         ----             ----              ----
Current
    Federal                                             $20,000      $         --     $         --
    State                                                 3,000            30,000            8,000
    Foreign                                               8,000            98,000           93,000
                                                   --------------------------------------------------
                                                        $31,000          $128,000         $101,000
                                                   ==================================================

         Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate of 34% to loss from continuing operations before income taxes as follows:

                                                         2000             1999              1998
                                                         ----             ----              ----
Tax at U.S. federal statutory rate                    $ 590,000      $ (1,384,000)      $ (157,000)
State taxes, net of federal income tax benefit            3,000            30,000            8,000
Foreign income taxes                                      8,000            98,000           93,000
Losses with no current benefit                               --         1,314,000           59,000
Permanent differences                                    88,000            70,000           98,000
Utilization of net operating losses                    (658,000)               --               --
                                                   --------------------------------------------------
                                                       $ 31,000         $ 128,000        $ 101,000
                                                   ==================================================

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                            2000              1999
                                                            ----              ----
Deferred tax assets:
    Allowance for doubtful accounts                   $      14,000     $      37,000
    Inventory reserves and uniform capitalization           312,000           254,000
    Other accrued liabilities                               387,000           140,000
    Deferred compensation                                   241,000           326,000
    Research credit carryforwards                           256,000           256,000
    Alternative Minimum Tax credit carryforwards            154,000           134,000
    Net operating loss carryforwards                     14,957,000        17,436,000
                                                      ----------------------------------

Total deferred tax assets                                16,321,000        18,583,000

Valuation allowance for deferred tax assets             (16,321,000)      (18,335,000)
                                                      ----------------------------------
Net deferred tax assets                                          --           248,000
                                                      ----------------------------------
Deferred tax liabilities:

    Depreciation                                                 --          (166,000)
    Gain on sale of investment                                   --           (82,000)
                                                      ----------------------------------

Total deferred tax liabilities                                   --          (248,000)
                                                      ----------------------------------

Net deferred taxes                                    $          --     $           --
                                                      ==================================

         As of December 31, 2000, the Company has a federal net operating loss carryforward of approximately $43,000,000 which expires at various dates between 2001 and 2019 and a state net operating loss carryforward of approximately $3,000,000 which expires at various dates through 2004.

         As a result of the merger with XET (Note 3), the Company experienced a more than 50% ownership change for federal income tax purposes. As a result, an annual limitation will be placed upon the Company's ability to realize the benefit of its net operating loss and credit carryforwards. The amount of this annual limitation, as well as the impact of the application of other possible limitations under the consolidated return regulations, has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, equal to the net deferred tax asset amount, is required.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(13)     EARNINGS (LOSS) PER SHARE

         The following table illustrates the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts):

                                                                        2000             1999              1998
                                                                        ----             ----              ----
NUMERATOR:
Net income (loss)                                                 $   1,004,000      $ (4,596,000)    $ (1,185,000)
     Less: accretion of the excess of the redemption value over
     the carrying value of redeemable preferred stock                    20,000            41,000           60,000
                                                                  --------------------------------------------------
Income (loss) attributable to common stockholders                 $     984,000      $ (4,637,000)    $ (1,245,000)
                                                                  ==================================================

DENOMINATOR:
Weighted average number of common shares outstanding during the
   period                                                            19,504,000        16,638,000       11,952,000

Incremental shares from assumed conversions of warrants,
   options and preferred stock                                        3,523,000                --               --
                                                                  --------------------------------------------------

Adjusted weighted average shares                                     23,027,000        16,638,000       11,952,000
                                                                  ==================================================

Basic earnings (loss) per share                                   $          0.05    $       (.28)    $       (.10)
                                                                  ==================================================

Diluted earnings (loss) per share                                 $          0.04    $       (.28)    $       (.10)
                                                                  ==================================================

         The computation of diluted loss per share for 1999 and 1998 excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company. See summary of outstanding stock options and warrants in Note 11.

(14)     COMMITMENTS AND CONTINGENCIES

LEASES

         The Company conducts most of its operations from leased facilities under operating leases which expire at various dates through 2005. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense, net of sublease income, for 2000, 1999 and 1998, was $956,000, $1,454,000 and
$1,674,000, respectively.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                        Year Ending December 31,             Amount
                        ------------------------             ------
                                  2001                     $   995,000
                                  2002                         757,000
                                  2003                         255,000
                                  2004                         205,000
                                                         ------------------
                                                           $ 2,212,000
                                                         ==================

LITIGATION

         The Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows. During the fourth quarter of 2000, the Company settled two outstanding lawsuits for approximately $90,000 less than the amount previously accrued. Accordingly, the Company reversed a portion of the accruals related to the lawsuits in the amount of $90,000 which were determined to no longer be necessary. Currently, there are no legal proceedings pending.

   SCHEINFELD V. MICROTEL INTERNATIONAL, INC.

         In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 40,000 shares of common stock purchased by Mr. Scheinfeld. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since, in the absence of registrations, the Company could not issue unrestricted shares, the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint.

         During the third quarter of 1999, the Company entered into a settlement agreement with David Scheinfeld. The Company agreed to pay $75,000 payable in an initial payment of $6,250 and eleven monthly payments of $6,250 thereafter without interest. The unpaid amount due as of December 31, 1999, aggregating $50,000, is presented in other promissory notes (Note 9) in the accompanying 1999 consolidated balance sheet. The balance was paid in full in 2000.

   DANIEL DROR & ELK INTERNATIONAL, INC. V. MICROTEL INTERNATIONAL, INC.

         In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

Company, filed suit in the District Court for Galveston County, Texas alleging the Company had breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and litigation commenced in Texas.

         In April 1998, the Company brought an action in California against the former Chairman for breach of the Agreement and sought recovery of all stock, warrants and debt due the Company. The Company obtained a judgment against the former Chairman in this litigation.

         In December 1997, Elk International Corporation Limited ("Elk"), a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XET and the Company. In February 1999, Elk filed suit against the Company, the current Chairman and the Company's general counsel in connection with a stop transfer placed by the Company on certain common shares held by Elk.

         In March 1999, the parties entered into a settlement agreement which terminated all of the aforementioned actions. The agreement calls for the Company to issue to Elk, Dror and other parties $60,000 and 150,000 shares of the Company's common stock with a fair market value of approximately $56,000 (based on the closing market price of the common stock on the settlement date). In addition, the Company issued 1,000,000 warrants to purchase the Company's common stock at an exercise price of $1.37 per share for two years in exchange for returning 750,000 options and returning 90,000 warrants all to purchase the Company's common stock at an exercise price of $2.50 per share for 2.8 years. The fair value of the warrants granted over the options and warrants returned on the date of the settlement was approximately $17,000. The estimated fair values of the old and new options or warrants were calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield, expected volatility of 81%; a risk-free interest rate of 5%; and expected lives of 2.8 and 2 years, respectively. The Company accrued for this settlement in the accompanying 1998 consolidated financial statements.

EMPLOYEE BENEFIT PLANS

         Through September 30, 1998, the Company sponsored several defined contribution plans ("401(k) Plans") covering the majority of its U.S. domestic employees. Effective October 1, 1998, these plans were terminated and a new plan was instituted covering the same employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to any plan by the Company is discretionary. The Company made contributions of $21,000, $31,000 and $22,000 to the 401(k) Plans for the calendar years ended December 31, 2000, 1999 and 1998, respectively.

EXECUTIVE MANAGEMENT

         Effective January 1, 2001, the Company and Carmine T. Oliva, its Chief Executive Officer, entered into a new employment agreement, providing for an annual base salary of $250,000, with annual merit increases for an initial period of five years with two renewal periods of two years and a severance agreement of at least three years salary during the initial period.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(15)     SEGMENT AND MAJOR CUSTOMER INFORMATION

         The Company has two reportable segments: Telecommunications and Electronic Components. The Telecommunications segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and networking equipment. The Electronic Components segment operates in the U.S., European and Asian markets and designs, manufactures and markets digital switches and power supplies.

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time the circuits segment operations consisted of XCEL Etch-Tek, a wholly owned subsidiary and XCEL Circuits Division ("XCD"), a division of XET Corporation, a wholly-owned subsidiary of the Company. XCEL Etch-Tek was offered for sale (see Note 4). XCD is essentially a captive supplier of printed circuit boards to the electronic components segment with total sales to external customers of $173,000 and $167,000 for the years ended December 31, 2000 and 1999, respectively. XCD has been retained and is now included in the electronics components segment. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated financial statements, with the exception of XCD which has been included in the current and prior financial information related to the electronics components segment in the accompanying consolidated financial statements.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design and manufacturing and marketing strategies. Selected financial data for each of the Company's operating segments is shown below.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                        2000               1999               1998
                                        ----               ----               ----
SALES TO EXTERNAL CUSTOMERS:
     Telecommunications             $ 15,658,000       $ 15,666,000       $ 17,532,000
     Electronic Components            12,392,000         10,247,000         12,568,000
                                    -------------      -------------      -------------
                                    $ 28,050,000       $ 25,913,000       $ 30,100,000
                                    =============      =============      =============
INTERSEGMENT SALES:
     Telecommunications             $         --       $         --       $     17,000
     Electronic Components                    --            279,000            635,000
                                    -------------      -------------      -------------
                                    $         --       $    279,000       $    652,000
                                    =============      =============      =============
INTEREST EXPENSE:
     Telecommunications             $    131,000       $    110,000       $     79,000
     Electronic Components               216,000             75,000            323,000
                                    -------------      -------------      -------------
                                    $    347,000       $    185,000       $    402,000
                                    =============      =============      =============
DEPRECIATION AND AMORTIZATION:
     Telecommunications             $    528,000       $    490,000       $    265,000
     Electronic Components               173,000            101,000            241,000
                                    -------------      -------------      -------------
                                    $    701,000       $    591,000       $    506,000
                                    =============      =============      =============
SEGMENT PROFITS (LOSSES):
     Telecommunications             $    344,000       $ (1,739,000)      $    363,000
     Electronic Components             3,365,000          1,168,000          2,498,000
                                    -------------      -------------      -------------
                                    $  3,709,000       $   (571,000)      $  2,861,000
                                    =============      =============      =============
SEGMENT ASSETS:
     Telecommunications             $  9,901,000       $  7,960,000       $ 10,234,000
     Electronic Components             8,876,000          5,327,000          7,321,000
                                    -------------      -------------      -------------
                                    $ 18,777,000       $ 13,287,000       $ 17,555,000
                                    =============      =============      =============

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         The following is a reconciliation of the reportable segment revenues, profit or loss and assets to the Company's consolidated totals.

                                                                    2000               1999               1998
                                                                    ----               ----               ----
Net Sales
   Total sales for reportable segments                          $ 28,050,000       $ 26,192,000       $ 30,752,000
   Elimination of intersegment sales                                      --           (279,000)          (652,000)
                                                                -------------      -------------      -------------
Total consolidated revenues                                     $ 28,050,000       $ 25,913,000       $ 30,100,000
                                                                =============      =============      =============

Profit (loss) from continuing operations
----------------------------------------
   before income taxes
   -------------------
     Total profit (loss) for reportable segments                $  3,709,000       $   (571,000)      $  2,861,000
     Unallocated amounts:
       General corporate expenses                                 (1,975,000)        (3,499,000)        (3,322,000)
                                                                -------------      -------------      -------------
Consolidated loss from continuing operations before
   income taxes                                                 $  1,734,000       $ (4,070,000)      $   (461,000)
                                                                =============      =============      =============

Assets
------
   Total assets for reportable segments                         $ 18,777,000       $ 13,287,000       $ 17,555,000
   Other assets                                                      707,000          3,202,000          2,797,000
                                                                -------------      -------------      -------------
Total consolidated assets                                       $ 19,484,000       $ 16,489,000       $ 20,352,000
                                                                =============      =============      =============

Interest Expense
----------------
   Interest expense for reportable segments                     $    347,000       $    185,000       $    402,000
   Other interest expense                                             77,000            226,000            273,000
                                                                -------------      -------------      -------------
Total interest expense                                          $    424,000       $    411,000       $    675,000
                                                                =============      =============      =============

Depreciation and Amortization
-----------------------------
Depreciation and amortization expense
   for reportable segments                                      $    701,000       $    591,000       $    506,000
   Other depreciation and amortization expense                        82,000            190,000            190,000
                                                                -------------      -------------      -------------
Total depreciation and amortization                             $    783,000       $    781,000       $    696,000
                                                                =============      =============      =============

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         A summary of the Company's net sales and identifiable assets by geographical area follows:

                               2000             1999              1998
                               ----             ----              ----
Net sales:
    United States          $13,246,000       $ 9,490,000      $12,804,000
    Japan                      941,000           658,000          706,000
    France                   9,118,000        10,958,000       11,118,000
    United Kingdom           4,745,000         4,807,000        5,472,000
                           ------------------------------------------------
                           $28,050,000       $25,913,000      $30,100,000
                           ================================================
Long-lived assets:
    United States          $   418,000       $   371,000      $   489,000
    Japan                       14,000            16,000           13,000
    France                     251,000           257,000          458,000
    United Kingdom             237,000           190,000          133,000
                           ------------------------------------------------
                           $   920,000       $   834,000      $ 1,093,000
                           ================================================

         Sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location. Net sales by geographic area have been determined based upon the country from which the product was shipped.

         No one customer accounted for more than 10% of net sales during any of the years presented.

(16)     DISCONTINUED OPERATIONS

         In October 2000, the Company decided to discontinue its circuits segment operations. At that time, the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary and XCEL Circuits Division ("XCD"), a division of XET Corporation, a wholly-owned subsidiary of the Company. During 1998 and 1999, the Company sold substantially all of the assets of two other circuits operations, HyComp and XCEL Arnold Circuits (see Note 3). XCD is essentially a captive supplier of printed circuit boards to the electronic components segment with total sales to external customers of $173,000 and $167,000 for the years ended December 31, 2000 and 1999, respectively. XCD has been retained and is now included in the electronics components segment. Accordingly, all current and prior financial information related to the circuits segment operations (XCEL Etch Tek, HyComp and XCEL Arnold) has been presented as discontinued operations in the accompanying consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         Summarized results of operations for the discontinued operations for 2000, 1999 and 1998 are as follows:

                                                         2000             1999              1998
                                                         ----             ----              ----
Net sales                                          $  2,257,000       $ 2,388,000      $ 7,161,000
                                                   ==================================================
Operating loss                                     $   (212,000)      $  (847,000)     $(1,203,000)
                                                   ==================================================
Gain (loss) on sale of discontinued operations     $   (487,000)      $   449,000      $   580,000
                                                   ==================================================

         The net assets and liabilities relating to the circuits segment have been included in net assets (liabilities) of discontinued operations in the accompanying consolidated balance sheets and are summarized as follows:

                                                       2000              1999
                                                       ----              ----
Accounts receivable                                  $       --      $  351,000
Inventories                                                  --         135,000
Other current assets                                         --         152,000
Property, plant and equipment                                --         627,000
                                                     ---------------------------
Total assets                                         $       --      $1,265,000
                                                     ===========================

Accounts payable and accrued expenses                    15,000          75,000
Long-term debt                                               --          57,000
                                                     ---------------------------
Total liabilities                                        15,000         132,000
                                                     ===========================

Net assets (liabilities) of discontinued operations  $  (15,000)     $1,133,000
                                                     ===========================

(17)     NEW ACCOUNTING PRONOUNCEMENTS

         In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was previously amended by SFAS No. 137, "Accounting For Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to fiscal years commencing after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its consolidated financial statements.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

         In March 2000, the FASB issued Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations, but may in the future due to repricing.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(18)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a summary of the quarterly operations for the years ended December 31, 2000 and 1999 (in thousands, except for per share data).

                                            PREVIOUSLY              PREVIOUSLY
                                             REPORTED    RESTATED    REPORTED    RESTATED
               2000                          MAR. 31     MAR. 31      JUNE 30     JUNE 30     SEPT. 30    DEC. 31
               ----                          -------     -------      -------     -------     --------    -------
Net Sales                                   $  6,486     $  5,860    $  7,512    $  6,828     $  6,871    $  8,491
Gross Profit                                   2,373        2,326       2,814       2,796        3,791       3,608
Income (loss) from continuing operations        (127)         (71)        206         301        1,132         341
Income (loss) from discontinued
   operations                                     --          (56)         --         (95)        (702)        154
Net income (loss)                               (127)        (127)        206         206          430         495
Income (loss) available to common
   shareholder                                  (150)        (130)        183         183          407         544
Earnings (loss) per share:
Continuing Operations
     Basic                                     (0.01)       (0.01)       0.01        0.02         0.06        0.02
     Diluted                                   (0.01)       (0.01)       0.01        0.02         0.05        0.01
Discontinued Operations
     Basic                                        --        (0.00)         --       (0.01)       (0.04)       0.01
     Diluted                                      --        (0.00)         --       (0.01)       (0.03)       0.01
Net Income (loss)
     Basic                                     (0.01)       (0.01)       0.01        0.01         0.02        0.03
     Diluted                                   (0.01)       (0.01)       0.01        0.01         0.02        0.02

                  1999
                  ----
Net Sales                                   $  7,510     $  6,677    $  6,801    $  6,319     $  6,448    $  6,469
Gross Profit                                   2,606        2,550       2,390       2,381        2,245       1,671
Loss from continuing operations                 (975)      (1,013)       (914)       (624)        (761)     (1,800)
Income (loss) from discontinued
   operations                                     --           38          --        (290)        (273)        127
Net loss                                        (975)        (975)       (914)       (914)      (1,034)     (1,673)
Loss available to common shareholder          (1,031)      (1,031)       (903)       (903)      (1,058)     (1,645)
Net income (loss) per share:
Continuing Operations
     Basic                                     (0.07)       (0.07)      (0.06)      (0.04)       (0.05)      (0.10)
     Diluted                                   (0.07)       (0.07)      (0.06)      (0.04)       (0.05)      (0.10)
Discontinued Operations
     Basic                                        --        (0.00)         --       (0.02)       (0.01)       0.01
     Diluted                                      --        (0.00)         --       (0.02)       (0.01)       0.01
Net loss
     Basic                                     (0.07)       (0.07)      (0.06)      (0.06)       (0.06)      (0.09)
     Diluted                                   (0.07)       (0.07)      (0.06)      (0.06)       (0.06)      (0.09)

         The 2000 and 1999 quarterly results of operations for the periods presented above have been restated to reflect discontinued operations resulting from the Company's decision to discontinue its Circuits segment in October 2000. (See Note 16.)


                                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                                  SCHEDULE II
                                       VALUATION AND QUALIFYING ACCOUNTS
                                 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                       Additions
                                               Balance at     Charged to   Transfers to    Deductions
                                              Beginning of    Costs and    Discontinued   Write-offs of   Balance at
                Description                       Year         Expenses      Operations      Accounts    End of Year
                -----------                       ----         --------      ----------      --------    -----------
Allowance for doubtful accounts:
     Year ended December 31, 2000                $ 191,000     $   47,000    $       --     $ (127,000)    $  111,000
     Year ended December 31, 1999                  258,000         36,000         6,000       (109,000)       191,000
     Year ended December 31, 1998                  241,000         97,000       (17,000)       (63,000)       258,000
                                                 ==========    ===========   ============   ============   ===========

Allowance for inventory obsolescence:
     Year ended December 31, 2000                1,381,000        893,000            --     (1,105,000)     1,169,000
     Year ended December 31, 1999                1,760,000      1,145,000        (1,000)    (1,523,000)     1,381,000
     Year ended December 31, 1998                1,856,000        885,000        (6,000)      (975,000)     1,760,000
                                                 ==========    ===========   ============   ============   ===========

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        March 31,   December 31,
ASSETS                                                     2001         2000
                                                        ---------    ---------
                                                       (Unaudited)
Cash and cash equivalents                               $    368     $    756
Accounts receivable - net                                  6,876        7,440
Notes receivable                                              97          130
Inventories                                                6,265        6,298
Other current assets                                         487          750
                                                        ---------    ---------
      Total current assets                                14,093       15,374
Property, plant and equipment-net                            735          809
Goodwill-net                                               2,679        2,737
Other assets                                                 536          564
                                                        ---------    ---------
                                                        $ 18,043     $ 19,484
                                                        =========    =========
LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Notes payable                                           $  3,435     $  3,661
Current portion of long-term debt                            559          614
Accounts payable                                           4,618        5,222
Accrued expenses                                           2,788        3,082
Net liability of discontinued operations                       5           15
                                                        ---------    ---------
      Total current liabilities                           11,405       12,594
Long-term debt, less current portion                         225          282
Other liabilities                                            464          542
                                                        ---------    ---------
      Total liabilities                                   12,094       13,418
Convertible redeemable preferred stock, $10,000
unit value. Authorized 200 shares; issued and
outstanding 25 shares (aggregate liquidation
preference of $250)                                          261          259

Stockholders' equity:
  Convertible Series B Preferred stock, $0.01 par
value. Authorized 10,000,000 shares; 150,000 shares
issued and outstanding                                       938          938
  Common stock, $.0033 par value. Authorized
     50,000,000 shares; 20,570,000 shares
     issued and outstanding                                   68           68
  Additional paid-in capital                              24,307       24,307
  Accumulated deficit                                    (18,672)     (18,775)
  Accumulated other comprehensive loss                      (953)        (731)
                                                        ---------    ---------
Total stockholders' equity                                 5,688        5,807
                                                        ---------    ---------
                                                        $ 18,043     $ 19,484
                                                        =========    =========

     See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
    CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                                   (UNAUDITED)

                                                           Three months ended
                                                                March 31,
                                                         ----------------------
                                                           2001          2000
                                                         --------      --------
                                                       (in thousands, except per
                                                            share amounts)
Net sales                                                $ 7,465       $ 5,860
Cost of sales                                              4,350         3,534
                                                         --------      --------
Gross profit                                               3,115         2,326
Operating expenses:
   Selling, general and administrative                     2,581         2,147
   Engineering and product development                       359           243
                                                         --------      --------
Income (loss) from operations                                175           (64)
Other income (expense):
   Interest expense                                          (93)          (96)
   Other income                                               28            96
                                                         --------      --------
Income (loss) from continuing operations
   before income taxes                                       110           (64)
Income tax expense                                             3             7
                                                         --------      --------
Income (loss) from continuing operations                     107           (71)
                                                         --------      --------
Discontinued operations:
   Loss from operations of discontinued segment               --           (56)
                                                         --------      --------
Net income (loss)                                            107          (127)
Other comprehensive income (loss):
   Foreign currency translation adjustment                  (222)          296
                                                         --------      --------
Total comprehensive income (loss)                        $  (115)      $   169
                                                         ========      ========
Earnings (loss) per share:
   Continuing operations:
     Basic                                               $  0.01       $ (0.01)
                                                         ========      ========
     Diluted                                             $  0.00       $ (0.01)
                                                         ========      ========
   Discontinued operations:
     Basic                                                    --       $ (0.00)
                                                         ========      ========
     Diluted                                                  --       $ (0.00)
                                                         ========      ========
   Net income (loss):
     Basic                                               $  0.01       $ (0.01)
                                                         ========      ========
     Diluted                                             $  0.00       $ (0.01)
                                                         ========      ========

     See accompanying notes to consolidated condensed financial statements.


                                 MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                                  (UNAUDITED)
                                                                             Three months ended
                                                                                  March 31,
                                                                            --------------------
                                                                              2001        2000
                                                                            --------    --------
                                                                               (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                        $   107     $  (127)
   Adjustments to reconcile net income (loss) to cash provided by operating activities:
               Depreciation and amortization                                     84          32
               Amortization of intangibles                                       95          66
               Provision for doubtful account                                    24          --
               Provision for obsolete/slow moving inventory                     164          --
               Gain on sale of fixed assets                                      --         (43)
               Other noncash items                                               --         122
               Net change in operating assets of discontinued operations        (10)        (87)
               Changes in operating assets and liabilities:
                     Accounts receivable                                        544       1,066
                     Inventories                                                (89)         67
                     Other assets                                               291         (20)
                     Accounts payable and accrued expenses                   (1,068)     (1,061)
                                                                            --------    --------
Cash provided by operating activities                                           142          15
                                                                            --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Net purchases of property, plant and equipment                         (38)         (6)
         Cash received for sale of DTS stock                                     --         520
         Proceeds from sale of fixed assets                                      --          43
         Cash collected on note receivable                                       33          --
                                                                            --------    --------
Cash from investing activities                                                   (5)        557
                                                                            --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Net (decrease) in notes payable and long-term debt                    (339)       (260)
         Proceeds from exercise of employee stock options                        --           8
                                                                            --------    --------
Cash (used in) financing activities                                            (339)       (252)
                                                                            --------    --------

Effect Of Exchange Rate Changes On Cash                                        (186)       (165)
                                                                            --------    --------

Net Increase (Decrease) In Cash and Cash Equivalents                           (388)        155
Cash and Cash Equivalents At Beginning Of Period                                756         480
                                                                            --------    --------

Cash and Cash Equivalents At End Of Period                                  $   368     $   635
                                                                            ========    ========

                    See accompanying notes to consolidated condensed financial statements.

                          MICROTEL INTERNATIONAL, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

         MicroTel International, Inc. (the "Company") operates through three wholly-owned subsidiaries: CXR Telcom Corporation, CXR, S.A. and XET Corporation, formerly XIT Corporation ("XET"). CXR Telcom Corporation and CXR, S.A. (collectively "CXR") design, manufacture and market electronic telecommunication test equipment and transmission and network access products. XET and its subsidiaries design, manufacture and market digital switches and power supplies. The Company conducts its operations out of various facilities in the U. S., France, England and Japan and organizes itself in two product line segments: Telecommunications and Electronic Components.

         In October 2000 the Company decided to discontinue its circuits segment operations. At that time, the circuits segment operations consisted of XCEL Etch Tek, a wholly-owned subsidiary, and XCEL Circuits division ("XCD"), a division of XET. XCEL Etch Tek was offered for sale and sold in November 2000. XCD, a captive supplier of printed circuit boards to the electronic components segment, has been retained and is now included in the electronic components segment. Accordingly, all current and prior financial information related to the circuits segment operations have been presented as discontinued operations in the accompanying consolidated condensed financial statements.

BASIS OF PRESENTATION

         The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

         The unaudited consolidated condensed financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of March 31, 2001 and December 31, 2000 and the results of operations and cash flows for the related interim periods ended March 31, 2001 and 2000. However, these results are not necessarily indicative of results for any other interim period or for the year. It is suggested that the accompanying consolidated condensed financial statements be read in conjunction with the Company's Consolidated Financial Statements included in its 2000 Annual Report on Form 10-K.

                          MICROTEL INTERNATIONAL, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(2)      EARNINGS (LOSS) PER SHARE

         The following table illustrates the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts):

                                                                      Three months ended
                                                                           March 31,
                                                                           ---------
                                                                      2001         2000
                                                                    ---------    ---------
                                                                   (in thousands, except per
                                                                         share amounts)
NUMERATOR:
Net income (loss)                                                   $    107     $   (127)

Less:  accretion of the excess of the redemption value over the
carrying value of redeemable preferred stock                              (3)         (23)
                                                                    ---------    ---------

Income (loss) attributable to common stockholders                   $    104     $   (150)
                                                                    ---------    ---------

DENOMINATOR:
Weighted average number of common shares outstanding during the
period                                                                20,570       18,174

Incremental shares from assumed conversions of warrants, options
and preferred stock                                                    3,246           --
                                                                    ---------    ---------

Adjusted weighted average shares                                      23,816       18,174
                                                                    ---------    ---------

Basic earnings (loss) per share                                     $   0.01     $  (0.01)
                                                                    =========    =========

Diluted earnings (loss) per share                                   $   0.00     $  (0.01)
                                                                    =========    =========

         The computation of diluted loss per share for the three month period ended March 31, 2000 excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company or such instruments had exercise prices greater than the average market price of the common shares during the periods presented.

(3)      INVENTORIES

         Inventories consist of the following.

                                    March 31, 2001          December 31, 2000
                                    --------------          -----------------
Raw materials                    $       2,575,000          $       2,777,000
Work-in-process                          1,926,000                  1,914,000
Finished goods                           1,764,000                  1,607,000
                                 ------------------         ------------------
                                 $       6,265,000          $       6,298,000
                                 ==================         ==================

                          MICROTEL INTERNATIONAL, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(4)      COMMITMENTS AND CONTINGENCIES

         The Company and its subsidiaries from time to time become involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability may not be predictable because of considerable uncertainties that may exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

(5)      WARRANT EXCHANGE OFFER

         During the first quarter of 2000, the Company offered to holders of warrants with an exercise price of one dollar or more and ranging as high as $3.79 the opportunity to exchange their warrants with new warrants for one half the number of shares at one half the exercise price of the original warrants. Neither the expiration dates, nor any other terms of the warrants, were changed as a result of this offer. The offer was available to all warrant holders with exercise prices of one dollar or more including Carmine T. Oliva, the Company's President and Chairman of the Board, and the two other directors. The primary reason for the offer was to reduce the quantity of shares allocated to warrants so that the Company would have sufficient authorized stock for its needs until an increase in the authorized stock could be voted on by the Company's stockholders.

         The offers and acceptances were finalized by April 24, 2000. Shares represented by warrants were reduced by 1,384,602 shares. A $123,000 expense was recorded in the first quarter of 2000 for the expense for the modification of the warrants. Based on the nature and timing of the original grant of the warrants, the expense was determined by various methods. For warrants issued to employees and directors, compensation expense was determined by the intrinsic value method and by treating the modified warrants as variable from the date of modification in accordance with APB 25 and FIN 44. For warrants issued to non-employees, compensation expense was determined in accordance with FAS 123 by calculating the difference between the fair value of the new warrant and the old warrant at the date of acceptance, with the exception of warrants initially granted pre-FAS 123, in which case the entire fair value of the new warrant was recorded as compensation expense. The estimated fair values of the old and new warrants was calculated using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 93%; a risk-free interest rate of 6.2%; and expected lives ranging from 0.1 to 5 years.

(6)      REPORTABLE SEGMENTS

         The Company has two reportable segments: Telecommunications and Electronic Components. The Telecommunications segment operates principally in the U.S. and European markets and designs, manufactures and distributes telecommunications test instruments and voice and data transmission and networking equipment. The Electronic Components segment operates in the U.S., European and Asian markets and designs, manufactures and markets primarily digital switches and power supplies.

         The Company evaluates performance based upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at prices negotiated between the individual segments.

                          MICROTEL INTERNATIONAL, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

         The Company's reportable segments are comprised of operating entities offering the same or similar products to similar customers. Each segment is managed separately because each business has different customers, design, manufacturing and marketing strategies.

         There were no differences in the basis of segmentation or in the basis of measurement of segment profit or loss from the amounts disclosed in the Company's consolidated financial statements included in its 2000 Annual Report on Form 10-K. Selected financial data for each of the Company's operating segments is shown below:

                                        Three months ended    Three months ended
                                             March 31,            March 31,
                                              2001                  2000
                                              ----                  ----
Sales to external customers:
      Telecommunications                 $    3,772,000       $      3,553,000
      Electronic Components                   3,693,000              2,307,000
                                         ---------------      -----------------
                                         $    7,465,000       $      5,860,000
                                         ===============      =================

Intersegment sales:
      Telecommunications                 $           --       $         73,000
      Electronic Components                          --                     --
                                         ---------------      -----------------
                                         $           --       $         73,000
                                         ===============      =================

Segment pretax profits (losses)
      Telecommunications                 $     (255,000)      $        (95,000)
      Electronic Components                   1,058,000                480,000
                                         ---------------      -----------------
                                         $      803,000       $        385,000
                                         ===============      =================

                                           March 31,            December 31,
                                              2001                  2000
                                              ----                  ----
Segment assets
      Telecommunications                 $    8,665,000       $      9,901,000
      Electronic Components                   8,687,000              8,876,000
                                         ---------------      -----------------
                                         $   17,352,000       $     18,777,000
                                         ===============      =================

                          MICROTEL INTERNATIONAL, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

         The following is a reconciliation of the reportable segment income and
(loss) from continuing operations and assets to the Company's consolidated totals:

                                                Three months ended      Three months ended
                                                  March 31, 2001          March 31, 2000
                                                  --------------          --------------
 Total income (loss) for reportable segments    $         803,000       $         385,000
 Unallocated amounts:
    Unallocated general corporate expenses               (696,000)               (449,000)
                                                ------------------      ------------------
 Consolidated income (loss) before
       income taxes                             $         107,000       $         (64,000)
                                                ==================      ==================

                                                 March 31,          December 31,
                                                   2000                 2000
                                                   ----                 ----
Assets
------
    Total assets for reportable segments        $17,352,000        $18,777,000
    Other assets                                    691,000            707,000
                                                ------------       ------------
 Total consolidated assets                      $18,043,000        $19,484,000
                                                ============       ============

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Members
T-COM, LLC

We have audited the accompanying balance sheet of T-COM, LLC as of December 31, 1999 and the related statements of operations, members' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T-COM, LLC at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9 and 10, the Company has sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                              /S/ BDO Seidman, LLP

Costa Mesa, California
December 4, 2000

                                   T-COM, LLC
                                 BALANCE SHEETS

                                                     December 31,     June 30,
                                                        1999            2000
                                                     ------------   ------------
                                                                    (unaudited)

ASSETS (NOTES 4, 5 AND 9) Current assets:
     Cash and cash equivalents                       $   172,427    $    26,855
     Accounts receivable                                 231,272        481,130
     Inventories (Note 2)                                653,731        796,021
     Prepaid and other current assets                      3,875          5,315
                                                     ------------   ------------
Total current assets                                   1,061,305      1,309,321
Property and equipment, net (Note 3)                     166,751        160,575
Other assets                                              16,010         16,010
                                                     ------------   ------------
                                                     $ 1,244,066    $ 1,485,906
                                                     ============   ============

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
     Accounts payable                                    166,622        334,026
     Accrued payroll and commissions (Note 7)            278,314        377,788
     Other accrued expenses                               86,420         53,339
                                                     ------------   ------------
Total current liabilities                                531,356        765,153
Line of credit (Notes 4 and 9)                           505,176        508,262
Notes payable (Notes 5 and 9)                          2,053,333      2,053,333
                                                     ------------   ------------
Total liabilities                                      3,089,865      3,326,748
                                                     ------------   ------------
Commitment and contingencies (Notes 7 and 10) Subsequent events (Notes 6 and 9) Members' deficit (Notes 6 and 9):
     Members' capital                                  3,079,230      3,553,813
     Accumulated deficit                              (4,925,029)    (5,394,655)
                                                     ------------   ------------
Total members' deficit                                (1,845,799)    (1,840,842)
                                                     ============   ============
                                                     $ 1,244,066    $ 1,485,906
                                                     ============   ============

           See report of independent certified public accountants and accompanying notes to financial statements.

                                        T-COM, LLC
                                 STATEMENTS OF OPERATIONS

                                            Year Ended         Six Months Ended
                                             December              June 30,
                                               31,        ---------------------------
                                              1999            2000           1999
                                           ------------   ------------   ------------
                                                                  (unaudited)

Net sales                                  $ 3,239,376    $ 1,430,678    $ 1,649,941
Cost of sales                                1,441,888        627,370        816,941
                                           ------------   ------------   ------------
Gross profit                                 1,797,488        803,308        833,000
Operating expenses:
     Selling, general and administrative     1,605,901        602,411        816,573
     Engineering and product development     1,001,227        524,592        531,760
     Write-down of goodwill (Note 8)         3,424,569             --             --
                                           ------------   ------------   ------------
Loss from operations                        (4,234,209)      (323,695)      (515,333)
Other income (expense):
     Interest expense                         (280,325)      (149,304)      (141,315)
     Other, net                                 14,809          8,632          9,208
                                           ------------   ------------   ------------
Loss before income taxes                    (4,499,725)      (464,367)      (647,440)
Income taxes                                    (4,000)        (5,259)        (1,685)
                                           ------------   ------------   ------------
Net loss                                   $(4,503,725)   $  (469,626)   $  (649,125)
                                           ============   ============   ============

           See report of independent certified public accountants and accompanying notes to financial statements.

                                        T-COM, LLC
                               STATEMENT OF MEMBERS' DEFICIT

                                            Members'     Accumulated
                                            Capital        Deficit          Total
                                          ------------   ------------   ------------

Balance at December 31, 1998              $ 3,025,479    $  (421,304)   $ 2,604,175
Options issued as compensation (Note 6)        53,751             --         53,751
Net loss                                           --     (4,503,725)    (4,503,725)
                                          ------------   ------------   ------------
Balance at December 31, 1999                3,079,230     (4,925,029)    (1,845,799)
Contribution                                  450,000             --        450,000
Options issued as compensation                 24,583             --         24,583
   (Note 6) (unaudited)
Net loss (unaudited)                               --       (469,626)      (469,626)
                                          ------------   ------------   ------------
Balance at June 30, 2000 (unaudited)      $ 3,553,813    $(5,394,655)   $(1,840,842)
                                          ============   ============   ============

           See report of independent certified public accountants and accompanying notes to financial statements.

                                             T-COM, LLC
                                      STATEMENTS OF CASH FLOWS

                                                                  Year Ended         Six Months Ended
                                                                   December              June 30,
                                                                      31,       ---------------------------
                                                                     1999           2000           1999
                                                                 ------------   ------------   ------------
                                                                                        (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                         $(4,503,725)   $  (469,626)   $  (649,125)
   Adjustments to reconcile net loss to cash used in operating activities:
       Depreciation and amortization                                  54,752         16,979         26,654
       Amortization of intangible assets                             123,037             --        123,037
       Provision for inventory obsolescence                            8,000         23,451          4,000
       Write-down of goodwill                                      3,424,569             --             --
       Options issued as compensation                                 53,751         24,583         28,238
   Changes in operating assets and liabilities:
     Accounts receivable                                             322,359       (249,858)       121,156
     Inventories                                                      11,288       (165,741)         6,502
     Prepaids and other assets                                        12,356         (1,440)        19,734
     Accounts payable                                                  7,983        167,404        145,706
     Accrued payroll and commissions                                 151,185         99,474         82,244
     Other accrued expenses                                          (11,733)       (33,081)       (19,016)
                                                                 ------------   ------------   ------------
Cash used in operating activities                                   (346,178)      (587,855)      (110,870)
                                                                 ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net purchases of property and equipment                           (13,585)       (10,803)        (7,544)
                                                                 ------------   ------------   ------------
Cash used in investing activities                                    (13,585)       (10,803)        (7,544)
                                                                 ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on line of credit                                   11,581          3,086          8,495
   Proceeds from sale of member units                                     --        450,000             --
                                                                 ------------   ------------   ------------

Cash provided by financing activities                                 11,581        453,086          8,495
                                                                 ------------   ------------   ------------

Net decrease in cash and cash equivalents                           (348,182)      (145,572)      (109,919)
Cash and cash equivalents at beginning of period                     520,609        172,427        520,609
                                                                 ------------   ------------   ------------
Cash and cash equivalents at end of period                       $   172,427    $    26,855    $   410,690
                                                                 ============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest                                                    $   282,447    $   123,900    $   143,437
                                                                 ============   ============   ============
     Income taxes                                                $     4,800    $     6,090    $     4,700
                                                                 ============   ============   ============

                        See report of independent certified public accountants
                            and accompanying notes to financial statements.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

T-COM, LLC (the "Company") was organized in Delaware in April 1998. The Company designs, develops, manufactures and markets telecommunications test equipment. The Company has sales throughout the United States, with sales offices in four states. According to the Company's Limited Liability Company Agreement (the "LLC Agreement"), the term of the Company has been set at approximately 20 years and will continue until December 31, 2018.

As further defined in the LLC, the Company was originally capitalized with contributions in cash to the Company as follows:

(a) Five Members contributed a total of $25,479 in exchange for 3,925,000 units. These Members are hereinafter referred to as Non-Investor Members.

(b) Fourteen Members contributed a total of $2,500,000 in exchange for 5,000,000 units. These Members are hereinafter referred to as Investor Members.

PROFIT AND LOSS ALLOCATIONS

As further defined in the LLC Agreement, net losses of the Company, as defined, shall be allocated as follows:

(a) First, until losses allocated to Investor Members equal the Investor Member's aggregate capital contributions (i) 1% to Non-Investor Members pro rata based upon their percentage interests and (ii) 99% to Investor Members, pro rata based upon their percentage interests.

(b) Next, on a pro rata basis to all Members based upon their percentage interest.

As further defined in the LLC Agreement, net profits of the Company, as defined, shall be allocated as follows:

(a) First, until the cumulative amounts of profits are equal to the cumulative allocations of previous losses, pro rata to all Members based on such previous allocations

(b) Next, on a pro rata basis to all Members based upon their percentage interest.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MEMBER DISTRIBUTIONS

As further defined in the LLC Agreement, all distributions of cash of the Company shall be distributed among the Members, as follows:

(a) First, until the capital contributions of the Investor Members have been returned, the Company will distribute 47% of the estimated annual profits, as defined, to each Non-Investor Member, on a pro rata basis based upon their percentage interest.

(b) Next, until capital contributions of the Investor Members have been returned, on a pro rata basis based upon their percentage interest until the amount of all distributions in (a) and (b) results in all distributions being in accordance with the percentage interests of the Non-Investor and Investor Members.

(c) Next, to all Members on a pro rata basis based upon the aggregate of their unreturned capital contributions, until such amount has been returned to zero.

(d) Next, to all Members on a pro rata basis based upon their percentage interest.

In connection with the December 1998 investment (Note 6) by Investor Members (the "1998 Investor Members"), the 1998 Investor Members will receive a preferred return of $500,000 prior to (b) above.

In connection with the January 2000 investment (Note 6) by Investor Members (the "2000 Investor Members"), the 2000 Investor Members will receive a preferred return of $1,350,000 prior to all of the distributions noted above.

The LLC agreement was amended in September 2000 (Note 9).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets ranging from 3 to 5 years. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 8.

REVENUE RECOGNITION

Revenues are recorded when products are shipped. All sales are made under the terms of FOB shipping point.

PRODUCT WARRANTIES

The Company provides warranties for certain of its products for periods of generally one or two years. Estimated warranty expense is recognized at the time of the sale.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was approximately $43,000, $30,000 (unaudited) and $22,000 (unaudited) for the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

INCOME TAXES

The Company has been organized as a Limited Liability Company ("LLC"). Accordingly, the Company has not provided for Federal income taxes since the liability is that of the individual members. The Company is subject to a nominal amount of state income taxes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1999 and June 30, 2000, the fair value of all financial instruments approximated carrying value.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its line of credit and note payable approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has not experienced significant write-offs or bad debt and actual credit losses are provided for in the financial statements and consistently have been within management's expectations.

The Company had sales to one customer which represented approximately 10% of net sales for the year ended December 31, 1999. The accounts receivable balance from this and one other customer was approximately 22% and 12%, respectively of the Company's accounts receivable at December 31, 1999.

COMPREHENSIVE INCOME

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company had no comprehensive income items to report for all periods presented.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT INFORMATION

The Company follows the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires that companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial statements. The Company operates solely in one operating segment; the design, development, manufacture and sale of telecommunications test equipment.

INTERIM FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of June 30, 2000, and the results of operations and cash flows for the six months ended June 30, 2000 and 1999. The results of operations for the six months ended June 30, 2000 and 1999, are not necessarily indicative of the results to be expected for the full year.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collective referred to as derivatives), and for hedging activities. SFAS No 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its financial statements.

In April 1998, the American Institute of Certified Public Accountants issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(2)      INVENTORIES

Inventories are summarized as follows:
                                                   December 31,      June 30,
                                                      1999             2000
                                                   ------------    ------------
                                                                   (unaudited)
Raw materials                                      $   115,767     $   194,035
Work-in-process                                        176,164         255,731
Finished goods                                         361,800         346,255
                                                   ------------    ------------
                                                   $   653,731     $   796,021
                                                   ============    ============

(3)      PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
                                                   December 31,      June 30,
                                                      1999             2000
                                                   ------------    ------------
                                                                   (unaudited)
Computers and software                             $   176,181     $   187,003
Machinery and equipment                                 99,350          99,350
                                                   ------------    ------------
                                                       275,531         286,353
Accumulated depreciation                              (108,780)       (125,778)
                                                   ------------    ------------
                                                   $   166,751     $   160,575
                                                   ============    ============

(4)      LINE OF CREDIT

         The Company has a line of credit with a bank. The credit line is collateralized by substantially all assets of the Company, bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2% and is payable on demand. Borrowings are based upon the lesser of $800,000 or 80% of eligible accounts receivable and 40% of net inventory, as defined.

         The line of credit originally expired in June 1999 but was extended to January 2000 and then again to April 2000. The line of credit requires maintenance of certain financial ratios and contains other restrictive covenants. The Company was not in compliance with certain of such covenants throughout 1999 and 2000. In connection with the extensions, the covenant violations were waived through the extension periods. However, no additional borrowings were available and the Company was required to paydown a portion of the debt with a portion of any net income, as defined during the extension period. No such paydowns occurred due to continuing losses. In September 2000, the obligation under the line of credit and note payable (Note 5) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the line of credit has been classified as a long-term liability on the accompanying balance sheets.

(5)      NOTE PAYABLE

The note payable relates to a $2,200,000 note payable to bank with an outstanding balance of $2,053,333 at December 31, 1999 and June 30, 2000 (unaudited). The note bears interest at the bank's prime rate (8.5% at December 31, 1999) plus 2.5%. The note is collateralized by substantially all assets of

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

the Company and is payable in monthly principal installments of approximately $37,000, plus interest through maturity in June 2002. As a result of the Company's non-compliance with certain financial covenants and as the Company was unable to make the required monthly payments in 1999 and 2000, the note is due on demand. In September 2000, the obligation under the note and line of credit (Note 4) was forgiven by the bank in exchange for a 33% interest in the Company (Note 9). Due to the transaction described in Note 9, the entire balance under the note payable has been classified as a long-term liability on the accompanying balance sheets.

(6)      MEMBERS' DEFICIT

CONTRIBUTIONS

In December 1998, a contribution of $500,000 was made by Investor Members in exchange for 4,651,515 units.

As of December 31, 2000, a total of 13,576,515 units were outstanding.

In January 2000, a contribution of $450,000 was made by Investor Members in exchange for a $1,350,000 preferred return.

VOTING RIGHTS

Investor Members shall have the right to vote only upon certain significant matters, including any amendments to the original LLC Agreement, admission of a new Member or dissolution of the Company.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(6)      MEMBERS' DEFICIT (CONTINUED)

OPTIONS

The Company's LLC Agreement includes a provision to issue an additional 1,000,000 units to key employees. The Company has chosen to issue options underlying these units instead of issuing the units outright. A summary of the option activity is as follows:


                                            December 31, 1999        June 30, 2000
                                         ----------------------  ----------------------
                                                      Weighted                Weighted
                                                       Average                 Average
                                                      Exercise                Exercise
                                           Units        Price      Units       Price
                                         ----------  ----------  ----------  ----------
                                                                      (unaudited)
Outstanding,
   beginning of period                     752,970   $  0.0977     834,970   $  0.0886
Granted                                    300,000      0.0052      75,000      0.0052
Cancelled                                 (218,000)     0.0052          --          --
                                         ----------  ----------  ----------  ----------
Outstanding,
   end of period                           834,970   $  0.0886     909,970   $  0.0830
                                         ==========  ==========  ==========  ==========
Options exercisable
   at period-end                           410,970                 487,470
                                         ==========              ==========
Weighted-average fair value of
   options granted during period                     $  0.3158               $  0.1031
                                                     ==========              ==========

Information relating to options at December 31, 1999 summarized by exercise price is as follows:

                            Options Outstanding              Options Exercisable
                    -------------------------------------   --------------------
                                               Weighted                Weighted
                                                Average                 Average
   Exercise Price                              Exercise                Exercise
      Per Unit       Units     Life (Years)      Price       Units       Price
   --------------   --------   ------------   -----------   --------   ---------

   $    0.0052      538,000       4.13        $   0.0052    114,000    $ 0.0052
        0.1075      196,970       6.00            0.1075    196,970      0.1075
        0.5000      100,000       5.41            0.5000    100,000      0.5000
   --------------   --------      ----        -----------   --------   ---------
   $    0.0052
   to   0.5000      834,970       4.73        $   0.0886    410,970    $ 0.2849
   ==============   ========      ====        ===========   ========   =========

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(6)      MEMBERS' DEFICIT (CONTINUED)

During the year ended December 31, 1999 and the six months ended June 30, 2000 and 1999, the Company recognized compensation expense of approximately $54,000, $25,000 (unaudited) and $28,000 (unaudited), respectively related to options issued.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if such compensation cost for the Company's options had been determined in accordance with the fair value of each option at the grant date by using the present value approach with the following assumptions for grants in 1999: 0% dividend yield; a risk free interest rate of 5.5%; and expected lives of 2 years.

Under the accounting provisions of SFAS 123 the Company's net loss for the year ended December 31, 1999 would have been decreased to the pro forma amount indicated below:

                   As reported                     $(4,503,725)
                   Pro forma                       $(4,503,801)

(7)      COMMITMENTS AND CONTINGENCIES

LEASES

The Company conducts most of its operations from a leased facility under an operating lease which expires in December 2000. The Company also has an operating lease for a phone system which expires in August 2003. Total rent expense for the year ended December 31, 1999 was approximately $69,000. Total rent expense for the six months ended June 30, 2000 and 1999 was approximately $53,000 (unaudited) and $103,000 (unaudited), respectively.

The future minimum rental payments required under the two operating leases are as follows:

                  Year Ending December 31,                             Amount
                  ------------------------                           -----------

                            2000                                     $   49,725
                            2001                                          2,939
                            2002                                          2,939
                            2003                                          1,714
                            2004                                             --
                                                                     -----------
                                                                      $   57,317
                                                                     ===========

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(7)      COMMITMENTS AND CONTINGENCIES (CONTINUED)

EMPLOYMENT AGREEMENT

The Limited Liability Company Agreement includes a commitment to pay a Non-Investor Member $150,000 per year as compensation for services as an employee of the Company. As of December 31, 1999 and June 30, 2000, the Company has approximately $174,000 and $255,000 (unaudited), respectively, accrued related to this commitment. Such amount has been included in accrued payroll and commissions on the accompanying balance sheets.

LITIGATION

The Company is, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's financial position, results of operations or cash flows.

EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan ("401(k) Plan") covering the majority of its employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to the plan by the Company, if any, is discretionary. The Company made no contributions to the 401(k) Plan during the year ended December 31, 1999 or the six months ended June 30, 2000 (unaudited) and 1999 (unaudited), respectively.

(8)      NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL

The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support recorded goodwill. During 1999, due to a significant decrease in sales, declines in profit margins and continuing operating losses, the Company wrote-off the carrying value of goodwill originating with a June 1998 acquisition. This write-down totaled $3,424,569 and was charged to operations.

The Company was previously amortizing the goodwill over 15 years using the straight-line basis. The statement of operations for the year ended December 31, 1999 and the six months ended June 30, 1999 (unaudited) each includes approximately $123,000 of goodwill amortization prior to the write-off.

(9)      SUBSEQUENT EVENTS

In September 2000, the Company amended its LLC Agreement (the "Amendment") and concurrently completed the sale of substantially all of its assets and certain of its liabilities to MicroTel International, Inc. ("MicroTel"), effective August 1, 2000.

In accordance with the terms of the sales agreement with MicroTel, the Company received 150,000 Series B Convertible Shares (the "Series B") of MicroTel. Series B have a liquidation preference of $6.40, are convertible into common stock of MicroTel at a rate of 10 common shares per Series B and are convertible in 3 equal lots of 50,000 at six, twelve and eighteen months after the closing of the sale. The Series B have no dividend rights. In addition, the Company received warrants to purchase 250,000 common shares of MicroTel for $1.25 per share, which are exercisable for twenty-four months. The sale excluded any obligations under the line of credit (Note 4), note payable (Note 5) and Non-Investor Member payroll accrual (Note 7).

The Company has determined the fair value of the proceeds received and net assets sold to be approximately equal in value. As such, no significant gain or loss is expected to be recorded in connection with this sale. The warrants were valued using a Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of 95%; risk-free interest rate of 6%; and an expected life of two years.

In accordance with the Amendment, the percentage interest of the Company was amended to:

     o 33% allocated to the Non-Investor Members as a group,
     o 33% allocated to the Investor Members as a group,
     o 33% to a bank.

The 33% interest and $25,000 was allocated to a bank in exchange for the forgiveness of the line of credit (Note 4) and note payable (Note 5). Outstanding principal and interest under the line of credit and note payable totaled $2,620,025 as of the date of exchange. As the only remaining significant assets of the Company will be the proceeds received on the sale to MicroTel, the Company will record debt forgiveness of approximately $2.2 million (unaudited) for the difference between the balance of the debt of $2,620,025 and the bank's interest in the proceeds received in September 2000.

The Amendment includes a provision that a Non-Investor Member will forgive his rights to the accrued payroll liability ($207,907 as of the date of the Amendment). The Amendment also redefines the purpose of the Company from designing, developing and selling telecommunications test equipment to holding the MicroTel Series B and warrants for investment.

                                   T-COM, LLC
                          NOTES TO FINANCIAL STATEMENTS

(10)     GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred significant operating losses and negative cash flows from operations during the year ended December 31, 1999. As discussed in Notes 9, the Company sold substantially all of its assets and certain liabilities and essentially remains as a holding company for certain equity investments. The Company does not expect to generate any future operating revenues subsequent to September 2000 but will continue to incur certain administrative expenses. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company expects to be able to fund the limited administrative expenses through the remaining cash not sold as part of the transaction detailed in Note 9 and possible additional member contributions. While the Company is unsure as to the future distribution of any remaining assets, the MicroTel Series B Preferred Shares and warrants can not be fully distributed to the Members until March 2002.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

The Unaudited Pro Forma Condensed Combined Financial information reflects financial information which gives effect to MicroTel International, Inc.'s ("MicroTel" or the "Company") acquisition (the "Acquisition") of substantially all of the assets and certain liabilities of T-COM, Inc. ("T-COM"), which provided for the issuance of 150,000 shares of MicroTel Series B Preferred Stock and 250,000 MicroTel warrants. The acquisition closed on September 22, 2000. The Pro Forma Financial Information included herein reflects the use of the purchase method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. The aggregate value of the consideration given was approximately $1,000,000. The fair value of the net assets acquired was approximately $635,000, resulting in goodwill of approximately $365,000. Such financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of MicroTel and T-COM.

The Pro Forma Condensed Combined Statements of Operations gives effect to the Acquisition as if it had occurred at the beginning of the earliest period presented, combining the results of MicroTel for the year ended December 31, 2000 with those of T-COM for the seven months ended July 31, 2000 as the acquisition was effective August 1, 2000.

The Pro Forma Condensed Combined Statements of Operations presented do not include any potential cost savings. The Company believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplications of overhead. However, there can be no assurance that the Company will be successful in effecting any such cost savings.

The Pro Forma Condensed Combined Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods. A pro forma balance sheet has not been provided herein as the Acquisition has been reflected in the Company's December 31, 2000 balance sheet on Form 10-K filed on April 2, 2001.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                           Pro Forma
Year Ended December 31, 2000                       MicroTel            T-COM          Adjustments          Combined
                                                  -----------         --------        -----------          ---------
                                                      (a)               (b)
Net sales                                         $   28,050          $ 1,630         $       --           $ 29,680
Cost of sales                                         15,529              700                 --             16,229
                                                  -----------         --------        -----------          ---------
Gross profit                                          12,521              930                 --             13,451
Operating expenses:
   Selling, general and administrative                 9,827              664                 27(c)          10,518
   Engineering and product development                 1,167              547                 --              1,714
                                                  -----------         --------        -----------          ---------
Income (loss) from operations                          1,527             (281)               (27)             1,219
Other income (expense):
   Interest expense                                     (424)            (149)                --               (573)
   Other, net                                            631                9                 --                640
                                                  -----------         --------        -----------          ---------
Income (loss) from continuing operations
   before income taxes                                 1,734             (421)               (27)             1,286
Income taxes                                              31                6                 (6)(d)             31
                                                  -----------         --------        -----------          ---------
Income (loss) from continuing operations          $    1,703          $  (427)        $      (21)          $  1,255
                                                  ===========         ========        ===========          =========

Earnings per share from continuing operations:
     Basic                                        $     0.09                                               $   0.06
                                                  ===========                                              =========
     Diluted                                      $     0.07                                               $   0.05
                                                  ===========                                              =========

Weighted average shares outstanding:
     Basic                                            19,504                                                 19,504
                                                  ===========                                              =========
     Diluted                                          23,904                                                 23,904
                                                  ===========                                              =========

--------------
(a) The operating results of MicroTel have been reclassified to reflect the effect of MicroTel's decision, in October 2000, to discontinue their circuits segment.

(b) The acquisition of T-Com was effective August 1, 2000. Accordingly, the T-Com activity presented is from January 1, 2000 through July 31, 2000 only.

(c) To record full year of goodwill amortization related to acquisition of T-Com.

(d) To eliminate T-COM state income tax expense related to Limited Liability Company tax status.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Members
T-COM, LLC
Mountain View, California

We have audited the accompanying balance sheet of T-COM, LLC (A Delaware Limited Liability Company) as of December 31, 1998, and the related statements of income and expense, members' equity, and cash flows for the period from June 1, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of T-COM, LLC as of December 31, 1998, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The schedules of cost of goods sold and general and administrative expense are presented for the purpose of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                               /S/ Ireland San Filippo, LLP

February 4, 1999

                                   T-COM, LLC
                                   ----------
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS
                                     ------

Current assets:
    Cash and cash equivalents                                        $  520,609
    Accounts receivable                                                 553,631
    Inventories                                                         673,019
    Prepaid expenses                                                      6,210
                                                                     -----------
    Total current assets                                              1,753,469
                                                                     -----------

Fixed assets:
    Computers                                                           154,913
    Software                                                              7,664
    Equipment                                                            36,443
    Furniture and fixtures                                               62,927
                                                                     -----------
                                                                         261,947
    Less accumulated depreciation                                        54,028
                                                                     -----------
                                                                         207,919
                                                                     -----------

Other assets:
    Deposits                                                             26,031
    Goodwill, net of amortization of $143,545                         3,547,606
                                                                     -----------
                                                                       3,573,637
                                                                     -----------
                                                                      $5,535,025
                                                                     ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                         LIABILITIES AND MEMBERS' EQUITY
                         -------------------------------

Current liabilities:
   Note payable                                                      $   90,000
   Line of credit                                                       493,595
   Accounts payable                                                     158,638
   Accrued expenses:
     Salaries and commissions                                           103,099
     Payroll and sales taxes                                             24,030
     Other                                                               44,355
     Warranty reserve                                                    50,000
     Income taxes                                                         3,800
                                                                     -----------

Total current liabilities                                               967,517

Long-term liability:
   Note payable                                                       1,963,333
                                                                     -----------

     Total liabilities                                                2,930,850
                                                                     -----------

Commitment

Members' equity                                                       2,604,175
                                                                     -----------
                                                                      $5,535,025
                                                                     ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                     STATEMENT OF INCOME AND EXPENSE FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Sales                                                               $ 1,978,534

Costs of goods sold                                                     695,726
                                                                    ------------

Gross profit                                                          1,282,808

General and administrative expense                                    1,560,987
                                                                    ------------

Loss from operations                                                   (278,179)
                                                                    ------------

Other income and (expense):
   Interest expense                                                    (139,865)
   Interest income                                                          540
                                                                    ------------
                                                                       (139,325)
                                                                    ------------

Loss before provision for income taxes                                 (417,504)

Provision for income taxes, all current                                   3,800
                                                                    ------------

Net loss                                                            $  (421,304)
                                                                    ============

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                      STATEMENT OF MEMBERS' EQUITY FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Balance, beginning of period                                        $        --

     Member contributions                                             3,025,479

     Net loss                                                          (421,304)
                                                                    ------------

Balance, end of period                                              $ 2,604,175
                                                                    ============

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                             STATEMENT OF CASH FLOWS
            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Cash flows from operating activities:
   Net loss                                                         $  (421,304)
   Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization 197,573
     Decrease (increase) in operating assets:
       Accounts receivable                                              (18,486)
       Inventories                                                      172,599
       Prepaid expenses                                                  (6,210)
     Increase (decrease) in operating liabilities:
       Accounts payable                                                 102,277
       Accrued expenses                                                 (53,979)
       Income taxes payable                                               3,800
                                                                    ------------

Net cash used by operating activities                                   (23,731)
                                                                    ------------

Cash flows from investing activities:
Payment for acquisition of business                                  (5,000,000)
Deposits                                                                (26,031)
Acquisition of fixed assets                                              (2,036)
                                                                    ------------

Net cash used by investing activities                                (5,028,067)
                                                                    ------------

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                       STATEMENT OF CASH FLOWS (CONTINUED)
            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Cash flows from financing activities:
   Proceeds from note payable                                       $ 2,200,000
   Proceeds from line of credit, net                                    493,595
   Principal payments on note payable                                  (146,667)
   Proceeds from members' capital                                     3,025,479
                                                                    ------------

Net cash provided by financing activities                             5,572,407
                                                                    ------------

Increase in cash and cash equivalents                                   520,609

Cash and cash equivalents, beginning of period                               --
                                                                    ------------

Cash and cash equivalents, end of period                            $   520,609
                                                                    ============

                Supplemental disclosure of cash flow information
                ------------------------------------------------

Cash paid during the period for:
   Interest                                                         $   137,743
   Income taxes                                                              --

 The accompanying footnotes are an integral part of these financial statements.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 1 - ORGANIZATION AND OPERATIONS:
-------------------------------------

T-Com, LLC (the "Company"), a Delaware corporation formed on June 1, 1998, designs, develops, manufactures, and markets telecommunications test equipment for telephony applications. The Company has sales nationwide with locations in four states, and manufacturer's representatives in other states. The term of the Company has been set at approximately 20 years and will continue until December 31, 2018.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
----------------------------------------------------

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK - The Company has cash on deposit with a federally insured bank in excess of the $100,000 maximum amount insured by the Federal Deposit Insurance Corporation.

ACCOUNTS RECEIVABLE - The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining allowances for potential credit losses which, when realized, have been within management's expectations. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

INVENTORIES - Inventories are stated at the lower of cost or market with cost being determined on the first-in, first out (FIFO) method.

FIXED ASSETS - Fixed assets are stated at cost and depreciated over their estimated useful lives using accelerated methods for both financial and income tax reporting purposes.

INTANGIBLE ASSETS - On June 1, 1998, the Company purchased substantially all of the assets of T-COM Corporation for $5,000,000. The company recorded $3,691,151 of goodwill as part of the acquisition. Goodwill is being amortized over 15 years using the straight-line method.

INCOME TAXES - The Company has been organized as a Limited Liability Company ("LLC"). As such, the Company pays no federal income taxes but is taxed at the state level using the statutory rates in effect for an LLC. Additionally, the members are individually taxed on their proportionate share of the Company's taxable income.

ADVERTISING - Advertising costs are charged to operations as they are incurred. Advertising expense for the period ended December 31, 1998 was approximately $93,000.

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 3 - INVENTORIES:
---------------------

Inventories at December 31, 1998 consisted of the following:

        Raw materials                                                $  194,038
        Work in process                                                 103,258
        Finished goods                                                  375,723
                                                                     -----------
                                                                      $  673,019
                                                                     ===========

NOTE 4 - LINE OF CREDIT:
------------------------

The Company has a line of credit agreement, expiring in June 1999, with Imperial Bank. Borrowings under the agreement are secured by substantially all assets of the Company, bear interest at the bank's index rate plus 2.0% (9.75% at December 31, 1998), and are limited to the lesser of $800,000 or 80% of eligible accounts receivable and 40% of net inventory.

The agreement requires the Company to comply with various financial covenants. At December 31, 1998, the Company was not in compliance with the cash flow coverage ratio. Subsequent to year-end, the Company has obtained a forbearance agreement from the bank which provides that the bank will not require immediate payment in full.

NOTE 5 - NOTE PAYABLE:
----------------------

At December 31, 1998, note payable consisted of the following:

         Imperial Bank; secured by substantially all assets          $2,053,333

         Less current portion                                           (90,000)
                                                                     -----------

                                                                      $1,963,333
                                                                     ===========

At December 31, 1998, future principal payments are due as follows:

                                            Year Ending
                                            December 31,                Amount
                                            ------------             -----------
                                                1999                 $   90,000
                                                2000                    440,000
                                                2001                    440,000
                                                2002                  1,083,333
                                                                     -----------
                                                                      $2,053,333
                                                                     ===========

                                   T-COM, LLC
                                   ----------
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 5 - NOTE PAYABLE (CONTINUED):
----------------------------------

The note payable requires the Company to comply with various financial covenants. At December 31, 1998, the Company was not in compliance with the cash flow coverage ratio. Subsequent to year-end the Company obtained a forbearance agreement from the bank, expiring on January 5, 2000, which provides that the bank will not require immediate payment in full. The forbearance agreement requires that the Company make future monthly interest payments at the bank's index rate plus 2.5% (10.25% at December 31, 1998) and principal payments based on quarterly net earnings. Subsequent to January 5, 2000, the note calls for monthly principal installments of $36,667, plus annual interest at the bank's index rate plus 2.5% per annum through June 2002.

NOTE 6 - EMPLOYEE BENEFIT PLANS:
--------------------------------

401(k) PROFIT SHARING PLAN - The Company has a 401(k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions. The Company made matching contributions of approximately $6,000 during the period ended December 31, 1998.

NOTE 7 - COMMITMENT:
--------------------

The Company has entered into a long-term, non-cancelable operating lease agreement for its facility. The lease currently requires monthly payments of approximately $16,900 and expires in September 2003. Rent expense paid under this lease for the period ended December 31, 1998, was approximately $87,000.

Future minimum annual lease payments required under this agreement are as follows:

                                   Year Ending
                                   December 31,                   Building
                                   ------------                 ------------
                                       1999                     $   204,309
                                       2000                         212,482
                                       2001                         220,981
                                       2002                         229,820
                                       2003                         177,485
                                                                ------------
                                                                $ 1,045,077
                                                                ============

                                   T-COM, LLC
                                   ----------
                     SCHEDULE OF COST OF GOODS SOLD FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Beginning inventory                                                  $  845,618
Material                                                                317,603
Labor                                                                   188,031
Payroll taxes                                                            14,963
Supplies                                                                    721
Equipment rental                                                            686
Travel                                                                      504
Education                                                                   420
Postage                                                                     199
                                                                     -----------

                                                                       1,368,745
Less ending inventory                                                   673,019
                                                                     -----------
                                                                     $   695,726
                                                                     ===========

                                   T-COM, LLC
                                   ----------
             SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSE FOR THE
        PERIOD FROM JUNE 1, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Salaries                                                             $  676,884
Commissions                                                             110,741
Payroll taxes                                                            42,273
Amortization                                                            143,545
Consultants                                                              93,908
Advertising                                                              92,965
Rent                                                                     87,434
Travel                                                                   63,032
Depreciation                                                             54,028
Insurance                                                                44,541
Recruiting                                                               38,238
Telephone and utilities                                                  28,898
Legal and accounting                                                     21,164
Office expense                                                           14,619
Meals and entertainment                                                  10,742
Outside services                                                          7,401
Education and training                                                    6,408
Trade shows                                                               6,117
Employee benefits                                                         5,676
Taxes and licenses                                                        4,749
Equipment rental                                                          3,375
Postage and freight                                                       3,075
Small tools and supplies                                                  1,099
Repairs and maintenance                                                      75
                                                                     -----------
                                                                      $1,560,987
                                                                     ===========